CONFORMED VERSION

Exhibit 10.1

CREDIT AGREEMENT

dated as of October 31, 2006

among

VERIFONE INTERMEDIATE HOLDINGS, INC.,

VERIFONE, INC.,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an L/C Issuer and Swing Line Lender,

BANK LEUMI USA and WELLS FARGO BANK, N.A.,
as Co-Documentation Agents,

and

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent

J.P. MORGAN SECURITIES INC.
LEHMAN BROTHERS INC.
as Joint Lead Arrangers and Joint Book Managers

Table of Contents*

*                    The Table of Contents is not part of the Credit Agreement.

Schedules:

Schedule 1.01A	—	Consolidated EBITDA
Schedule 1.01B	—	Refinanced Agreements
Schedule 2.01		Lenders and Commitments
Schedule 5.05	—	Certain Acquisitions
Schedule 5.06	—	Litigation
Schedule 5.12	—	ERISA
Schedule 5.13	—	Subsidiaries
Schedule 5.16	—	Compliance with Law
Schedule 5.17	—	Intellectual Property
Schedule 5.22	—	Ownership
Schedule 5.23	—	Broker’s Fees
Schedule 7.01	—	Indebtedness
Schedule 7.02	—	Existing Liens
Schedule 7.06	—	Existing Investments
Schedule 10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits:

Exhibit A-1	—	Form of Notice of Borrowing
Exhibit A-2	—	Form of Notice of Extension/Conversion
Exhibit A-3	—	Form of Letter of Credit Request
Exhibit A-4	—	Form of Swing Line Loan Request

Exhibit B-1	—	Form of Revolving Note
Exhibit B-2	—	Form of Term B Note
Exhibit B-3	—	Form of Swing Line Note

Exhibit C	—	Form of Assignment and Assumption

Exhibit D	—	Form of Compliance Certificate

Exhibit E	—	Form of Opinion of Counsel for the Borrower and the Other Loan Parties

Exhibit F	—	Form of Guaranty

Exhibit G-1	—	Form of Security Agreement
Exhibit G-2	—	Form of Pledge Agreement
Exhibit G-3	—	Form of Perfection Certificate

Exhibit H	—	Form of Intercompany Note

Exhibit I	—	Form of Intercompany Note Subordination Provisions

Exhibit J	—	Form of Loan Party Accession Agreement

v

CREDIT AGREEMENT

This Credit Agreement is entered into as of October 31, 2006 among VERIFONE INTERMEDIATE HOLDINGS, INC., a Delaware corporation (“Holdings”), VERIFONE, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders, as Swing Line Lender and as an L/C Issuer, BANK LEUMI USA AND WELLS FARGO BANK, N.A., as Co-Documentation Agents, and LEHMAN COMMERCIAL PAPER INC., as Syndication Agent.

Holdings and the Borrower have requested that the Lenders extend credit in the form of (i) Term B Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning assigned thereto in Article I) in an aggregate principal amount not in excess of $500,000,000 and (ii) Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $40,000,000 (including Swing Line Loans in an aggregate principal amount at any time outstanding not in excess of $20,000,000 and Letters of Credit in an aggregate face amount at any time outstanding not in excess of $20,000,000).  In addition, the Borrower may request a Facilities Increase in the aggregate amount of Term B Loans and Revolving Commitments pursuant to Section 2.10(a) from time to time after the Closing Date in an aggregate amount not to exceed $200,000,000.

The Term B Loans will be advanced in two drawings, the proceeds of which will be used (i) to repay the outstanding principal and all other amounts due pursuant to the Credit Agreement dated as of June 30, 2004, as amended as of March 23, 2005 and September 7, 2005, among the Borrower, Holdings, the Lenders (as defined therein) from time to time party thereto, Bank of America, N.A., as Administrative Agent, Senior Collateral Agent, Second Lien Collateral Agent, L/C Issuer and Swing Line Lender, Credit Suisse First Boston, Cayman Islands Branch, as Syndication Agent, and Wells Fargo Bank, N.A., as Documentation Agent (the “Existing Credit Agreement”), (ii) to pay or provide for the payment of Transaction costs and (iii) to fund the cash consideration payable in connection with the merger of Lion Acquisitions Ltd., an Israeli corporation and a direct Wholly-Owned Subsidiary of the Borrower (“Merger Sub”), pursuant to the Merger Documents through which the Borrower intends to acquire Lipman with Lipman surviving as a direct Wholly-Owned Subsidiary of the Borrower, and to repay outstanding indebtedness of Lipman under the Refinanced Agreements.

The Lenders and the L/C Issuers are willing to make the requested credit facilities available on the terms and conditions set forth herein.  Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accession Agreement” means a Loan Party Accession Agreement, substantially in the form of Exhibit J hereto, executed and delivered by an Additional Subsidiary Guarantor after the Closing Date in accordance with Section 6.12(a) or (d).

“Additional Collateral Documents” has the meaning specified in Section 6.12(b).

“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12.

“Adjusted Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same Group, the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means JPMCB in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, a Co-Documentation Agent, the Syndication Agent or the Collateral Agent and any successors and assigns in such capacity appointed in accordance with Section 9.09, and “Agents” means any two or more of them.

“Agent-Related Persons” means the Administrative Agent and the Collateral Agent, together with their respective Affiliates (including, in the case of JPMCB in its capacity as the Administrative Agent, J.P. Morgan Securities Inc.), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money-laundering, including, without limitation, (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (ii) the U.S. Patriot Act, (iii) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq., (iv) the Bank Secrecy Act, (v) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and (vi) any related rules and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control or any other Governmental Authority, in each case as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Applicable Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Applicable Margin” means a percentage per annum equal to:

(a)           With respect to Revolving Loans, (i) until delivery of the Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) for the first fiscal quarter of Parent Holdings ending after the Closing Date, 1.50% if such Loans are Eurodollar Loans and 0.50% if such Loans are Base Rate Loans and (ii) thereafter, the following percentages based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Margin for Revolving Loans
Pricing Level	Total Leverage Ratio	Eurodollar Rate	Base Rate
1	≥ 3.00:1	1.500%	0.500%
2	< 3.00:1 but ≥ 2.50:1	1.375%	0.375%
3	< 2.50:1	1.250%	0.250%

(b)           With respect to Term B Loans, 1.75% if such Loans are Eurodollar Loans and 0.75% if such Loans are Base Rate Loans.

(c)           With respect to (i) the Commitment Fee to be paid pursuant to Section 2.11(a) and (ii) the Standby Letter of Credit Fee and the Trade Letter of Credit Fee (each an “L/C Fee”) to be paid pursuant to Section 2.11(b), in each case (A) until delivery of the Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) for the first fiscal quarter of Parent Holdings ending after the Closing Date, the Commitment Fee shall be 0.375% per annum and each L/C Fee shall be 1.50% per annum and (B) thereafter, the following percentages per annum based upon the Total Leverage Ratio as set forth below:

Commitment Fee and L/C Fee
Pricing Level	Total Leverage Ratio	Commitment Fee	L/C Fee
1	≥ 3.00:1	0.375%	1.500%
2	< 3.00:1 but ≥ 2.50:1	0.350%	1.375%
3	< 2.50:1	0.300%	1.250%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that (i) at the option of the Administrative Agent or the Required Revolving Lenders, Pricing Level 1 (with respect to Revolving Credit Loans, the Commitment Fee and the L/C Fee) shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing otherwise determined in accordance with this definition shall apply) and (ii) if the Total Leverage Ratio as set forth in a Compliance Certificate delivered pursuant to Section 6.02(b) is determined to have been incorrect, then the Applicable Margin for the relevant period shall be adjusted retroactively to reflect the pricing which would have been applied in accordance with this definition for such period based on the corrected Total Leverage Ratio for the relevant period, and any additional interest or fees owing as a result of such readjustment shall be payable on demand.

“Approved Fund” has the meaning specified in Section 10.07(g).

“Asset Disposition” means any sale, (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), lease, transfer or other disposition (including any such transaction involving a transfer of assets effected by way of merger or consolidation and including any sale or other disposition by any Group Company of Equity Interests in one or more of its Subsidiaries, but excluding any sale or other disposition by way of Casualty or Condemnation) by any Group Company of any asset.  For avoidance of doubt, an Equity Issuance by any Person shall not constitute an Asset Disposition.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit C hereto.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, at any date, (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet as Indebtedness of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet as Indebtedness of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (B) the fair market value of the assets subject to such transaction.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent Holdings and its Consolidated Subsidiaries for the fiscal year ended October 31, 2005 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent Holdings and its Consolidated Subsidiaries, including the notes thereto, included in Parent Holdings’ Annual Report on Form 10-K for the year ended October 31, 2005, filed with the SEC.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.05(c).

“Availability Period” means (i) in respect of the Revolving Commitments, the period from and including the Closing Date to the earliest of (A) the Revolving Termination Date, (B) the time of the termination of the Revolving Commitments pursuant to Section 2.10 and (C) the time of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers issue, extend or increase Letters of Credit pursuant to Section 8.02 and (ii) in respect of the Term B Commitments, the period from and including the Closing Date and ending at the earliest of (A) 5:00 PM (local time in New York City) on the third Business Day after the date of the initial Term B Borrowing, (B) the time of the termination of the Term B Commitments pursuant to Section 2.10 and (C) the time of the termination of the Term B Commitments pursuant to Section 8.02.

“Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051, et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Federal Funds Rate plus ½ of 1% and (ii) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate” in effect at its office located at 270 Park Avenue, New York, New York.  The “prime rate” is a rate set by JPMCB based upon various factors including JPMCB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.  Any change in such rate announced by JPMCB shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means VeriFone, Inc., a Delaware corporation, and its successors.

“Borrowing” has the meaning specified in Section 1.08.

“Business Acquisition” means the acquisition by the Borrower or one or more of its Wholly-Owned Subsidiaries of all of the Equity Interests, assets or property of another Person (or any division, line of business or any substantial part thereof).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that (i) when used in Section 2.05 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Applicable Lending Office is located, and (ii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuers and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers.

“Cash Equivalents” means:

(i)            securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii)           Dollar-denominated certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short-term commercial paper rating from (w) S&P is at least A-1 or the equivalent thereof, (x) Moody’s is at least P-1 or the equivalent thereof, (y) DRC is at least D-1 or the equivalent thereof, or (z) Fitch is at least F1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than one year from the date of acquisition;

(iii)          commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Borrower rated (w) A-1 (or the equivalent thereof) or better by S&P, (x) P-1 (or the equivalent thereof) or better by Moody’s, (y) D-1 (or the equivalent thereof) or better by DRC, or (z) F1 (or the equivalent thereof) or better by Fitch, and maturing within 270 days of the date of acquisition;

(iv)          repurchase agreements with a term of not more than one year with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(v)           investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (iv); and

(vi)          auction rate securities, corporate bonds, taxable municipal bonds, tax-exempt municipal bonds and money market funds, in each case, having a maturity within one year of the date of acquisition thereof, so long as such investments are rated at least AAA or the functional equivalent by at least two of the following: (A) S&P, (B) Moody’s, (C) DRC, and (D) Fitch.

“Cash Management Agreement” means any agreement or other instrument governing Cash Management Obligations between one or more Loan Parties and a Cash Management Bank.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by any Lender or its Affiliates in connection with any Loan Document, including obligations for the payment of agreed interest and reasonable, fees, charges, expenses, Attorney Costs and disbursements in connection therewith.

“Cash on Hand” means, at any date, the amount in excess of $10,000,000 of cash and Cash Equivalents of Holdings and its Wholly-Owned Subsidiaries on such date, it being understood that

“Cash on Hand” shall (i) exclude in any event any cash and Cash Equivalents which are “restricted” for purposes of GAAP or are subject to a consensual Lien in favor of any other Person (other than security interests under the Collateral Documents) and (ii) in the case of Foreign Subsidiaries, be limited to 75.0% of their cash and Cash Equivalents.

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.

“Change of Control” means the occurrence of any of the following events:

(i)            (A) Parent Holdings or Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests in the Borrower on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), or (B) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the Equity Interests of Parent Holdings on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable); or

(ii)           during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors (or persons performing similar functions) of Parent Holdings together with any new members of such board of directors whose elections by such board of directors or whose nominations for election by the stockholders of Parent Holdings was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (excluding any individual whose initial nomination for, or assumption of office as, a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) cease for any reason to constitute a majority of the directors of Parent Holdings still in office.

“Class” has the meaning specified in Section 1.08.

“Closing Date” means the date on or after the Effective Date when the first Credit Extension occurs in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“Co-Documentation Agent” means each of Bank Leumi USA and Wells Fargo Bank, N.A., in its capacity as a Co-Documentation Agent under this Agreement, and “Co-Documentation Agents” means all of them, collectively.

“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

“Collateral Agent” means JPMCB, as Collateral Agent for the Lenders under this Agreement and the Collateral Documents, and its permitted successor or successors in such capacity and, if there is no acting Collateral Agent under this Agreement and the Collateral Documents, the Required Lenders.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Depositary Bank Agreements, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages required to be delivered pursuant to the Loan Documents and any instruments of assignment, control agreements or other instruments or agreements executed pursuant to the foregoing.

“Commitment” means (i) with respect to each Lender, its Revolving Commitment and/or Term B Commitment, as and to the extent applicable, (ii) with respect to each L/C Issuer, its L/C Commitment and (iii) with respect to the Swing Line Lender, the Swing Line Commitment, in each case as set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as its Commitment of the applicable Class, as any such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.11(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation.

“Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding cash and Cash Equivalents classified as such in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding the current portion of any Consolidated Funded Indebtedness).

“Consolidated Capital Expenditures” means for any period the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of Holdings and its Consolidated Subsidiaries for such period, excluding interest capitalized during construction, in each case as the same are or would be set forth in a consolidated statement of cash flows of Holdings and its Consolidated Subsidiaries for such period (including the amount of assets leased under any Capital Lease), but excluding (to the extent that they would otherwise be included) (i) any such expenditures made for the replacement or restoration of assets to the extent paid for by any Casualty Insurance Policy or Condemnation Award with respect to the asset or assets being replaced or restored to the extent such expenditures are permitted under the Loan Documents, (ii) any such expenditures made with proceeds of a Qualifying Equity Issuance or to the extent that Holdings or any of its Consolidated Subsidiaries has received or will receive reimbursement in cash from a third party other than Holdings or one or more if its Consolidated Subsidiaries and (iii) for purposes of Section 7.14 only, capital expenditures for Permitted Business Acquisitions and Permitted Joint Ventures.

“Consolidated Cash Interest Expense” means for any period Consolidated Interest Expense that has been paid or is payable in cash for such period other than (to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP and paid in cash for such period):  (i) amortization of debt discount and debt issuance fees, (ii) any fees (including underwriting fees and expenses) paid in connection with the consummation of the Transaction or Permitted Business Acquisitions, (iii) any payments made or expenses incurred to obtain Swap Agreements, (iv) any fees paid or required to be paid pursuant to any Loan Document and (v) annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder; provided that Consolidated Cash Interest Expense for any period of four fiscal quarters ending on the last day of the first, second or third fiscal quarters of Holdings first ending after the Closing Date shall be deemed equal to the product of (i) Consolidated Cash Interest Expense computed in accordance with the requirements of this definition for such one, two or three quarter period multiplied by (ii) a fraction, the numerator of which is four and the denominator of which is the number of such fiscal quarters ended after the Closing Date.

“Consolidated Cash Taxes” means for any period the aggregate amount of all taxes of Holdings and its Consolidated Subsidiaries for such period to the extent the same are paid in cash by Holdings or any Consolidated Subsidiary of Holdings during such period; provided that Consolidated Cash Taxes for any period of four fiscal quarters ending on the last day of the first, second or third fiscal quarters of Holdings first ending after the Closing Date shall be deemed equal to the product of (i) Consolidated Cash Taxes computed in accordance with the requirements of this definition for such one, two or three quarter period multiplied by (ii) a fraction, the numerator of which is four and the denominator of which is the number of such fiscal quarters ended after the Closing Date.

“Consolidated Current Assets” means at any date the consolidated current assets of Holdings and its Consolidated Subsidiaries determined as of such date in accordance with GAAP.

“Consolidated Current Liabilities” means at any date, without duplication, (i) the consolidated current liabilities of Holdings and its Consolidated Subsidiaries plus (ii) all Guaranty Obligations of Holdings or any Consolidated Subsidiary of Holdings in respect of the current liabilities of any Person (other than Holdings or a Consolidated Subsidiary of Holdings), determined as of such date in accordance with GAAP.

“Consolidated EBITDA” means for any period the sum of:

(i)            Consolidated Net Income for such period (excluding therefrom (x) any extraordinary or non-recurring items of gain or loss and (y) any gain or loss from discontinued operations); plus

(ii)           to the extent not otherwise included in the determination of Consolidated Net Income for such period, all net cash proceeds of business interruption insurance policies, if any, received during such period; plus

(iii)          without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for (A) Consolidated Interest Expense, (B) the principal component of Synthetic Lease Obligations paid or payable in cash under leases accounted for as Operating Leases during such period but which constitute Synthetic Leases hereunder, (C) Federal, state, local and foreign income tax, franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax, (D) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other nonrecurring, non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), (E) non-cash compensation expense, or other non-cash expenses or charges, arising from the issuance or sale of stock, the granting of stock options, restricted stock units, stock appreciation rights or other similar instruments (including any repricing, amendment, modification, substitution or change of any such stock, stock option, restricted stock unit, stock appreciation rights or similar instruments), (F) non-cash purchase accounting adjustments in accordance with GAAP, (G) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower or any of its Affiliates incurred by October 31, 2007 as a result of the Transaction, (H) Transaction related expenditures (including cash charges in respect of strategic market reviews, management bonuses, early retirement of Indebtedness, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management) which shall not in the aggregate exceed $15,000,000, (I) the amount of (x) any expense to the extent that a corresponding amount is received in cash by a Group Company from a Person other than Holdings or any Subsidiary of Holdings under any agreement providing for reimbursement of such expense or (y) any expenses with respect to liability or casualty events, business interruption or product recalls, to the extent covered by insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period such excess amounts received may be carried forward and applied against expenses in future periods), (J) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower and its Consolidated Subsidiaries incurred as a result of Permitted Business Acquisitions, a Qualifying Equity Issuance or a Public Debt Issuance and (K) non-recurring cash charges resulting from severance, integration, restructuring costs and other adjustments (x) incurred by October 31, 2007 as a result of the Borrower’s acquisition of Lipman or (y) incurred as a result of Permitted Business Acquisitions, provided that the amounts referred to in this clause (K) reported in any fiscal period ending after October 31, 2006 shall not, in the aggregate, exceed (1) $20,000,000 in the case of clause (K)(x) and (2) 20% of the aggregate consideration paid in connection with Permitted Business Acquisitions in the case of clause (K)(y); minus

(iv)          any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP;

provided that Consolidated EBITDA for any fiscal period ending prior to the Closing Date which is identified on Schedule 1.01A hereto shall be deemed to equal the amount set forth on Schedule 1.01A opposite such period.  For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Total Leverage Ratio, the Fixed Charge Coverage Ratio or the Senior Leverage Ratio, if during such Reference Period (or in the case of pro-forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) any Group Company shall have made an Asset Disposition or a Permitted Business Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro-Forma Basis giving effect, without duplication, to projected or anticipated cost savings and synergies permitted or required by Regulations S-K or S-X under the Securities Act and to operating expense reductions to the extent factually supportable and such reductions have been realized or for which all steps necessary for realization have been taken or are reasonably expected to be taken within twelve months, in each case as certified by a Responsible Officer of the Borrower.

“Consolidated Fixed Charges” means, for any period, the sum of (i) Consolidated Cash Interest Expense plus (ii) Consolidated Scheduled Debt Payments.

“Consolidated Funded Indebtedness” means at any date the Funded Indebtedness of Holdings and its Consolidated Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means at any date the Indebtedness of Holdings and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Interest Expense” means, for any period, the total interest expense, whether paid or accrued, (including, without limitation, amortization of debt issuance costs and original issue discount, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Leases (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of Holdings and its Consolidated Subsidiaries), net of interest income, in each case determined on a consolidated basis for such period; provided that any interest on Indebtedness of another Person that is guaranteed by Holdings or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of Holdings or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included (but for purposes of calculating the Fixed Charge Coverage Ratio for any period only to the extent paid by Holdings or any Consolidated Subsidiary).

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of Holdings and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person in which any other Person (other than Holdings or any of its Wholly-Owned Subsidiaries) has an ownership interest, except to the extent that any such income is actually distributed in cash to Holdings or such Wholly-Owned Subsidiary during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any of its Consolidated Subsidiaries or that Person’s assets are acquired by Holdings or any of its Consolidated Subsidiaries, except as provided in the definitions of “Consolidated EBITDA” and “Pro-Forma Basis” herein and (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Scheduled Debt Payments” means, for any period, the sum of all scheduled payments of principal on the Loans and all other Consolidated Funded Indebtedness (including, without limitation, the principal component of Capital Lease Obligations and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP) paid or payable during such period), but excluding payments due on Revolving Loans and Swing Line Loans during such period; provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Funded Indebtedness, mandatory prepayments of the Term B Loans pursuant to Section 2.09(b) or other mandatory prepayments (other than by virtue of scheduled amortization) of Consolidated Funded Indebtedness (but Consolidated Scheduled Debt Payments for a period shall be adjusted to reflect the effect on scheduled payments of principal for such period of the application of any prepayments of Consolidated Funded Indebtedness during or preceding such period).

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or their equivalent, by contract or otherwise or (ii) with respect to any Person having voting shares or their equivalent, the possession, directly or indirectly, of the power to vote 15% or more of the Voting Securities of such Person.

“Credit Extension” means a Borrowing or the issuance, renewal, extension or increase of a Letter of Credit.

“Debt Equivalents” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Indebtedness or Debt Equivalents or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, in each case on or prior to the date which is six months after the later of the Revolving Termination Date and the Term B Maturity Date and (ii) if such Person is a Subsidiary of the Borrower but not a Loan Party, any Preferred Stock of such Person.

“Debt Issuance” means the issuance by any Group Company of any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of applicable grace periods or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time any Lender that, within one Business Day of when due, (i) has failed to make a Loan or purchase a Participation Interest in a Swing Line Loan or an L/C Obligation required pursuant to the terms of this Agreement, (ii) other than as set forth in clause (i) above, has failed to pay to any Agent or any Lender an amount owed by such Lender pursuant to the terms of the Agreement or any other Loan Document unless such amount is subject to a good faith dispute or (iii) has been deemed insolvent or has become subject to a receivership or insolvency event.

“Default Rate” means, for any day and with respect to any amount owing under any Loan Document, an interest rate equal to the applicable rate specified in Section 2.06(e).

“Depositary Bank Agreement” means an agreement between a Loan Party and any bank or other depositary institution, substantially in the form of, or containing terms substantially equivalent to those in, Exhibit C to the Security Agreement, as the same may be amended, modified or supplemented from time to time.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States or any political subdivision or any territory thereof, and “Domestic Subsidiaries” means any two or more of them.

“DRC” means Duff & Phelps Credit Rating Co., and its successors.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.21.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Employee Benefit Arrangements” means in any jurisdiction the material benefit schemes or arrangements in respect of any employees or past employees operated by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than Plans and Foreign Pension Plans.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and wastewater discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by any Group Company to any Person other than Holdings or a Subsidiary of Holdings of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness) and (ii) the receipt by any Group Company of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of any Group Company, from any Person other than Holdings or a Subsidiary of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder.

“ERISA Affiliate” means each business or entity which is under “common control” with a Group Company within the meaning of Section 4001(a)(14) of ERISA or, for purposes of subsection (viii) of the definition of “ERISA Event”, the definition of “Plan” and Section 6.08, each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code or required to be aggregated with a Group Company under Section 414(o) of the Code.

“ERISA Event” means:

(i)            a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii)           the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii)          the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code), the application for a minimum funding waiver under Section 303 of ERISA with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(iv)          (A) the incurrence of any material liability by a Group Company pursuant to Title I of ERISA or to the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability by a Group Company pursuant to Title I of ERISA or to such penalty or excise tax provisions of the Code; or (B) the incurrence of any material liability by a Group Company or an ERISA Affiliate pursuant to Title IV of ERISA or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability or imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate pursuant to Title IV of ERISA or to Section 401(a)(29) or 412 of the Code;

(v)           the provision by the administrator of any Plan of a notice pursuant to Section 4041(a)(2) of ERISA (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of a Plan by the PBGC, or the appointment of a trustee by the PBGC to administer any Plan;

(vi)          the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii)         the imposition of material liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii)        the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against a Group Company or ERISA Affiliate in connection with any Plan;

(ix)           the receipt from the United States Internal Revenue Service of notice of the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code, and, with respect to Multiemployer Plans, notice thereof to any Group Company; and

(x)            the establishment or amendment by a Group Company of any Welfare Plan that provides post-employment welfare benefits in a manner that would reasonably be expected to result in a Material Adverse Effect.

“Eurodollar Loan” means at any date a Loan which bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan:

(i)            the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; or

(ii)           if the rate referred to in clause (i) above does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. two Business Days prior to the first day of such Interest Period; or

(iii)          if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards to the next 1/16th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by JPMCB and with a term equivalent to such Interest Period as would be offered by JPMCB’s London branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 P.M. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Adjusted Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means for any period an amount equal to:

(i)            Consolidated EBITDA for such period; plus

(ii)           all cash extraordinary or non-recurring gains and cash gains from discontinued operations, if any, during such period (whether or not accrued in such period) and (without duplication) cash gains attributable to Asset Dispositions out of the ordinary course of business, if any, of Holdings and its Consolidated Subsidiaries during such period in each case to the extent not otherwise included in Consolidated EBITDA for such period and not required to be utilized in connection with a repayment or prepayment of the Loans made or to be made pursuant to Section 2.09(b)(iii); plus

(iii)          (x) the decrease, if any, in Consolidated Adjusted Working Capital less (y) the decrease, if any, in the principal amount of Revolving Loans and Swing Line Loans, in each case from the first day to the last day of such period; minus

(iv)          the amount, if any, which, in the determination of Consolidated EBITDA for such period, has been included in respect of income or cash gains from Asset Dispositions of Holdings and its Consolidated Subsidiaries to the extent utilized to repay or prepay Loans pursuant to Section 2.09(b)(iii); minus

(v)           the aggregate amount (without duplication and in each case except to the extent paid, directly or indirectly, with proceeds of any Equity Issuance or Debt Issuance (other than Revolving Loans) or with any amount referred to in clause (iii)(I) of the definition of “Consolidated EBITDA” by any Group Company) of (A) the sum of (x) cash payments during such period in respect of Consolidated Capital Expenditures allowed under Section 7.14 plus (y) to the extent amounts permitted to be paid during such period in respect of Consolidated Capital Expenditures are carried forward to the next succeeding period in accordance with Section 7.14(b), the aggregate amounts of all cash payments (not to exceed such permitted carryforward amount) in respect of such Consolidated Capital Expenditures made during such next succeeding period pursuant to commitments entered into during such period or prior to the date the Excess Cash Flow certificate is required to be delivered for such period pursuant to Section 6.02(f) (it being understood and agreed that any cash payments in respect of Consolidated Capital

Expenditures deducted from Excess Cash Flow pursuant to this clause (v)(A)(y) shall not thereafter be deducted pursuant to clause (v)(A)(x) above in the determination of Excess Cash Flow for the period during which such payments were actually paid), (B) cash payments during such period in respect of (x) Permitted Joint Ventures allowed under Section 7.06(a)(xii) and (y) Permitted Business Acquisitions, (C) optional prepayments of the Indebtedness (other than Subordinated Indebtedness) provided that (x) such prepayments are otherwise permitted hereunder and (y) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment during such period, (D) to the extent not included in clause (iv) above, repayments or prepayments of the Revolving Loans and Swing Line Loans to the extent the Revolving Commitments and the Swing Line Commitment are permanently reduced at the time of such payment, (E) Consolidated Scheduled Debt Payments actually paid by Holdings and its Consolidated Subsidiaries during such period, (F) Consolidated Cash Interest Expense actually paid by Holdings and its Consolidated Subsidiaries during such period, (G) Consolidated Cash Taxes for such period (exclusive of any taxes referred to in clause (viii) below and deducted in respect of the determination of Excess Cash Flow for a prior period), (H) the aggregate amount of all Restricted Payments allowed under Section 7.07(iii), (iv) and (v) actually paid in cash during such period or committed on or prior to the date the Compliance Certificate for such period is delivered pursuant to Section 6.02(b) to be paid in cash with respect to such period, (I) the aggregate amount of all financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred as a result of the Transaction, any Permitted Business Acquisition or Permitted Joint Venture, a Qualifying Equity Issuance or a Public Debt Issuance and actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, in each case to the extent reflected in Consolidated Net Income and in the determination of Consolidated EBITDA for such period, (J) Transaction related expenditures (including cash charges in respect of strategic market reviews, management bonuses, early retirement of Indebtedness, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management) which shall not in the aggregate exceed $15,000,000 and which are actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, in each case to the extent reflected in Consolidated Net Income and in the determination of Consolidated EBITDA for such period, and (K) to the extent reflected in Consolidated Net Income and in the determination of Consolidated EBITDA for such period, earn-out obligations incurred in connection with Permitted Business Acquisitions; minus

(vi)          all cash extraordinary or non-recurring losses and losses from discontinued operations, if any, during such period (whether or not accrued in such period); minus

(vii)         (x) the increase, if any, in Consolidated Adjusted Working Capital less (y) the increase, if any, in the principal amount of Revolving Loans and Swing Line Loans, in each case from the first day to the last day of such period; minus

(viii)        an amount equal to the income and withholding taxes (as estimated in good faith by a senior financial or senior accounting officer of the Borrower giving effect to the overall tax position of Parent Holdings and its Subsidiaries) payable in the period following the period for which Excess Cash Flow is determined in respect of that amount of Excess Cash Flow as is attributable to the actual repatriation to the Borrower of undistributed earnings of those Subsidiaries of the Borrower that are “controlled foreign corporations” under Section 957 of the Code to enable it to prepay the Loans and or Cash Collateralize L/C Obligations as required under Section 2.09(b)(ii) in respect of Excess Cash Flow for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Asset Disposition” means an Asset Disposition permitted pursuant to any one or more of clauses (i) through (xvi) of Section 7.05.

“Existing Credit Agreement” means the Credit Agreement dated as of June 30, 2004, as amended as of March 23, 2005 and September 7, 2005, among the Borrower, Holdings, the Lenders (as defined therein) from time to time party thereto, Bank of America, N.A., as Administrative Agent, Senior Collateral Agent, Second Lien Collateral Agent, L/C Issuer and Swing Line Lender, Credit Suisse First Boston, Cayman Islands Branch, as Syndication Agent, and Wells Fargo Bank, N.A., as Documentation Agent.

“Existing Indebtedness” has the meaning specified in Section 7.01(i).

“Facilities Increase” has the meaning specified in Section 2.10(a).

“Facilities Increase Date(s)” has the meaning specified in Section 2.10(a).

“Failed Loan” has the meaning specified in Section 2.03(e).

“Federal Funds Rate” means for any day the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Finance Document” means (i) each Loan Document, (ii) each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Swap Obligations permitted hereunder and (iii) each Cash Management Agreement, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations of a Loan Party permitted hereunder owed or owing to any Swap Creditor and (iii) all Cash Management Obligations owing to a Cash Management Bank.

“Finance Party” means each Senior Credit Party, each Swap Creditor and each Cash Management Bank and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“First Priority Liens” means, valid and perfected first priority security interests in favor of the Collateral Agent for the benefit of the Finance Parties and securing the Finance Obligations.

“Fitch” means Fitch IBCA, Inc., and its successors.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA less the aggregate amount of Consolidated Capital Expenditures for such period (exclusive,

without duplication, of (x) the portion thereof financed with (A) any Debt Issuance, (B) any Qualifying Equity Issuance and (C) the Net Cash Proceeds of Asset Dispositions or from Casualties or Condemnations received during such period that are not required to be applied to repay Loans or cash collateralize L/C Obligations pursuant to Section 2.09(b)(iii) and (y) Consolidated Capital Expenditures referred to in Section 7.14(d)) less Consolidated Cash Taxes to (ii) Consolidated Fixed Charges for such period.

“Foreign Cash Equivalents” means:

(i)            securities issued or fully guaranteed by the United Kingdom or any instrumentality thereof (as long as that the full faith and credit of the United Kingdom is pledged in support of those securities);

(ii)           certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-I” by S&P or “P-I” by Moody’s, and (ii) certificates of deposit, eurodollar time deposits, banker’s acceptances and overnight bank deposits, in each case of any non-U.S. commercial bank having capital and surplus in excess of $500,000,000 and a Thomson BankWatch Rating of at least “B”;

(iii)          repurchase obligations with a term of not more than seven days with respect to securities or other instruments of the types described in clause (i) or (ii) with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(iv)          investments, classified in accordance with GAAP as current assets, in shares of any money market fund that has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (iii) above which are administered by reputable financial institutions having capital of at least $500,000,000; provided, however, that the maturities of all obligations of the type specified in clauses (i) through (iii) above shall not exceed the lesser of the time specified in such clauses.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Pension Plan” means any material plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Group Company primarily for the benefit of employees of any Group Company residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (i), (ii), (iii), (iv), (v), (vi), and (vii) of the definition of “Indebtedness” in this Section 1.01, (ii) all Indebtedness of others of the type referred to in clause (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person, (iii) all Guaranty Obligations of such Person with respect to Indebtedness of others of the type referred to in clause (i) above and (iv) all Indebtedness of the type referred to in clause (i) above of any other Person (including any Partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under any applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Acts” has the meaning specified in Section 2.05(m)(i).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Company” means any of Holdings, the Borrower or their respective Subsidiaries (regardless of whether or not consolidated with Holdings or the Borrower for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Group” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurodollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article III, such Loan shall be included in the same Group or Group of Loans from time to time as it would have been had it not been so converted or made.

“Guaranty” means the Guaranty, substantially in the form of Exhibit F hereto, by Parent Holdings, Holdings and the Subsidiary Guarantors in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, support agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants or environmental contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes regulated pursuant to any Environment Law because of their hazardous or deleterious properties.

“Holdings” means VeriFone Intermediate Holdings, Inc., a Delaware corporation, and its successors.

“Honor Date” has the meaning specified in Section 2.05(e).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business and due within six months of the incurrence thereof), (v) the Attributable Indebtedness of such Person in respect of Capital Lease Obligations and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP), (vi) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all obligations, contingent or otherwise, of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all Indebtedness of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (viii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien, (ix) all Guaranty Obligations of such Person, (x) all Debt Equivalents of such Person and (xii) the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person shall not be liable therefor; provided that (i) Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned (whether or not represented by a note or other instrument) or (C) non-compete or consulting obligations incurred in connection with Permitted Business Acquisitions and (ii) the amount of any Limited Recourse Indebtedness of any Person shall be equal to the lesser of (A) the aggregate principal amount of such Limited Recourse Indebtedness for which such Person provides credit support of any kind (including any undertaking agreement or instrument that would constitute Indebtedness), is directly or indirectly liable as a guarantor or otherwise or is the lender and (B) the fair market value of any assets securing such Indebtedness or to which such Indebtedness is otherwise recourse.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Insurance Proceeds” means all cash insurance proceeds (other than business interruption insurance proceeds) with respect to any Casualty.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(x) or (xi), substantially in the form of Exhibit H hereto, and “Intercompany Notes” means any two or more of them.

“Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each fiscal quarter of the Borrower and the Maturity Date for Loans of the applicable Class and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date for Loans of the applicable Class, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the respective dates that fall every three months after the beginning of such Interest Period.

“Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending (i) one, two, three, six (or if deposits of such duration are available to all of the Lenders having Commitments or Loans of the applicable Class, nine or twelve) months thereafter or (ii) in the case of a Eurodollar Loan borrowed or converted prior to the Syndication Date, on a date which is less than one month thereafter as may be agreed to by all of the Lenders having Commitments or Loans of the applicable Class, as the Borrower may elect in the applicable notice; provided that:

(i)            any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period having a duration of one or more months which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)          no Interest Period in respect of Term Loans may be selected which extends beyond a Principal Amortization Payment Date for Loans of the applicable Class unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans of the applicable Class which are comprised of Base Rate Loans together with such Term Loans comprised of Eurodollar Loans with Interest Periods expiring on or prior to such Principal Amortization Payment Date are at least equal to the aggregate principal amount of Term Loans of the applicable Class due on such date;

(iv)          if so provided in written notice to the Borrower by the Administrative Agent at the direction of the Required Lenders, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(v)           no Interest Period may be selected which would end after the Maturity Date for Loans of the applicable Class.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than inventory, machinery, equipment and other assets in the ordinary course of business), Equity Interests, Equity Equivalents, Debt Equivalents, Indebtedness or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment, inventory or services in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or in the case of any Subsidiary of the Borrower, any release, cancellation, compromise or forgiveness in whole or in part of any Indebtedness owing by such Person.  The amount of any Investment at any time shall be deemed to equal the difference of (i) the aggregate initial amount of such Investment less (ii) all returns of principal thereof or capital with respect thereto prior to such time and all liabilities expressly assumed by another Person (and with respect to which Holdings and its Subsidiaries, as applicable, shall have received a novation) in connection with the sale of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“JPMCB” means JPMorgan Chase Bank, N.A.

“Joint Lead Arrangers” means J.P. Morgan Securities Inc. and Lehman Brothers Inc.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“LCPI” means Lehman Commercial Paper Inc.

“L/C Borrowing” means a Revolving Borrowing made pursuant to Section 2.05(e)(iv) and (v) to refinance Unreimbursed Amounts in respect of drawn Letters of Credit.

“L/C Cash Collateral Account” has the meaning specified in the Security Agreement.

“L/C Commitment” means the commitment of one or more L/C Issuers to issue Letters of Credit in an aggregate face amount at any one time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the L/C Sublimit.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any other documents delivered in connection therewith, any application therefor and any agreements, instruments, Guaranties or other documents (whether general in application to Letters of Credit generally or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“L/C Issuer” means (i) JPMCB in its capacity as issuer of Letters of Credit under Section 2.05(a), and its permitted successor or successors in such capacity and (ii) any other Lender which the Borrower shall have designated as an “L/C Issuer” by notice to the Administrative Agent.

“L/C Obligations” means at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all L/C Disbursements not yet reimbursed by the Borrower as provided in Section 2.05(e)(ii), (iii), (iv) or (v) to the applicable L/C Issuers in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.05(e)(vi).  For all purposes of this Agreement and all other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $20,000,000.  The L/C Sublimit is a part of, and not in addition to, the Revolving Committed Amount.

“Leaseholds” means with respect to any Person all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means each bank or other lending institution identified on Schedule 2.01 as having a Revolving Commitment or a Swing Line Commitment, each bank or other lending institution having a Term B Commitment and each Eligible Assignee which acquires a Revolving Loan or a Term B Loan pursuant to Section 10.07(b) and their respective successors.

“Letter of Credit” means any letter of credit issued hereunder by a L/C Issuer on or after the Closing Date.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Request” has the meaning specified in Section 2.05(b).

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other) or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction).  Solely for the avoidance of doubt, the filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an Operating Lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“Limited Recourse Indebtedness” means, with respect to any Person, Indebtedness to the extent:  (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Lipman” means Lipman Electronic Engineering Ltd., an Israeli corporation, and its successors and permitted assigns.

“Loan” means a Revolving Loan, a Term B Loan or a Swing Line Loan (or a portion of any Revolving Loans, Term B Loans or Swing Line Loans), individually or collectively as appropriate; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, each Perfection Certificate, the Intercompany Notes, each Accession Agreement and each L/C Document, in each case as the same may be amended, modified or supplemented from time to time, and all other related agreements, certificates and documents executed by a Loan Party and delivered to any Senior Credit Party in connection with or pursuant to any of the foregoing.

“Loan Party” means each of Parent Holdings, Holdings, the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (i) any material adverse effect upon the business, assets, liabilities (actual or contingent), operations, properties or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole, (ii) a material impairment of the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, which materially impairs the ability of the Loan Parties to perform their obligations under the Loan Documents, taken as a whole, (iii) a material impairment of the rights and remedies of the Lenders under any Loan Document, which materially impairs the rights or benefits of the Lenders under the Loan Documents, taken as a whole.

“Maturity Date” means (i) as to Revolving Loans and Swing Line Loans, the Revolving Termination Date and (ii) as to Term B Loans, the Term B Maturity Date.

“Merger” means the merger of Merger Sub with and into Lipman pursuant to, and in accordance with, the terms of the Merger Agreement, with Lipman as the surviving entity of such merger.

“Merger Agreement” means the Agreement and Plan of Merger dated as of April 10, 2006 among Parent Holdings, Merger Sub and Lipman, and including the Lipman Disclosure Letter referred to therein and all schedules and exhibits thereto.

“Merger Documents” means the Merger Agreement and the other agreements, instruments and documents relating thereto.

“Merger Sub” means Lion Acquisitions Ltd., an Israeli corporation and a direct Wholly-Owned Subsidiary of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (without duplication):

(i)            with respect to any Asset Disposition (other than an Asset Disposition consisting of a lease where one or more Group Companies is acting as lessor entered into in the ordinary course of business), Casualty or Condemnation, (A) the gross amount of all cash proceeds (including cash Insurance Proceeds and cash Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds) actually received by any Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition, Casualty or Condemnation as and when received), less (B) the sum of (1) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated in good faith by a senior financial or senior accounting officer of the Borrower giving effect to the overall tax position of Parent Holdings and its Subsidiaries), and customary fees, legal fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Company or to Affiliates of any Group Company except for those payable on terms and conditions as favorable to the applicable Group Company as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by any Group Company, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (2) appropriate amounts set aside as a reserve in good faith against any indemnities, liabilities (contingent or otherwise) associated with such Asset Disposition, Casualty or Condemnation, (3) if applicable, the amount of any Indebtedness secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation; and (4) any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii)           with respect to any Debt Issuance, the gross amount of cash proceeds paid to or received by any Group Company in respect of such Debt Issuance as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by any Group Company in connection therewith (other than those payable to any Group Company or any Affiliate of any Group Company except for those payable on terms and conditions as favorable to the applicable Group Company as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party).

“Note” means a Revolving Note, a Term B Note or a Swing Line Note, and “Notes” means any combination of the foregoing.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.

“Notice of Extension/Conversion” has the meaning specified in Section 2.07.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01.

“Outstanding Amount” means (i) with respect to Term B Loans, Revolving Loans or Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term B Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date, and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of L/C Disbursements.

“paid in full” and “payment in full” means, with respect to any Finance Obligation, the occurrence of all of the foregoing:  (i) with respect to such Finance Obligations other than (A) contingent indemnification obligations, Swap Obligations and Cash Management Obligations not then due and payable and (B) to the extent covered by clause (ii) below, obligations with respect to undrawn Letters of Credit, payment in full thereof in cash (or otherwise to the written satisfaction of the Finance Parties owed such Finance Obligations), (ii) with respect to any undrawn Letter of Credit, the obligations under which are included in such Finance Obligations, (A) the cancellation thereof and payment in full of all resulting Finance Obligations pursuant to clause (i) above or (B) the receipt of cash collateral (or a backstop letter of credit in respect thereof on terms acceptable to the applicable L/C Issuer and the Administrative Agent) in an amount at least equal to 102% of the L/C Obligations for such Letter of Credit and (iii) if such Finance Obligations consist of all the Senior Credit Obligations under or in respect of the Revolving Commitments or the Term B Commitments, termination of all Commitments and all other obligations of the Lenders in respect of such Commitments under the Loan Documents.

“Parent Holdings” means VeriFone Holdings, Inc., a Delaware corporation, and its successors.

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in Letters of Credit or L/C Obligations as provided in Section 2.05(d), in Swing Line Loans as provided in Section 2.01(c)(vi) or in any Loans as provided in Section 2.13.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit G-3 to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Collateral Agent and duly executed by the chief executive officer and the chief legal officer of such Loan Party.

“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.

“Permitted Business Acquisition” means a Business Acquisition; provided that:

(i)            the Equity Interests or property or assets acquired in such acquisition relate to a line of business similar to the business of the Borrower or any of its Subsidiaries engaged in on the Closing Date or reasonably related, ancillary or complementary thereto;

(ii)           the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as of the date of such acquisition (as if made on such date after giving effect to such acquisition), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date);

(iii)          the Administrative Agent or the Collateral Agent, as applicable, shall have received all items in respect of the Equity Interests or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 6.12;

(iv)          in the case of an acquisition of the Equity Interests of another Person, (A) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (B) the Equity Interests acquired shall constitute 100% of the total Equity Interests of the issuer thereof;

(v)           no Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition, and the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro-Forma Basis, the Borrower shall be in compliance with the Total Leverage Ratio specified in Section 7.17(a) and the Fixed Charge Coverage Ratio specified in Section 7.17(b) hereof, in each case (x) as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and (y) in the case of the Total Leverage Ratio, after computing the maximum permitted ratio for any period by subtracting .25 from the applicable maximum ratio specified therein for such period; and

(vi)          after giving effect to such acquisition, the sum of (A) the excess of the Revolving Committed Amount over the total Revolving Outstandings plus (B) unrestricted cash and Cash Equivalents of Holdings and its Consolidated Subsidiaries shall be not less than $10,000,000;

and provided, further, that the term “Permitted Business Acquisition” shall include a Business Acquisition not otherwise meeting the requirements of the foregoing definition the terms and provisions of which have been approved by the Required Lenders.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Subsidiaries which (i) is engaged in a line of business related, ancillary or complementary to those engaged in by the Borrower and its Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of the Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of the Borrower and its Subsidiaries therein permitted under Section 7.06(a)(xii) and (B) any Indebtedness of any Permitted Joint Venture or any Guaranty Obligations by the Borrower or any of its Subsidiaries in respect of such Indebtedness, which Indebtedness or Guaranty Obligations are permitted at the time under Section 7.01.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.01, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to any Senior Credit Obligation, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the applicable Senior Credit Obligations on terms at least as favorable to the applicable Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (v) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (vi) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by any Group Company or any ERISA Affiliate including a Multiemployer Plan.

“Pledge Agreement” means Pledge Agreement, substantially in the form of Exhibit G-2 hereto, dated as of the date hereof among Parent Holdings, Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Pledged Collateral” has the meaning specified in the Pledge Agreement.

“Pre-Commitment Information” means, taken as an entirety, the information with respect to the Borrower and its Subsidiaries contained in the Confidential Information Memorandum dated September 2006.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Prepayment Account” has the meaning specified in Section 2.09(b)(viii).

“Proceeds” has the meaning specified for such term in the Uniform Commercial Code as in effect from time to time in the State of New York.

“Principal Amortization Payment” means a scheduled principal payment on the Term B Loans pursuant to Section 2.08(b).

“Principal Amortization Payment Date” means (i) with respect to the Term B Loans, the last Business Day of each calendar quarter, commencing with the first such date occurring at least 90 days after the Closing Date, and ending prior to the later of the Term B Maturity Date, or (ii) the Term B Maturity Date.

“Pro-Forma Basis” means, for purposes of determining compliance with any provision hereof, that the transaction in question shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower which most recently precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the financial information for Parent Holdings and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period.  In connection with any calculation of the financial covenants set forth in Section 7.17 upon giving effect to a transaction on a “Pro-Forma Basis”, (i) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred as of the first day of the relevant four fiscal-quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations, (iii) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period, (iv) such other pro-forma adjustments which would be permitted or required by Regulations S-K and S-X under the Securities Act shall be taken into account and (v) such other adjustments made by the Borrower with the consent of the Administrative Agent (not to be unreasonably withheld) shall be taken into account.

“Pro-Forma Compliance Certificate” means a certificate of the chief financial officer or chief accounting officer of the Borrower delivered to the Administrative Agent in connection with any transaction for which a calculation on a “Pro-Forma Basis” is permitted or required hereunder and containing reasonably detailed calculations demonstrating, upon giving effect to the applicable transaction on a Pro-Forma Basis, compliance, as applicable, with the Total Leverage Ratio and the Fixed Charge Coverage Ratio specified in Section 7.17 as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the consolidated financial information for

Parent Holdings and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period.

“Public Debt Issuance” has the meaning specified in Section 7.01(xvi).

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Borrower or such Subsidiary.

“Qualified Capital Stock” means common stock of Parent Holdings issued in a Qualifying Equity Issuance.

“Qualifying Equity Issuance” means any issuance of Equity Interests by Parent Holdings or any receipt by Parent Holdings of a capital contribution, the Net Cash Proceeds of which are contributed promptly to the common equity of the Borrower if:  (i) after giving effect thereto, no Change of Control shall have occurred; and (ii) the Net Cash Proceeds thereof shall be used (without duplication) only (A) to make Consolidated Capital Expenditures in excess of the amounts allowed under Section 7.14, (B) to make Investments in Permitted Joint Ventures in excess of the amounts allowed under Section 7.06(a)(xii), (C) to make Permitted Business Acquisitions, (D) to make Investments contemplated by, but in excess of the amounts allowed under, Section 7.06(a)(xvi), (E) to repay Indebtedness of the Borrower and its Subsidiaries, (F) to make Restricted Payments in excess of the amounts allowed under Section 7.07(iii), (iv) and (v) and (G) to fund Investments contemplated by Section 7.06(a)(xv)(A)(x).

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refinanced Agreements” means the Existing Credit Agreement and those instruments, documents and agreements of Lipman and its Subsidiaries listed on Schedule 1.01B.

“Refinancing” means the termination of the commitments under the Refinanced Agreements and the repayment in full of all Indebtedness, other obligations and liabilities owing by the Group Companies thereunder.

“Refunded Swing Line Loan” has the meaning specified in Section 2.01(c)(iii).

“Register” has the meaning specified in Section 10.07(c).

“Regulation D, O, T, U or X” means Regulation D, O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Reinvestment Funds” means, with respect to any Insurance Proceeds or any Condemnation Award exceeding $10,000,000 in respect of the single event or series of related events giving rise thereto, that portion of such funds as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days after the occurrence of the Casualty or Condemnation giving rise thereto (and in any case prior to the receipt thereof by any Group Company), be reinvested within 365 days after the occurrence of the Casualty or Condemnation giving rise thereto in the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation; provided that (i) such certificate shall be accompanied by evidence reasonably satisfactory to the Administrative Agent that any property subject to such Casualty or Condemnation has been or will be repaired, restored or replaced to its condition immediately prior to such Casualty or Condemnation, (ii) pending such reinvestment, the entire amount of such proceeds shall be deposited in an account with the Collateral Agent for the benefit of the Finance Parties, over which the Collateral Agent shall have sole control and exclusive right of withdrawal (which may include the Reinvestment Funds Account established under the Security Agreement), (iii) from and after the date of delivery of such certificate, the Borrower or one or more of its Subsidiaries shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation as described in such certificate and (iv) no Event of Default shall have occurred and be continuing or, if the Borrower or one or more of its Subsidiaries shall have then entered into one or more continuing agreements with a Person not an Affiliate of any of them for the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation, none of the Administrative Agent or the Collateral Agent shall have commenced any action or proceeding to exercise or seek to exercise an right or remedy with respect to any Collateral (including any action of foreclosure, enforcement, collection or execution or by and proceeding under any Debtor Relief Law with respect to any Loan Party); and provided, further, that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Loans in accordance with Section 2.09(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Materials into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Required Lenders” means at any date of determination, Lenders holding more than 50% of the sum of (i) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (ii) the aggregate unused Term B Commitments, if any, and (iii) the aggregate unused Revolving Commitments, if any.  A Defaulting Lender shall not be included in the calculation of the “Required Lenders”.

“Required Revolving Lenders” means, collectively, Revolving Lenders having more than 50% of the aggregate Revolving Commitments or, after the Revolving Termination Date, more than 50% of the aggregate Revolving Outstandings.  A Defaulting Lender shall not be included in the calculation of “Required Revolving Lenders”.

“Required Term B Lenders” means, collectively, Term B Lenders having more than 50% of the aggregate amount of the Term B Commitments or, after the Availability Period for Term B Loans, more than 50% of the principal amount of the Term B Loans then outstanding.  A Defaulting Lender shall not be included in the calculation of “Required Term B Lenders”.

“Responsible Officer” means the chief executive officer, president, senior vice president, chief financial officer or treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding or (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Revolving Commitment” means, with respect to any Lender, (i) the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (A) to make Revolving Loans in accordance with the provisions of Section 2.01(a), (B) to purchase Participation Interests in Swing Line Loans in accordance with the provisions of Section 2.01(c) and (C) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.05(d) and (ii) any such commitment of such Lender that is included as part of a Facilities Increase.

“Revolving Commitment Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) identified as its Revolving Commitment Percentage on Schedule 2.01 hereto, as such percentage may be adjusted pursuant to Section 2.10 or modified in connection with any assignment made in accordance with the provisions of Section 10.07(b).

“Revolving Committed Amount” means $40,000,000 or such greater or lesser amount to which the Revolving Committed Amount may be adjusted pursuant to Section 2.10.

“Revolving Lender” means each Lender identified in Schedule 2.01 as having a Revolving Commitment and each Eligible Assignee which acquires a Revolving Commitment or Revolving Loan pursuant to Section 10.07(b) and their respective successors.

“Revolving Loan” means a Loan made under Section 2.01(a).

“Revolving Note” means a promissory note, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay outstanding Revolving Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Outstandings” means at any date the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans plus the aggregate outstanding amount of all L/C Obligations.

“Revolving Termination Date” means the sixth anniversary of the Closing Date (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person (other than Holdings or any of its Subsidiaries) or to which any such Person is a party providing for the leasing to Holdings or any of its Subsidiaries of any property, whether owned by Holdings or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by

Holdings or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person to Holdings or any if its Subsidiaries on the security of such property.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit G-1 hereto, dated as of the date hereof among Parent Holdings, Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i)            in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Revolving Loan, Term B Loan or L/C Obligation under, or any Revolving Note, Term B Note or Swingline Note issued pursuant to, this Agreement or any other Loan Document;

(ii)           all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party under any Loan Document in respect of any Revolving Loan, Term B Loan or L/C Obligation under, or any Revolving Note, Term B Note or Swingline Note issued pursuant to, this Agreement or any other Loan Document (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)          all expenses of the Administrative Agent or the Collateral Agent as to which such Agent have a right to reimbursement by such Loan Party under Section 10.04 of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv)          all amounts paid by any Indemnitee in respect of any Revolving Loan, Term B Loan or L/C Obligation under, or any Revolving Note, Term B Note or Swingline Note issued pursuant to, this Agreement or any other Loan Document as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.05 of this Agreement or under any other similar provision of any other Loan Document; and

(v)           in the case of Parent Holdings, Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Parent Holdings, Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, Parent Holdings, Holdings or such Subsidiary Guarantor under or in respect of any Revolving Loan, Swing Line Loan, Term B Loan or L/C Obligation under, or any Revolving Note, Swing Line Note or Term B Note issued pursuant to, this Agreement or any other Loan Document, whether or not allowed or allowable as a claim in any such proceeding) on the part of Parent Holdings, Holdings or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Credit Party” means each Lender (including any Affiliate in respect of any Cash Management Obligations), each L/C Issuer, the Administrative Agent, the Collateral Agent and each Indemnitee in respect of Loans and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“Senior Leverage Ratio” means on any day the ratio of (i) Consolidated Funded Indebtedness (exclusive of Subordinated Indebtedness) as of the last day of the fiscal quarter of Holdings ending on, or most recently preceding, such date, less Cash on Hand, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on, or most recently preceding, such day.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value (determined on a going concern basis and in accordance with the United States Bankruptcy Code) of the assets of such Person is greater than the total amount of liabilities, including, without limitation, probable liabilities, of such Person and (v) the present fair value (i.e., the amount that may be realized within a commercially reasonable time, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessperson from a buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed the amount that will be required to pay the probable liability on such Person’s existing debts as they become absolute and matured.  For purposes of this definition, “debt” means any legal liability, whether matured, unmatured, liquidated or unliquidated, absolute, fixed or contingent, or a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with applicable Debtor Relief Laws).

“SPC” has the meaning specified in Section 10.07(h).

“Standby Letter of Credit” has the meaning specified in Section 2.05(a).

“Standby Letter of Credit Fee” has the meaning specified in Section 2.11(b)(i).

“Subordinated Indebtedness” of any Person means all unsecured Indebtedness (i) the principal of which by its terms is not required to be repaid, in whole or in part, before the first anniversary of the latest of the Revolving Termination Date and the Term B Maturity Date, (ii) which is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Senior Credit Parties under the Loan Documents pursuant to payment and subordination provisions reasonably satisfactory in form and substance to the Administrative Agent and (iii) is issued pursuant to documents having covenants, subordination provisions and events of default that are in no event less favorable, including with respect to rights of acceleration, to such Person than the terms hereof or are otherwise reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the Voting Securities or the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower (including Lipman after giving effect to the Merger).

“Subsidiary Guarantor” means each Subsidiary of Holdings on the Closing Date (other than the Borrower and a Foreign Subsidiary) and each Subsidiary of Holdings (other than a Foreign Subsidiary, except to the extent otherwise provided in Section 6.12(d)) that becomes a party to the Guaranty after the Closing Date by execution of an Accession Agreement, and “Subsidiary Guarantors” means any two or more of them.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Swap Agreements permitted hereunder with a Loan Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any

Debtor Relief Law) of such Person in respect of any Swap Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include any Lender).

“Swing Line Borrowing” means a Borrowing comprised of Swing Line Loans and identified as such in the Swing Line Loan Request with respect thereto.

“Swing Line Commitment” means the agreement of the Swing Line Lender to make Loans pursuant to Section 2.01(c).  The Swing Line Commitment is a part of, and not in addition to, the Revolving Committed Amount.

“Swing Line Committed Amount” means $20,000,000, as such Swing Line Committed Amount may be reduced pursuant to Section 2.10.

“Swing Line Lender” means JPMCB, in its capacity as the Swing Line Lender under Section 2.01(c), and its successor or successors in such capacity.

“Swing Line Loan” means a Base Rate Loan made by the Swing Line Lender pursuant to Section 2.01(c), and “Swing Line Loans” means any two or more of such Base Rate Loans.

“Swing Line Loan Request” has the meaning specified in Section 2.02(b).

“Swing Line Note” means a promissory note, substantially in the form of Exhibit B-3 hereto, evidencing the obligation of the Borrower to repay outstanding Swing Line Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swing Line Termination Date” means the earlier of (i) sixth anniversary of the Closing Date (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement and (ii) the date on which the Swing Line Commitment is terminated in its entirety in accordance with this Agreement.

“Syndication Agent” means LCPI in its capacity as syndication agent under any of the Loan Documents.

“Syndication Date” means the earlier of (i) the date which is 90 days after the Closing Date and (ii) the date on which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of Lenders pursuant to Section 10.07(b)) has been completed.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 3.01.

“Term B Borrowing” means a Borrowing comprised of Term B Loans and identified as such in the Notice of Borrowing with respect thereto.

“Term B Commitment” means, with respect to any Lender, as applicable, (i) the commitment of such Lender to make  Term B Loans during the Availability Period for Term B Loans in a principal amount equal to such Lender’s Term B Commitment Percentage of the Term B Committed Amount and (ii) any commitment of such Lender that is included as part of a Facilities Increase to make Term B Loans on any Facilities Increase Date.

“Term B Commitment Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) identified as its Term B Commitment Percentage on Schedule 2.01, as such percentage may be adjusted pursuant to Section 2.10 or modified in connection with any assignment made in accordance with the provisions of Section 10.07(b).

“Term B Committed Amount” means $500,000,000.

“Term B Lender” means each bank or other lending institution identified on Schedule 2.01 as having a Term B Commitment and (ii) each Eligible Assignee which acquires a Term B Loan pursuant to Section 10.07(b) and their respective successors.

“Term B Loan” means a Loan made under Section 2.01(b) and “Term B Loans” means two or more of them, collectively.

“Term B Maturity Date” means the seventh anniversary of the Closing Date (or if such day is not a Business Day, the next preceding Business Day).

“Term B Note” means a promissory note, dated as of the date of issue and substantially in the form of Exhibit B-2 hereto, evidencing the obligation of the Borrower to repay outstanding Term B Loans, as such note may be amended, modified or supplemented from time to time.

“Term Loan” means a Term B Loan, and “Term Loans” means any two or more of them, collectively.

“Threshold Amount” means $5,000,000.

“Total Leverage Ratio” means on any day the ratio of (i) Consolidated Funded Indebtedness as of the last day of the fiscal quarter of Holdings ending on, or most recently preceding, such date, less Cash on Hand, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on, or most recently preceding, such day.

“Total Outstandings” means, at any date the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trade Letter of Credit” has the meaning specified in Section 2.05(a).

“Trade Letter of Credit Fee” has the meaning specified in Section 2.11(b)(ii).

“Transaction” means the borrowing of the Loans on the Closing Date and of Term B Loans during the Availability Period for Term B Loans, the Merger, the Refinancing and the other events contemplated hereby and thereby to occur in connection therewith.

“Transaction Documents” means all agreements, instruments and documents relating to the Transaction.

“Type” has the meaning specified in Section 1.08.

“Unfunded Liabilities” means, except as otherwise provided in Section 5.12(a)(1)(B), (i) with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meanings specified in Section 3 of ERISA) and (ii) with respect to each Foreign Pension Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Foreign Pension Plan exceeds the current value of such Foreign Pension Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using the most recent actuarial assumptions and methods being used by the Foreign Pension Plan’s actuaries for financial reporting under applicable accounting and reporting standards.

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Unreimbursed Amount” has the meaning specified in Section 2.05(e)(iv).

“Unused Revolving Commitment Amount” means, for any period, the amount by which (i) the then applicable Revolving Committed Amount exceeds (ii) the daily average sum for such period of (A) the aggregate principal amount of all outstanding Revolving Loans plus (B) the aggregate amount of all outstanding L/C Obligations.  For the avoidance of doubt, no deduction shall be made on account of outstanding Swing Line Loans in calculating the Unused Revolving Commitment Amount.

“Voting Securities” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

Section 1.02  Other Interpretative Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.  The term “including” is by way of example and not limitation.  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03  Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.  All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from the Borrower that GAAP has not changed since the most recent financial statements delivered by the Borrower to the Lenders or if GAAP has changed describing such changes in detail and explaining how such changes affect the financial statements.  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 (or, prior to the delivery of the first financial statements pursuant to Section 6.01, consistent with the financial statements described in Section 5.05(a) (but without giving effect to any deviations from GAAP disclosed therein)); provided, however, that (i) if (A) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (B) either the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made, and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations made before and after giving effect to such change in GAAP and (ii) if any change in GAAP or the rules promulgated with respect thereto from those used in the preparation of the most recent annual or quarterly financial statements delivered pursuant to Section 6.01 (or, prior to the delivery of the first financial statements pursuant to Section 6.01, the financial statements described in Section 5.05(a) (but without giving effect to any deviations from GAAP disclosed therein) results in a change in any of the financial calculations required by Section 7.17 or otherwise specified in Article VII (including in each case all related definitions specified in Section 1.01) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as equitably to reflect such change such that the criteria for evaluation compliance with such covenants shall be the same after such changes as if such change had not been made.

Section 1.04  Rounding.  Any financial ratios required to be maintained by any Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05  References to Agreements and Laws.  Unless otherwise expressly provided herein, (i) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07  Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the L/C Documents related thereto, whether or not such maximum face amount is in effect at such time.

Section 1.08  Classes and Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class and Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period.  Loans hereunder are distinguished by “Class” and “Type”.  The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to whether such Loan is a Revolving Loan or a Term B Loan.  The “Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan.  Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Term B Eurodollar Loan”) indicates that such Loan is a Loan of both such Class and such Type (e.g., both a Term B Loan and a Eurodollar Loan) or that such Borrowing is comprised of such Loans.

ARTICLE II
THE CREDIT FACILITIES

Section 2.01  Commitments to Lend.

(a)           Revolving Loans.  Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower pursuant to this Section 2.01(a) from time to time during the Availability Period for Revolving Loans in amounts such that its Revolving Outstandings shall not exceed (after giving effect to all Revolving Loans repaid, all reimbursements of L/C Disbursements made, and all Refunded Swing Line Loans paid concurrently with the making of any Revolving Loans) its Revolving Commitment; provided that, immediately after giving effect to each such Revolving Loan, (i) the aggregate Revolving Outstandings shall not exceed the Revolving Committed Amount and (ii) with respect to each Revolving Lender individually, such Lender’s outstanding Revolving Loans plus its (other than the Swing Line Lender’s in its capacity as such) Participation Interests in outstanding Swing Line Loans plus its Participation Interests in outstanding L/C Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.  Each Revolving Borrowing comprised of Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000, and each Revolving Borrowing comprised of Base Rate Loans shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments and any L/C Borrowing may be in the aggregate amount of any outstanding Unreimbursed Amounts owed to one or more L/C Issuers as provided in Section 2.05(e)(iv)) and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments.  Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay, or, to the extent permitted by Section 2.09, prepay, Revolving Loans and reborrow under this Section 2.01(a).

(b)           Term B Loans.  Each Term B Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Term B Loans to the Borrower from time to time during the Availability Period for Term B Loans in an aggregate principal amount not exceeding its Term B Commitment.  Each Term B Borrowing comprised of Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000, and each Term B Borrowing comprised of Base Rate Loans shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the unused Term B Commitments) and shall be made from the several Term B Lenders ratably in proportion to their respective Term B Commitments.  The Term B Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Term B Maturity Date may not be reborrowed.  Each Term B Lender (or Affiliate or Approved Fund thereof) or Eligible Assignee having, in its sole discretion, committed to a Facilities Increase pursuant to Section 2.10(a) shall agree as part of such commitment that, on the Facilities Increase Date for such Facilities Increase in the aggregate Term B Commitments, on the terms and subject to the conditions set forth in its commitment therefor or otherwise agreed to as part of such commitment or set for in this Agreement as amended in connection with such Facilities Increase, such Term B Lender (or Affiliate or Approved Fund thereof) or Eligible Assignee will make a Term B Loan to the Borrower on the Facilities Increase Date for such Facilities Increase in a principal amount not to exceed such commitment to such Facilities Increase.

(c)           Swing Line Loans.

(i)            The Swing Line Lender agrees, on the terms and subject to the conditions set forth herein and in the other Loan Documents, to make a portion of the Revolving Commitments available to the Borrower from time to time during the Availability Period by making Swing Line Loans to the Borrower in Dollars (each such loan, a “Swing Line Loan” and, collectively, the “Swing Line Loans”); provided that (A) the aggregate principal amount of the Swing Line Loans outstanding at any one time shall not exceed the Swing Line Committed Amount, (B) with regard to each Lender individually (other than the Swing Line Lender in its capacity as such), such Lender’s outstanding Revolving Loans plus its Participation Interests in outstanding Swing Line Loans plus its Participation Interests in outstanding L/C Obligations shall not at any time exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (C) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of Swing Line Loans outstanding plus the aggregate amount of Revolving Loans outstanding plus the aggregate amount of L/C Obligations outstanding shall not exceed the  Revolving Committed Amount  and (D) the Swing Line Committed Amount shall not exceed the aggregate of the Revolving Commitments then in effect.  Swing Line Loans shall be made and maintained as Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof prior to the Swing Line Termination Date.  Swing Line Loans may be made notwithstanding the fact that such Swing Line Loans, when aggregated with the Swing Line Lender’s other Revolving Outstandings, exceeds its Revolving Commitment.  The proceeds of a Swing Line Borrowing may not be used, in whole or in part, to refund any prior Swing Line Borrowing.

(ii)           The principal amount of all Swing Line Loans shall be due and payable on the earliest of (A) the maturity date agreed to by the Swing Line Lender and the Borrower with respect to such Swing Line Loan (which maturity date shall not be more than seven Business Days from the date of advance thereof), (B) at the request of the Swing Line Lender, the last day of the current calendar quarter, (C) the Swing Line Termination Date, (D) the occurrence of any proceeding with respect to the Borrower under any Debtor Relief Law or (E) the acceleration of any Loan or the termination of the Revolving Commitments pursuant to Section 8.02.

(iii)          With respect to any Swing Line Loans that have not been voluntarily prepaid by the Borrower or paid by the Borrower when due under clause (ii) above, the Swing Line Lender (by request to the Administrative Agent) or the Administrative Agent at any time may, and shall at any time Swing Line Loans in an amount of $1,000,000 or more shall have been outstanding for more than seven days, on one Business Day’s notice, require each Revolving Lender, including the Swing Line Lender, and each such Lender hereby agrees, subject to the provisions of this Section 2.01(c), to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date notice is given.

(iv)          In the case of Revolving Loans made by Lenders other than the Swing Line Lender under clause (iii) above, each such Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Loans shall be immediately delivered to the Swing Line Lender (and not to the Borrower) and applied to repay the Refunded Swing Line Loans.  On the day such Revolving Loans are made, the Swing Line Lender’s Revolving Commitment Percentage of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall instead be outstanding as Revolving Loans.  The Borrower authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s account with the Administrative Agent (up to the amount available in such account) in order to pay immediately to the Swing Line Lender the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Lenders, including amounts deemed to be received from the Swing Line Lender, are not sufficient to repay in full such Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by Section 2.13.

(v)           A copy of each notice given by the Swing Line Lender pursuant to this Section 2.01(c) shall be promptly delivered by the Swing Line Lender to the Administrative Agent and the Borrower.  Upon the making of a Revolving Loan by a Revolving Lender pursuant to this Section 2.01(c), the amount so funded shall no longer be owed in respect of its Participation Interest in the related Refunded Swing Line Loans.

(vi)          If as a result of any proceeding under any Debtor Relief Law, Revolving Loans are not made pursuant to this Section 2.01(c) sufficient to repay any amounts owed to the Swing Line Lender as a result of a nonpayment of outstanding Swing Line Loans, each Revolving Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swing Line Loans in an amount equal to its Revolving Commitment Percentage of the unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from the Swing Line Lender, each Revolving Lender shall deliver to the Swing Line Lender an amount equal to its respective Participation Interest in such Swing Line Loans in same day funds at the office of the Swing Line Lender specified or referred to in Section 10.02.  In order to evidence such Participation Interest each Revolving Lender agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to all parties.  In the event any Revolving Lender fails to make available to the Swing Line Lender the amount of such Revolving Lender’s Participation Interest as provided in this Section 2.01(c)(vi), the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the customary rate set by the Swing Line Lender for correction of errors among banks in New York City for one Business Day and thereafter at the Base Rate plus the then Applicable Margin for Base Rate Loans.

(vii)         Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to purchase Participation Interests in outstanding Swing Line Loans pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including (without limitation) (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swing Line Lender, the Borrower, Holdings or any other Loan Party, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction in the amount of the Revolving Commitments after any such Swing Line Loans were made, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Lender, (v) whether any condition specified in Article IV is then satisfied or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the forgoing.  If such Lender does not pay such amount forthwith upon the Swing Line Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swing Line Lender shall be deemed to continue to have outstanding Swing Line Loans in the amount of such unpaid Participation Interest for all purposes of the Loan Documents other than those provisions requiring the other Lenders to purchase a participation therein.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder to the Swing Line Lender to fund Swing Line Loans in the amount of the Participation Interest in Swing Line Loans that such Lender failed to purchase pursuant to this Section 2.01(c)(vi) until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.02  Notice of Borrowings.

(a)           Borrowings Other Than Swing Line Loans.  Except in the case of Swing Line Loans and L/C Borrowings, the Borrower shall give the Administrative Agent a Notice of Borrowing not later than 1:00 P.M. on (i) the Business Day immediately preceding each Base Rate Borrowing and (ii) the third Business Day before each Eurodollar Borrowing (unless the Borrower wishes to request an Interest Period for such Borrowing other than one, two, three or six months in duration as provided in the definition of “Interest Period”, in which case on the fourth Business Day before each such Eurodollar Borrowing), specifying:

(i)            the date of such Borrowing, which shall be a Business Day;

(ii)           the aggregate amount of such Borrowing;

(iii)          the Class and initial Type of the Loans comprising such Borrowing; and

(iv)          in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and to Section 2.06(a); and

(v)           the location (which must be in the United States) and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the initial Interest Period is not specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of Interest Period and to Section 2.06(a).

(b)           Swing Line Borrowings.  The Borrower shall request a Swing Line Loan by written notice (or telephone notice promptly confirmed in writing) substantially in the form of Exhibit A-4 hereto (a “Swing Line Loan Request”) to the Swing Line Lender and the Administrative Agent not later than 1:30 P.M. on the Business Day of the requested Swing Line Loan.  Each such notice shall be irrevocable and shall specify (i) that a Swing Line Loan is requested, (ii) the date of the requested Swing Line Loan (which shall be a Business Day) and (iii) the principal amount of the Swing Line Loan requested.  Each Swing Line Loan shall be made as a Base Rate Loan and, subject to Section 2.01(c)(ii), shall have such maturity date as agreed to by the Swing Line Lender and the Borrower upon receipt by the Swing Line Lender of the Swing Line Loan Request from the Borrower.

(c)           L/C Borrowings.  Each L/C Borrowing shall be made as specified in Section 2.05(e)(iv) without the necessity of a Notice of Borrowing.

Section 2.03  Notice to Lenders; Funding of Loans.

(a)           Notice to Lenders.  If the Borrower has requested an Interest Period of nine or twelve months or less than one month in duration, the Administrative Agent shall give prompt notice of such request to the Lenders having Commitments of the applicable Class and determine whether the requested Interest Period is acceptable to all of them.  Not later than 2:00 P.M. on the third Business Day before the requested date of such a Eurodollar Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested interest Period has been consented to by all the Lenders.  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)           Funding of Loans.

(i)            Not later than 1:00 P.M. on the date of each Borrowing (other than a Swing Line Borrowing and a L/C Borrowing), each Lender participating therein shall make available its share of such Borrowing, in Federal or other immediately available funds, to the

Administrative Agent at the Administrative Agent’s Office.  Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMCB with the amount of such funds or (ii) in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent, wire transfer of such funds to such other account as may be specified for such purpose from time to time by the Borrower to the Administrative Agent or as may have been otherwise specified by the Borrower in the applicable Notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

(ii)           Not later than 3:00 P.M. on the date of each Swing Line Borrowing, the Swing Line Lender shall, unless the Administrative Agent shall have notified the Swing Line Lender that any applicable condition specified in Article IV has not been satisfied, make available the amount of such Swing Line Borrowing, in Federal or other immediately available funds, to the Borrower at the Swing Line Lender’s address referred to in Section 10.02.

(iii)          Not later than 1:00 P.M. on the date of each L/C Borrowing, each Revolving Lender shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office.  Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied (other than the delivery of a Notice of Borrowing), the Administrative Agent shall remit the funds so received to the L/C Issuer which has issued Letters of Credit having outstanding Unreimbursed Amounts as contemplated by Section 2.05(e)(v).

(c)           Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06, in the case of the Borrower, and (ii) the Federal Funds Rate, in the case of such Lender.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to purchase Participation Interests in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder or to fund and Participation Interest shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing or fund any such Participation Interest, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing or fund its Participation Interest.

(e)           Failed Loans.  If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (e)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any Law, rule, regulation or requirement applicable to the Administrative Agent.  Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan of the same Class as the Failed Loan to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04  Evidence of Loans.

(a)           Lender Accounts.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           Administrative Agent Records.  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           Evidence of Indebtedness.  The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section 2.04 shall be prima facie evidence absent demonstrable error of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d)           Notes.  Notwithstanding any other provision of this Agreement, if any Lender shall request and receive a Note or Notes as provided in Section 10.07 or otherwise, then the Loans of such Lender shall be evidenced by a single Revolving Note or Term B Note, as applicable, in each case, substantially in the form of Exhibit B-1 or B-2, as applicable, payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Revolving Loans or Term B Loans , as applicable.  If requested by the Swing Line Lender, the Swing Line Loans shall be evidenced by a single Swing Line Note, substantially in the form of

Exhibit B-3, payable to the order of the Swing Line Lender in an amount equal to the aggregate unpaid principal amount of the Swing Line Loans.

(e)           Note Endorsements.  Each Lender having one or more Notes shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any permitted transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note.  Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05  Letters of Credit.

(a)           Issuance of Letters of Credit.  Subject to the terms and conditions set forth herein, (i) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account, and upon the request, of the Borrower or one or more of its Subsidiaries and in support of (x) trade obligations of the Borrower and/or its Subsidiaries, which shall be payable at sight in Dollars (each such letter of credit, a “Trade Letter of Credit” and, collectively, the “Trade Letters of Credit”) and (y) such other obligations of the Borrower incurred for its general corporate purposes (each such letter of credit, a “Standby Letter of Credit” and, collectively, the “Standby Letters of Credit”), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (c) below, and (B) to honor drawings under its Letters of Credit, and (ii) each Revolving Lender severally agrees to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawing thereunder in accordance with the provisions of subsection (e) below; provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the L/C Obligations shall not exceed the L/C Sublimit, (ii) the Revolving Outstandings shall not exceed the Revolving Committed Amount and (iii) with respect to each individual Revolving Lender, the aggregate outstanding principal amount of the Revolving Lender’s Revolving Loans plus its Participation Interests in outstanding L/C Obligations plus its (other than the Swing Line Lender’s) Participation Interests in outstanding Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.  Each request by the Borrower or a Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower and such Subsidiary that the issuance or amendment of such Letter of Credit complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the period specified in clause (i)(A) above, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)           Certain Limitations on Issuances of Letters of Credit.

(i)            No L/C Issuer shall issue any Letter of Credit, if (A) subject to subsection (c) below with respect to Auto-Extension Letters of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months (or 24 months for Letters of Credit having an aggregate stated or face amount not exceeding $10,000,000 at any time outstanding) after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date, (B) the expiry date of such requested letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date or (C) such Letter of Credit is to be used for any purpose other than for its general corporate purposes unless the Required Revolving Lenders have consented thereto.

(ii)           No L/C Issuer shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having a force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it; (B) the issuance of such Letter of Credit shall violate any Laws or one ore more policies of such L/C Issuer; (C) except as otherwise agreed by the Administrative Agent and the applicable L/C issuer, such Letter of Credit is in an initial face amount less than $100,000, in the case of a Trade Letter of Credit, or $250,000, in the case of a Standby Letter of Credit; (D) such Letter of Credit is to be denominated in a currency other than Dollars; or (E) a default of any Revolving Lender’s obligations to fund under subsection (e)(iv) or (vi) below exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iii)          No L/C issuer shall amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv)          No L/C issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(c)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) substantially in the form of Exhibit A-3 hereto (a “Letter of Credit Request”), appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Request must be received by the L/C Issuer and the Administrative Agent not later than 11:00 A.M. at least two Business Days (or such later date and time as the Administrative Agent and the L/C issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer:  (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  If requested by the applicable L/C Issuer, the Borrower shall also submit a letter of credit application on such L/C Issuer’s standard form in connection with any request for the issuance or amendment of a Letter of Credit.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions thereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii)          If the Borrower so requests in any applicable Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of the provisions of subsection (b)(i) or (ii) above or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (x) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (y) from the Administrative Agent, any Revolving Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.04 is not then satisfied, and in each such case directing the L/C issuer not to permit such extension.

(iv)          If any Letter of Credit contains provisions providing for automatic reinstatement of the stated amount after any drawing thereunder, (A) unless otherwise directed by the L/C issuer to permit such reinstatement, and (B) the Administrative Agent and the Revolving Lenders hereby authorize and direct the L/C issuer to permit such automatic reinstatement, whether or not a Default then exists, unless the L/C Issuer has received a notice (which may be by telephone or in writing) on or before the date that is two Business Days before the reinstatement date from the Administrative Agent, the Required Revolving Lenders or any Loan Party that one or more of the applicable conditions specified in Section 4.04 is not then satisfied and directing the L/C issuer to cease permitting such automatic reinstatement of such Letter of Credit.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d)           Purchase and Sale of Letter of Credit Participations.  Immediately upon the issuance by an L/C Issuer of an Letter of Credit, such L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from such L/C Issuer, without recourse or warranty, an undivided participation interest in such Letter of Credit and the related L/C Obligations in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount (although any fronting fee payable under Section 2.11 shall be payable directly to the Administrative Agent for the account of the applicable L/C Issuer, and the Lenders (other than such L/C Issuer) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Commitments pursuant to Section 2.10(a) or Section 10.07, there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit and all L/C Obligations to reflect the adjusted Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Commitments, as the case may be.

(e)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof and shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored.  If the L/C Issuer determines that any such drawing shall be honored, such L/C Issuer shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrower and the Administrative Agent as to the amount to be paid as a result of such drawing and the payment date (each such date, an “Honor Date”).

(ii)           The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse each L/C Issuer through the Administrative Agent for any amounts paid by such L/C Issuer upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the L/C Issuer may pay or incur relative to such drawing.  Such reimbursement payment shall be due and payable (i) at or before 1:00 P.M. on the date the Honor Date if the L/C Issuer notifies the Borrower of such drawing at or before 12:00 P.M. on the Honor Date or (ii) at or before 1:00 P.M. on the next succeeding Business Day if such notice if given after 12:00 P.M. on the Honor Date; provided that no payment otherwise required by this sentence to be made by the Borrower at or before 1:00 P.M. on any day shall be overdue hereunder if arrangements for such payment by virtue of a Borrowing of Revolving Loans or a Swing Line Loan or other arrangements satisfactory to the applicable L/C Issuer, in its reasonable discretion, shall have been made by the Borrower at or before 1:00 P.M. on such day and such payment is actually made at or before 3:00 P.M. on such day.  In addition, the Borrower agrees to pay to the L/C Issuer interest, payable on demand, on any and all amounts not paid by the Borrower to the L/C Issuer when due under this subsection (e)(ii), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Revolving Base Rate Loans for such day.  Each reimbursement and other payment to be made by the Borrower pursuant to this clause (ii) shall be made to the L/C Issuer in Federal or other funds immediately available to it at its address referred to in Section 10.02.

(iii)          Subject to the satisfaction of all applicable conditions set forth in Article IV, the Borrower may, at its option, utilize the Swing Line Commitment or the Revolving Commitments, or make other arrangements for payment satisfactory to the L/C Issuer, for the reimbursement of all L/C Disbursements as required by clause (ii) above.

(iv)          With respect to any L/C Disbursement that have not been reimbursed by the Borrower when due under clauses (ii) and (iii) above (an “Unreimbursed Amount”), the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the Unreimbursed Amount and the amount of such Revolving Lender’s pro-rata share thereof such Revolving Lender’s pro-rata share of such unreimbursed L/C Disbursement (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount).  In such event, the Borrower shall be deemed to have requested a Borrowing (a “L/C Borrowing”) of Revolving Base Rate Loans to be disbursed on the Honor Date in an aggregate amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(a), but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.04 (other than the delivery of a Notice of Borrowing), and each such Revolving Lender hereby agrees to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the Unreimbursed Amount outstanding on the date notice is given.  Any such notice given by a L/C Issuer or the Administrative Agent given pursuant to this clause (iv) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(v)           Each Revolving Lender (including any Revolving Lender acting as L/C Issuer in respect of any Unreimbursed Amount) shall, upon any notice from the Administrative Agent pursuant to clause (iv) above, make the amount of its Revolving Loan available to the Administrative Agent, in Dollars in Federal or other immediately available funds same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day specified in such notice, whereupon, subject to clause (vi) below, each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in satisfaction of the Unreimbursed Amount to the extent of such funds.

(vi)          With respect to any Unreimbursed Amount that is not fully refinanced by a L/C Borrowing pursuant to clauses (iv) and (v) above because the conditions set forth in Section 4.04 cannot be satisfied or for any other reason, the L/C Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender (other than the relevant L/C Issuer), and each such Revolving Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such L/C Issuer, such Revolving Lender’s pro-rata share of such Unreimbursed Amount (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) in Dollars in Federal or other immediately available funds.  Such payment from the Revolving Lenders shall be due (i) at or before 1:00 P.M. on the date the Administrative Agent so notifies a Revolving Lender, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Revolving Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to the applicable L/C Issuer).  Each payment by a Revolving Lender to the Administrative Agent for the account of an L/C Issuer in respect of an Unreimbursed Amount shall constitute a payment in respect of its Participation Interest in related Letter of Credit purchased pursuant to subsection (d) above.  The failure of any Revolving Lender to make available to the Administrative Agent for the account of an L/C Issuer its pro-rata share of any Unreimbursed Amount shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such L/C Issuer its pro-rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the L/C Issuer such other Lender’s pro-rata share of any such payment.  Upon payment in full of all amounts payable by a Lender under this clause (vi), such Lender shall be subrogated to the rights of the L/C Issuer against the Borrower to the extent of such Lender’s pro-rata share of the related L/C Obligation so paid (including interest accrued thereon).

(vii)         Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to make payments in respect of its Participation Interests in Unreimbursed Amounts pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including:  (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans as a part of a L/C Borrowing pursuant to clause (iv) above is subject to the conditions set forth in Section 4.04 (other than delivery by the Borrower of a Notice of Borrowing).  No such making by a Revolving Lender of a Revolving Loan or a payment by a Revolving Lender of an amount in respect of its Participation Interest in Unreimbursed Amounts shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(viii)        If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this subsection (e) by the time specified therefor, the applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Rate for such day.  Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day  A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (viii) shall be conclusive absent manifest error.

(f)            Repayment of Funded Participations in Respect of Drawn Letters of Credit.

(i)            Whenever the Administrative Agent receives a payment of an L/C Obligation as to which the Administrative Agent has received for the account of an L/C Issuer any payments from the Revolving Lenders pursuant to subsection (e) above (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall promptly pay to each Revolving Lender which has paid its pro-rata share thereof an amount equal to such Lender’s pro-rata share of the amount thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which the payments from the Revolving Lenders were received) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C issuer pursuant to clause (i) above is required to be returned under any of the circumstances  described in Section 10.06 (including pursuant to any settlement entered into by the L/C issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its pro-rata share thereof (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate for such day.

(g)           Obligations Absolute.  The obligations of the Borrower under Section 2.05(e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)           any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement, any Letter of Credit or any other Loan Document;

(iii)          the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv)          the existence of any claim, counterclaim, set-off, defense or other rights that the Borrower or any Subsidiary may have at any time against a beneficiary or any transferee of a Letter of Credit (or any Person for whom the beneficiary or transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v)           any draft, demand, certificate, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(vi)          any payment by the L/C Issuer under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vii)         any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)        any other act or omission to act or delay of any kind by any L/C Issuer or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a defense to, or a legal or equitable discharge of, the Borrower’s or any Subsidiary’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(h)           Role of L/C Issuers; Reliance.  Each Revolving Lender and the Borrower agree that, in determining whether to pay under any Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Request.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of subsection (g) of this Section 2.05; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s bad faith, willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Each L/C Issuer shall be entitled (but not obligated) to rely, and shall be fully protected in relying, on the representation and warranty by the Borrower set forth in the last sentence of Section 4.04 to establish whether the conditions specified in paragraphs (b) and (c) of Section 4.04 are met in connection with any issuance or extension of a Letter of Credit.  Each L/C Issuer shall be entitled to rely, and shall be fully protected in relying, upon advice and statements of legal counsel, independent accountants and other experts selected by such L/C Issuer and upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopier, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless the beneficiary and the Borrower shall have notified such L/C Issuer that such documents do not comply with the terms and conditions of the Letter of Credit.  Each L/C Issuer shall be fully justified in refusing to take any action requested of it under this Section 2.05 in respect of any Letter of Credit unless it shall first have received such advice or concurrence of the Required Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting or continuing to omit, any such action.  Notwithstanding any other provision of this Section 2.05, each L/C Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Section 2.05 in respect of any Letter of Credit in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant hereto shall be binding upon all Revolving Lenders and all future holders of participations in such Letter of Credit.

(i)            Cash Collateral.  If the Borrower is required pursuant to the terms of this Agreement or any other Loan Document to Cash Collateralize any L/C Obligations, the Borrower shall deposit in an account (which may be the L/C Cash Collateral Account under the Security Agreement) with the Collateral Agent an amount in cash equal to 105% of such L/C Obligations.  Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the L/C Obligations.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Collateral Agent will, at the request of the Borrower, invest amounts deposited in such account in Cash Equivalents; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent.  The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents.  Other than any interest or profits earned on such investments, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Collateral Agent to reimburse the L/C Issuers immediately for drawings under the applicable Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the L/C Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09(b)(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that, after giving effect to such return, (i) the aggregate Revolving Outstandings would not exceed the Revolving Committed Amount and (ii) no Default or Event of Default shall have occurred and be continuing.  If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 2.09(b)(ii), (iii), (iv) or (v), interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower after the full amount of such deposit has been applied by the Collateral Agent to reimburse the L/C Issuer for drawings under Letters of Credit.  The Borrower hereby pledges and assigns to the Collateral Agent, for its benefit and the benefit of the L/C Issuers and the Revolving Lenders, the cash collateral account established hereunder (and all monies and investments held therein) to secure all L/C Obligations and Revolving Loans.

(j)            Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Trade Letter of Credit.

(k)           Conflict with L/C Documents.  In the event of any conflict between this Agreement and any L/C Document, this Agreement shall govern.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)          Indemnification of L/C Issuers.

(i)            In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save each L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable Attorney Costs) that such L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such L/C Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”); provided that such indemnity shall not be available to the extent that such claims, demands, liabilities, damages, losses, costs, charges and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such L/C Issuer.

(ii)           In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the L/C Issuer under any resulting liability to the Borrower or any other Loan Party.  It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the L/C Issuers against any and all risks involved in the issuance of any Letter of Credit, all of which risks are hereby assumed by the Loan Parties, including, without limitation, any and all risks, whether rightful or wrongful, of any present or future Government Acts.  The L/C Issuers shall not, in any way, be liable for any failure by the L/C Issuers or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the L/C Issuers.

(iii)          Nothing in this subsection (m) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.05.  The obligations of the Borrower under this subsection (m) shall survive the termination of this Agreement.  No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any L/C Issuer to enforce any right, power or benefit under this Agreement.

(iv)          Notwithstanding anything to the contrary contained in this subsection (n), the Borrower shall have no obligation to indemnify any L/C Issuer in respect of any liability incurred by the L/C Issuer arising solely out of the gross negligence or willful misconduct of the L/C Issuer, as determined by a court of competent jurisdiction.  Nothing in this Agreement shall relieve any L/C Issuer of any liability to the Borrower in respect of any action taken by the L/C Issuer which action constitutes gross negligence or willful misconduct of the L/C Issuer or a violation of the UCP or Uniform Commercial Code, as applicable, as determined by a court of competent jurisdiction.

(n)           Resignation of an L/C Issuer.  An L/C Issuer may resign at any time by giving 60 days’ notice to the Administrative Agent, the Revolving Lenders and the Borrower; provided, however,

that any such resignation shall not affect the rights or obligations of the L/C Issuer with respect to Letters of Credit issued by it prior to such resignation.  Upon any such resignation, the Borrower shall (within 60 days after such notice of resignation) either appoint a successor, or terminate the unutilized L/C Commitment of such L/C Issuer; provided, however, that, if the Borrower elects to terminate such unutilized L/C Commitment, the Borrower may at any time thereafter that the Revolving Commitments are in effect reinstate such L/C Commitment in connection with the appointment of another L/C Issuer.  Upon the acceptance of any appointment as an L/C Issuer hereunder by a successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer and the retiring L/C Issuer shall be discharged from its obligations to issue Additional Letters of Credit hereunder.  The acceptance of any appointment as L/C Issuer hereunder by a successor L/C Issuer shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.  After the resignation of an L/C Issuer hereunder the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation but shall not be required to issue additional Letters of Credit.

(o)           Reporting.  Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

Section 2.06  Interest.

(a)           Rate Options Applicable to Loans.  Each Borrowing made prior to the Syndication Date shall be comprised of Base Rate Loans or (except in the case of Swing Line Loans, which shall be made and maintained as Base Rate Loans, and L/C Borrowings, which shall be made initially as Base Rate Loans) Eurodollar Loans with a three-month (or of a duration less than one month as may be agreed to by all of the Lenders having Commitments or Loans of the applicable Class) Interest Period (ending on the same date), as the Borrower may request pursuant to Section 2.02.  Each Borrowing made on or after the Syndication Date shall be comprised of Base Rate Loans or (except in the case of Swing Line Loans, which shall be made and maintained as Base Rate Loans) Eurodollar Loans, as the Borrower may request pursuant to Section 2.02.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than ten separate Groups of Eurodollar Loans being outstanding hereunder at any one time.  For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

(b)           Base Rate Loans.  Each Loan of a Class which is made as, or converted into, a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Base Rate for such day plus the then Applicable Margin.  Such interest shall be payable in arrears on each Interest Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a Eurodollar Loan, on the date such Base Rate Loan is so converted.  Any overdue principal of and, to the extent permitted by Law, interest on any Base Rate Loan of any Class shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin for Base Rate Loans of the same Class for such day.

(c)           Eurodollar Loans.  Each Eurodollar Loan of a Class shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the then Applicable Margin.  Such interest shall be payable for each Interest Period on each Interest Payment Date.  Any overdue principal of and, to the extent permitted by Law, interest on any Eurodollar Loan of any Class shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Eurodollar Loans of the same Class for such day (or, if the circumstances described in Section 3.02 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day plus the Applicable Margin for Base Rate Loans of the same Class for such day).

(d)           Determination and Notice of Interest Rates.  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.  Any notice with respect to Eurodollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to the provisions of the definition of “Applicable Margin” providing for adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto.  When during an Interest Period any event occurs that causes an adjustment in the Applicable Margin applicable to Loans to which such Interest Period is applicable, the Administrative Agent shall give prompt notice to the Borrower and the Lenders of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

(e)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a) or (f), the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing herein or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate equal to (i) in the case of principal of any Loan, the rate otherwise applicable to such Loan during such period pursuant to this Section 2.06 plus 2.00% (without duplication of any amount owing in respect of Base Rate Loans under the third sentence of Section 2.06(b) or in respect of Eurodollar Loans under the third sentence of Section 2.06(c)), (ii) in the case of interest on any Loan, the rate specified in the third sentence of Section 2.06(b) in respect of Base Rate Loans, or in the third sentence of Section 2.06(c) in respect of Eurodollar Loans, and (iii) in the case of any other amount, if expressly provided for herein, at the rate so provided and otherwise at the Base Rate plus the Applicable Margin for Revolving Base Rate Loans plus 2.00%.

Section 2.07  Extension and Conversion.

(a)           Continuation and Conversion Options.  The Loans included in each Borrowing shall bear interest initially at the type of rate allowed by Section 2.06 and as specified by the Borrower in the applicable Notice of Borrowing.  Thereafter, the Borrower shall have the option, on any Business

Day, to elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article III and subsection 2.07(d)), as follows:

(i)            if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)           if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) (which may be by telephone if promptly confirmed in writing, which notice shall not thereafter be revocable by the Borrower, to the Administrative Agent not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective; provided, however, that if the Borrower wishes to request to continue Loans as Eurodollar Loans or convert Loans to Eurodollar Loans in either case having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, then the applicable Notice of Extension/Conversion must be received by the Administrative Agent not later than 11:00 A.M. on the fourth Business Day before the conversion or continuation selected in such notice is to be effective, whereupon the Administrative Agent shall (i) give prompt notice to the Lenders having Commitments or Loans of the applicable Class and determine whether the requested Interest Period is acceptable to all of them and (ii) notify the Borrower not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all of the Lenders having Commitments or Loans of the applicable Class.  A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Extension/Conversion applies, and the remaining portion to which it does not apply, are each $2,000,000 or any larger multiple of $500,000.

(b)           Contents of Notice of Extension/Conversion.  Each Notice of Extension/Conversion shall specify:

(i)            the Group of Loans (or portion thereof) to which such notice applies;

(ii)           the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.07(a) above;

(iii)          if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)          if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period”.  If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group be converted to Base Rate Loans as of the last day of such Interest Period.

(c)           Notification to Lenders.  Upon receipt of a Notice of Extension/Conversion from the Borrower pursuant to subsection 2.07(a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof.

(d)           Limitation on Conversion/Continuation Options.  The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if (i) the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $2,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent and the Required Lenders have directed the Administrative Agent during the period of such Event of Default that Eurodollar Loans shall no longer be made available to the Borrower.

(e)           Accrued Interest.  Accrued interest on a Loan (or portion thereof) being extended or converted shall be paid by the Borrower (i) with respect to any Base Rate Loan being converted to a Eurodollar Loan, on the last Business Day of the first fiscal quarter of the Borrower ending on or after the date of conversion and (ii) otherwise, on the date of extension or conversion.

Section 2.08  Maturity of Loans.

(a)           Maturity of Revolving Loans.  The Revolving Loans shall mature on the Revolving Termination Date, and any Revolving Loans, Swing Line Loans and L/C Obligations then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable on such date.

(b)           Scheduled Amortization of Term B Loans.  The Borrower shall repay, and there shall become due and payable (together with accrued interest thereon) on each Principal Amortization Payment Date and on the Term B Maturity Date (i) the sum of (A) ¼ of 1% of the aggregate initial principal amount of the Term B Loans outstanding at the close of the Availability Period for Term B Loans in the case of the first 27 Principal Amortization Payment Dates and (B) ¼ of 1% of the aggregate initial principal amount of each additional Term B Loans made as part of a Facilities Increase in the case of each of the then remaining Principal Amortization Payment Dates occurring after each such applicable Facilities Increase and prior to the Term B Maturity Date and (ii) the remaining outstanding principal amount of all Term B Loans on the Term B Maturity Date.

Section 2.09  Prepayments.

(a)           Voluntary Prepayments.  The Borrower shall have the right voluntarily to prepay Loans in whole or in part from time to time, subject to Section 3.05; provided, however, that (i) each partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, in the case of Eurodollar Loans, and $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Base Rate Loans and (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent, in the case of any Revolving Loan which is a Base Rate Loan or any Swing Line Loan, by 1:00 P.M. (or 1:30 P.M. in the case of Swing Line Loans), on the date of prepayment and, in the case of any other Loan, by 1:00 P.M., at least three Business Days prior to the date of prepayment.  Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Revolving Loan, Term B Loan, or Swing Line Loan, whether the Loan to be prepaid is a Eurodollar Loan or a Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan.  Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein.  Subject to the foregoing and to Section 5.18, amounts prepaid under this Section 2.09(a) shall be applied as the Borrower may elect;

provided that if the Borrower fails to specify the application of a voluntary prepayment, then such prepayment shall be applied first to Revolving Loans, then to Swing Line Loans and then to the Term B Loans (in each case ratably to the remaining Principal Amortization Payments thereof), in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period.  All prepayments of Eurodollar Loans under this Section 2.09(a) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(b)           Mandatory Prepayments.

(i)            Revolving Committed Amount.  If on any date the aggregate Revolving Outstandings exceed the Revolving Committed Amount, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on such date an aggregate principal amount of Swing Line Loans equal to such excess.  If the outstanding Swing Line Loans have been repaid in full, the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon), Revolving Loans in such amounts as are necessary so that, after giving effect to the repayment of the Swing Line Loans and the repayment of Revolving Loans, the aggregate Revolving Outstandings do not exceed the Revolving Committed Amount.  If the outstanding Revolving Loans and Swing Line Loans have been repaid in full, the Borrower shall Cash Collateralize L/C Obligations so that, after giving effect to the repayment of Swing Line Loans and Revolving Loans and the Cash Collateralization of L/C Obligations pursuant to this subsection (i), the aggregate Revolving Outstandings does not exceed the Revolving Committed Amount.  In determining the aggregate Revolving Outstandings for purposes of this subsection (i), L/C Obligations shall be reduced to the extent that they are Cash Collateralized as contemplated by this subsection (i).  Each prepayment of Revolving Loans required pursuant to this subsection (i) shall be applied ratably among outstanding Revolving Loans based on the respective amounts of principal then outstanding.  Each Cash Collateralization of L/C Obligations required by this subsection (i) shall be applied ratably among L/C Obligations based on the respective amounts thereof then outstanding.

(ii)           Excess Cash Flow.  Within 100 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending October 31, 2007), the Borrower shall prepay the Loans and/or Cash Collateralize or pay the L/C Obligations in an amount equal to Applicable Percentage of the Excess Cash Flow for such prior fiscal year.  As used in this Section 2.09(b)(ii), the term “Applicable Percentage” for any fiscal year means (i) 50% or (ii) if the Senior Leverage Ratio as of the last day of the fiscal year in respect of which Excess Cash Flow is being determined is less than 3.0 to 1.0, then the Applicable Percentage shall be zero for that fiscal year.

(iii)          Asset Dispositions, Casualties and Condemnations, etc.  Within five Business Days after receipt by any Group Company of Net Cash Proceeds from any Asset Disposition (other than any Excluded Asset Disposition), Casualty or Condemnation, the Borrower shall prepay the Loans and/or Cash Collateralize or pay the L/C Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation; provided, that no such prepayment caused by the receipt of Net Cash Proceeds from any Asset Disposition shall be required to the extent that the sum of such Net Cash Proceeds and all other Net Cash Proceeds from Asset Dispositions occurring after the Closing Date and during the same fiscal year does not exceed $5,000,000 (it being understood that a prepayment shall only be required of such excess).

(iv)          Debt Issuances.  Within five Business Days after receipt by any Group Company of Net Cash Proceeds from any Debt Issuance (other than any Debt Issuance permitted pursuant to clauses (i) through (xvi) of Section 7.01 of this Agreement), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(v)           Payments in Respect of Subordinated Indebtedness.  Immediately upon receipt by the Administrative Agent or any Lender of any amount so payable pursuant to the subordination provision of any Indebtedness of Holdings or any of its Subsidiaries that is subordinate to the Senior Credit Obligations, all proceeds thereof shall be applied as set forth in subsection (vi)(B) below.

(vi)          Application of Mandatory Prepayments.  Subject to Section 8.03, all amounts required to be paid pursuant to this Section 2.09(b) shall be applied as follows:

(A)          with respect to all amounts paid pursuant to Section 2.09(b)(i), first to Swing Line Loans, second to Revolving Loans and third to Cash Collateralize L/C Obligations;
(B)           with respect to all amounts paid pursuant to Section 2.09(b)(ii), (iii), (iv) or (v), (1) first to the Term B Loans (ratably to the remaining Principal Amortization Payments thereof or, at the option of the Borrower, in direct order for not more than the next four Principal Amortization Payments and then ratably to the remaining Principal Amortization Payments thereof) (with a corresponding reduction in the Term B Committed Amount pursuant to Section 2.10(c), and (2) second, (x) to the Swing Line Loans (with a corresponding reduction in the Swing Line Committed Amount pursuant to Section 2.10(c)), (y) then to Revolving Loans (with a corresponding reduction in the Revolving Committed Amount pursuant to Section 2.10(c)), and (z) then to Cash Collateralize L/C Obligations.

(vii)         Order of Applications.  Any amounts required to be applied to Revolving Outstandings as provided in this Section 2.09(b) above remaining after such application shall be applied to the Term B Loans (in each case ratably to the remaining Principal Amortization Payments thereof).  Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then, subject to subsection (viii) below, to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.09(b) shall be subject to Section 3.05 and to paragraph (c) below.  All prepayments under this Section 2.09(b) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(viii)        Prepayment Accounts.  Amounts to be applied as provided in subsection (vi) above to the prepayment of Loans of any Class shall be applied first to reduce outstanding Base Rate Loans of such Class.  Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Loans of such Class immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for the Loans of such Class.  The Administrative Agent shall apply any cash deposited in the Prepayment Account for any Class of Loans, upon withdrawal by the Collateral Agent, to prepay Eurodollar Loans of such Class on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Loans of such Class have been prepaid or until all the allocable cash on deposit in the Prepayment Account for such Class has been exhausted.  For purposes of this Agreement, the term “Prepayment Account” for any Class of Loans shall mean an account (which may include the Prepayment Account established under the Security Agreement) established by the Borrower with the Collateral Agent and over which the Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection (viii).  The Collateral Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account for any Class of Loans in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurodollar Loans of such Class to be prepaid; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a Requisite Priority Lien in favor of the Collateral Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent.  The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto.  Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest.  Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account until all outstanding Loans of any applicable Class with respect to which amounts have been deposited in the Prepayment Accounts have been prepaid in full, at which time so much thereof as is not required to make payment of the Senior Credit Obligations which have become due and payable (whether by scheduled maturity, acceleration or otherwise) shall be withdrawn by the Collateral Agent on the next Business Day following the day on which the Collateral Agent considers the funds deposited therein to be collected funds and disbursed to the Borrower or its order.  If the maturity of the Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, cause the Collateral Agent to withdraw amounts on deposit in the Prepayment Account for the applicable Class of Loans and, subject to Section 8.03, apply such funds to satisfy the Senior Credit Obligations of the applicable Class or Classes.

(ix)           Notice.  The Borrower shall give to the Administrative Agent and the Lenders at least five Business Days’ prior written or telecopy notice of each and every event or occurrence requiring a prepayment under Section 2.09(b)(ii), (iii), (iv) or (v), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; provided, however, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five Business Days after the occurrence of such event.

Section 2.10  Adjustment of Commitments.

(a)           Optional Increase of Revolving and Term B Commitments.

(i)            The Borrower shall have the right to give the Administrative Agent, after the Closing Date, a Facilities Increase Notice to request an increase (each a “Facilities Increase”) in the aggregate Revolving Commitments or the disbursement of Term B Loans in excess of the Term B Loans previously disbursed, in a principal amount not to exceed $200,000,000 in the aggregate for all such requests; provided, however, that (A) no Facilities Increase in the Revolving Commitments shall be effective later than one year prior to the Revolving Termination Date, (B) no Facilities Increase in the Term B Commitments shall be effective later than two years prior to the Term B Maturity Date, (C) no Facilities Increase shall be effective earlier than 10 days after the delivery of the Facilities Increase Notice to the Administrative Agent in respect of such Facilities Increase and (D) no more than three Facilities Increases shall be made.

(ii)           The Administrative Agent shall promptly notify each Lender of the proposed Facilities Increase and of the proposed terms and conditions therefor agreed between the Borrower and the Administrative Agent.  Each such Lender (and each of their Affiliates and Approved Funds) may, in its sole discretion, commit to participate in such Facilities Increase by forwarding its commitment to the Administrative Agent therefor in form and substance satisfactory to the Administrative Agent within 10 days of receipt of such notice.  The Administrative Agent shall allocate, in its sole discretion but in amounts not to exceed for each such Lender the commitment received from such Lender, Affiliate or Approved Fund, the Commitments to be made as part of the Facilities Increase to the Lenders from which it has received such written commitments.  If the Administrative Agent does not receive sufficient commitments from existing Lenders or their Affiliates or Approved Funds, it may, after consultation with the Borrower, allocate to Eligible Assignees any excess of the proposed amount of such Facilities Increase agreed with the Borrower over the aggregate amounts of the commitments received from existing Lenders.

(iii)          Each Facilities Increase shall become effective on a date agreed by the Borrower and the Administrative Agent (each a “Facilities Increase Date”), which shall be in any case on or after the date of satisfaction of the conditions precedent set forth in Section 4.05 and following notice to the Lenders and the Borrower of  such effectiveness.  Once a Facilities Increase becomes effective, the Administrative Agent shall record in the Register all applicable additional information in respect of such Facilities Increase.

(iv)          On the Facilities Increase Date for any Facilities Increase in the Revolving Commitments, each Lender participating in such Facilities Increase shall purchase from each existing Revolving Lender having Revolving Loans outstanding on such Facilities Increase Date, without recourse or warranty, an undivided participation interest in such outstanding Revolving Loans in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount (after giving effect to such Facilities Increase) so as to ensure that, on the Facilities Increase Date after giving effect to such Facilities Increase, each Revolving Lender is owed no more than its proportionate share of the Revolving Loans outstanding on such Facilities Increase Date.

(v)           From and after the Facilities Increase Date, the term “Lenders”, as used herein, shall include all Eligible Assignees which become Lenders pursuant to this Section 2.10(a).

This subsection (a) shall supersede any provisions of Section 2.13 or 10.01 to the contrary.

(b)           Optional Termination or Reduction of Commitments (Pro-Rata).  The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $2,000,000 or any whole multiple of $500,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days’ prior written or telecopy notice to the Administrative Agent; provided, however, that no such termination or reduction shall be made which would cause the Revolving Outstandings to exceed the Revolving Committed Amount as so reduced, unless, concurrently with such termination or reduction, the Revolving Loans are repaid (and, after the Revolving Loans have been paid in full, the Swing Line Loans are repaid and, after the Swing Line Loans have been paid in full, the L/C Obligations are Cash Collateralized) to the extent necessary to eliminate such excess.  The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.  In addition, during the Availability Period for Term B Loans, the Borrower may, upon notice to the Administrative Agent, terminate (in whole or in part) the unused portion of the aggregate Term B

Commitments.  The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 2.10(b).  Any partial reduction of the Revolving Committed Amount pursuant to this Section 2.10(b) shall be applied to the Revolving Commitments of the Lenders pro-rata based upon their respective Revolving Commitment Percentages.  Any partial reduction of the Term B Committed Amount pursuant to this Section 2.10(b) shall be applied to the Term B Commitments of the Lenders pro-rata based upon their respective Term B Commitment Percentages.

(c)           Mandatory Reductions of Revolving Commitments.  On any date that any Term B Loans are required to be prepaid pursuant to the terms of Section 2.09(b)(ii), (iii), (iv) or (v) (or would be so required if any Term B Loans were outstanding), the Term B Committed Amount shall be automatically and permanently reduced by the total amount of such required (and, in the event that the amount of any payment referred to in Section 2.09(b)(ii), (iii), (iv) or (v) which is allocable to the Term B Loan exceeds the amount of all outstanding Term B Loans, the Term B Committed Amount shall be further reduced by 100% of such excess).  On any date that any Revolving Loans are required to be prepaid, Swing Line Loans are required to be prepaid and/or L/C Obligations are required to be Cash Collateralized pursuant to the terms of Section 2.09(b)(ii), (iii), (iv) or (v) (or would be so required if any Revolving Loans, Swing Line Loans or L/C Obligations were outstanding), the Revolving Committed Amount shall be automatically and permanently reduced by the total amount of such required prepayments and cash collateral (and, in the event that the amount of any payment referred to in Section 2.09(b)(ii), (iii), (iv) or (v) which is allocable to the Revolving Outstandings exceeds the amount of all outstanding Revolving Outstandings, the Revolving Committed Amount shall be further reduced by 100% of such excess).

(d)           Termination; Pro-Rata Application.  The Revolving Commitments of the Lenders and the L/C Commitments of the L/C Issuers shall terminate automatically on the Revolving Termination Date.  The Swing Line Commitment of the Swing Line Lender shall terminate automatically on the Swing Line Termination Date.  The Term B Commitments of the Lenders shall terminate automatically immediately at the end of the Availability Period for Term B Loans, subject to a subsequent Facilities Increase pursuant to paragraph (a) above.

(e)           Replacement of Lenders.  If (i) any Lender has demanded compensation or indemnification pursuant to Section 3.01 or Section 3.04, (ii) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.01 or any other provision of any Loan Document requires the consent of all of the Lenders of a Class or Class and with respect to which the Required Lenders for such Class or Classes shall have granted their consent, the Borrower shall have the right, if no Default or Event of Default then exists, to (i) remove such Lender by terminating such Lender’s Commitment in full or (ii) replace such Lender by causing such Lender to assign its Commitment to one or more existing Lenders or Eligible Assignees pursuant to Section 10.07; provided, however, that (x) if the Borrower elects to exercise such right with respect to any Lender pursuant to clause (i) or (ii) above, it shall be obligated to remove or replace, as the case may be, all Lenders that have similar requests then outstanding for compensation pursuant to Section 3.01 or 3.04 or whose obligation to make Eurodollar Loans has been similarly suspended and (y) in the case of any replacement of Lenders under the circumstances described in clause (iv) above, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this paragraph (e)).  The replacement of a Lender pursuant to this Section 2.10(e) shall be effective on the tenth Business Day (the “Replacement Date”) following the date of notice of such replacement to the Lenders through the Administrative Agent, subject to the satisfaction of the following conditions:

(i)            each replacement Lender and/or Eligible Assignee, and the Administrative Agent acting on behalf of each Lender subject to replacement, shall have satisfied the conditions to an Assignment and Assumption set forth in Section 10.07(b) and, in connection therewith, the replacement Lender(s) and/or Eligible Assignee(s) shall pay:

(A)          to each Lender subject to replacement an amount equal in the aggregate to the sum of (x) the principal of, and all accrued but unpaid interest on, its outstanding Loans, (y) all L/C Disbursements that have been funded by (and not reimbursed to) it under Section 2.05, together with all accrued but unpaid interest with respect thereto, and (z) all accrued but unpaid fees owing to it pursuant to Section 2.11; and
(B)           to the L/C Issuers an amount equal to the aggregate amount owing by the replaced Lenders to the L/C Issuers as reimbursement pursuant to Section 2.05, to the extent such amount was not theretofore funded by such replaced Lenders; and

(ii)           the Borrower shall have paid to the Administrative Agent for the account of each replaced Lender all obligations owing to such replaced Lenders by the Borrower pursuant to this Agreement and the other Loan Documents (other than those obligations of the Borrower referred to in clause (i)(A) above).

In the case of the removal of a Lender pursuant to this Section 2.10(e), upon (i) payment by the Borrower to the Administrative Agent for the account of the Lender subject to such removal of an amount equal to the sum of (A) the aggregate principal amount of all Loans and L/C Obligations held by such Lender and (B) all accrued interest, fees and other amounts owing to such Lender hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Article III or Sections 10.04 and 10.05, and (ii) provision by the Borrower to the Swing Line Lender and each L/C Issuer of appropriate assurances and indemnities (which may include letters of credit) as each may reasonably require with respect to any continuing obligation of such removed Lender to purchase Participation Interests in any L/C Obligations or Swing Line Loans then outstanding, such Lender shall, without any further consent or other action by it, cease to constitute a Lender hereunder; provided that the provisions of this Agreement (including, without limitation, the provisions of Article III and Sections 10.04 and 10.05) shall continue to govern the rights and obligations of a removed Lender with respect to any Loans made, any Letters of Credit issued or any other actions taken by such removed Lender while it was a Lender.

(f)            General.  The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.10, on the date of each termination of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination on the amount of the Revolving Committed Amount so terminated.

Section 2.11  Fees.

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Commitment Fee”) on such Lender’s Revolving Commitment Percentage of the daily Unused Revolving Committed Amount, computed at a per annum rate for each day at a rate equal to the then applicable rate per annum set forth under clause (c) of the definition of “Applicable Margin” in Section 1.01.  The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on the Revolving Termination Date) for the quarter or portion thereof ending on each such date, beginning with the first of such dates to occur after the Closing Date.

(b)           Letter of Credit Fees.

(i)            Standby Letter of Credit Issuance Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Standby Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Standby Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin for Standby Letter of Credit Fees in effect from time to time.  The Standby Letter of Credit Fee will be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first of such dates to occur after the date of issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(ii)           Trade Letter of Credit Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee (the “Trade Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Trade Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin for Trade Letter of Credit Fees in effect from time to time.  The Trade Letter of Credit Fee will be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(iii)          Fronting Fees.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee in the amount (A) with respect to each Trade Letter of Credit, equal to .125% of the amount of such Trade Letter of Credit (or such higher amount as may be agreed to between the Borrower and the L/C Issuer), due and payable upon the issuance thereof and (B) with respect to each Standby Letter of Credit, equal to .125% per annum (or such higher amount as may be agreed to between the Borrower and the L/C Issuer) on the daily maximum amount available to be drawn thereunder (whether or not such maximum amount is then in effect under such Letter of Credit).  Such fronting fee shall be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(iv)          L/C Issuer Fees.  In addition to the Standby Letter of Credit Fee payable pursuant to clause (i) above and the Trade Letter of Credit Fee payable pursuant to clause (ii) above and any fronting fees payable pursuant to clause (iii) above, the Borrower promises to pay to the L/C Issuer for its own account without sharing by the other Lenders the customary charges from time to time of the L/C Issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “L/C Issuer Fees”).  L/C Issuer Fees are due and payable on demand and are nonrefundable.

(v)           Computation of Certain Fees after Default.  Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a) or (f), the Standby Letter of Credit Fee and the Trade Letter of Credit Fee payable under subsections (i) and (ii) above shall be computed at a rate per annum equal to the relevant Applicable Margin with respect to the L/C Fee

(including both the Standby Letter of Credit Fee and the Trade Letter of Credit Fee) as set forth in the applicable table in the definition of “Applicable Margin” in Section 1.01 hereof plus 2.00%.

(c)           Other Fees.  The Borrower shall pay to the Arranger and the Administrative for their own respective accounts fees in the amounts and at the times as they may agree.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.12  Pro-rata Treatment.  Except to the extent otherwise provided herein:

(a)           Loans.  Each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the L/C Issuer Fees retained by an L/C Issuer for its own account and the administrative fees retained by the Agents for their own account), each reduction of the Revolving Committed Amount and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentages, Term B Commitment Percentages, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class and Participation Interests of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus 2.00% per annum.

(b)           Letters of Credit.  Each payment of L/C Obligations shall be allocated to each Revolving Lender pro-rata in accordance with its Revolving Commitment Percentage; provided that, if any Revolving Lender shall have failed to pay its applicable pro-rata share of any L/C Disbursement as required under Section 2.05(e)(iv) or (vi), then any amount to which such Revolving Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the L/C Issuer.

Section 2.13  Sharing of Payments.  The Lenders agree among themselves that, except to the extent otherwise provided herein, if any Lender shall obtain payment in respect of any Loan, unreimbursed L/C Disbursements or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Laws or otherwise, or by any other means, in excess of its pro-rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, unreimbursed L/C Disbursements and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement; provided that nothing in this Section 2.13 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have for payment of indebtedness of the Borrower other than its indebtedness hereunder.  The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit

(together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored.  Holdings and the Borrower agree that any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, L/C Obligation or other obligation in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan, L/C/ Obligation or other obligation purchased to the same extent as though the purchasing Lender were the original owner of the obligations purchased.  If under any applicable Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 2.13 to share in the benefits of any recovery on such secured claim.

Section 2.14  Payments; Computations.

(a)           Payments by the Borrower.  Each payment of principal of and interest on Loans, L/C Obligations and fees hereunder (other than fees payable directly to the L/C Issuers) shall be paid not later than 2:00 P.M. on the date when due, in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the Borrower.  Each such payment shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and irrespective of any claim or defense to payment which might in the absence of this provision be asserted by the Borrower or any Affiliate against the any Agent or any Lender.  Payments received after 2:00 P.M. shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue.  Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of paragraph (d) below or required to be applied in accordance with Section 2.09(b)(vi), the Borrower shall, at the time it makes any payments under this Agreement, specify to the Administrative Agent the Loan, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and if it fails to specify or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to paragraph (d) below, to Section 2.08, to Section 2.09(b)(vi) and to Section 2.12 , distribute such payment to the Lenders in such manner as the Administrative Agent may deem reasonably appropriate).  The Administrative Agent may in its sole discretion, distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 2:00 P.M.; otherwise the Administrative Agent may, in its sole discretion, distribute such payment to the applicable Lenders on the date of receipt thereof or on the immediately succeeding Business Day.  Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless (in the case of Eurodollar Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.  If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.  The Borrower hereby authorizes and directs the Administrative Agent to debit any account maintained by the Borrower with the Administrative Agent to pay when due any amounts required to be paid from time to time under this Agreement.

(b)           Distributions by the Administrative Agent.  Unless the Administrative Agent shall have received notice (which may be by telephone if promptly confirmed in writing) from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c)           Computations.  All computations of interest for Base Rate Loans when the Base Rate is determined by JPMCB’s “prime rate” and all computations of fees hereunder shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).  Interest shall accrue from and including the date of borrowing (or continuation or conversion) but excluding the date of payment; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day.

(d)           Certain Payments after an Event of Default.  The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Finance Obligations and any Proceeds of Collateral after the occurrence and during the continuance of an Event of Default, and agrees that, notwithstanding the provisions of Section 2.09(b)(vi) and paragraph (a) above, the Administrative Agent may, and (upon either (i) the written direction of the Required Lenders or (ii) acceleration of the Senior Credit Obligations pursuant to Section 8.02), shall apply all payments in respect of any Finance Obligation, all funds in any Prepayment Account or other cash collateral account and all other Proceeds of Collateral according to Section 8.03 hereof.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01  Taxes.

(a)           Payments Net of Certain Taxes.  Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)           Other Taxes.  In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies (including mortgage recording taxes) which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           Gross-Up.  If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)           Borrower Indemnification.  The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e)           Certain Recoveries.  If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph (e) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02  Illegality.  If, on or after the date of this Agreement, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any of its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section 3.02, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03  Inability to Determine Rates.  If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(i)            the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii)           Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.  Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in the same aggregate amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Revolving Base Rate Loans for such day.

Section 3.04  Increased Costs and Reduced Return; Capital Adequacy.

(a)           If on or after the date hereof, the adoption of or any change in any applicable Law or in the interpretation or application thereof applicable to any Lender (or its Applicable Lending Office), or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(i)            shall subject such Lender (or its Applicable Lending Office) to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurodollar Loans made by it or any of its Notes or its obligation to make Eurodollar Loans or to participate in Letters of Credit, or change the basis of taxation of payments to such Lender (or its Applicable Lending Office) in respect thereof (except for (A) Taxes and Other Taxes covered by Section 3.01 (including Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under Section 10.15) and (B) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its Applicable Lending Office, branch or any affiliate thereof));

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (or its Applicable Lending Office) which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender (or its Applicable Lending Office) any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing or maintaining any Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable.  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(b)           If any Lender shall have determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable Law regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction; provided that the Borrower shall not be required to compensate any Lender pursuant to subsection (a) above or this subsection (b) for any additional costs or reductions suffered more than 180 days prior to the date such Lender notifies the Borrower of the circumstances giving rise to such additional costs or reductions and of such Lender’s intentions to claim compensation therefor, and provided further that, if the change in Law or in the interpretation or administration thereof giving rise to such additional costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  Each determination by any such Lender of amounts owing under this Section 3.04 shall, absent manifest error, be conclusive and binding on the parties hereto.

(c)           A certificate of each Lender setting forth in reasonable detail such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay each Lender or the L/C Issuer the amount shown as due on any such certificate delivered by it within 10 Business Days after receipt of the same.

(d)           Promptly after any Lender becomes aware of any circumstance that will, in its reasonable judgment, result in a request for increased compensation pursuant to this Section 3.04, such Lender shall notify the Borrower thereof.  Failure on the part of any Lender so to notify the Borrower or to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period, except as expressly otherwise provided above.  The protection of this Section 3.04 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

Section 3.05  Funding Losses.  The Borrower shall indemnify each Lender against any loss or expense (but excluding in any event loss of anticipated profit) which such Lender may sustain or incur as a consequence of (i) any failure by any Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (ii) any failure by the Borrower to borrow or to convert or continue any Loan hereunder after irrevocable notice of such Borrowing, conversion or continuation has been given pursuant to Section 2.02 or 2.07, (iii) any payment, prepayment or conversion of a Eurodollar Loan, whether voluntary or involuntary, pursuant to any other provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (v) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.10(e), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan.  Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted, not borrowed or assigned (based on the applicable London Interbank Offered Rate), for the period from the date of such payment, prepayment, conversion, failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow, convert or continue) or assignment over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted, not borrowed, converted or continued for such period or Interest Period or assignment, as the case may be.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 3.06  Base Rate Loans Substituted for Affected Eurodollar Loans.  If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.01 or 3.04 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders).  If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

Section 3.07  Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Finance Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01  Conditions to Initial Credit Extension.  The obligation of each Lender to make a Loan or issue a Letter of Credit on the Closing Date is subject to the satisfaction of the following conditions:

(a)           Executed Loan Documents.  Receipt by the Administrative Agent of duly executed copies of:  (i) this Agreement; (ii) the Notes; (iii) the Guaranty; (iv) the Collateral Documents and (v) all other Loan Documents, each in form and substance reasonably satisfactory to the Administrative Agent and the Syndication Agent.

(b)           Legal Matters.  All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Administrative Agent, the Syndication Agent and to Fried Frank Harris Shriver & Jacobson, LLP, counsel for the Administrative Agent.

(c)           Organization Documents.  The Administrative Agent shall have received: (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization; (ii) a certificate as to the good standing of each Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and from each other state in which such Loan Party is qualified or is required to be qualified to do business; (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (ii) above; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above; and (v) such other corporate or other constitutive or organizational documents as the Administrative Agent, the Syndication Agent or Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Administrative Agent, may reasonably request.

(d)           Officer’s Certificates.  The Administrative Agent shall have received (i) a certificate, dated the Closing Date and signed by a Responsible Officer of each of Holdings and the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.04 and (ii) a certificate, dated the Closing Date and signed by a Responsible Officer of each other Loan Party, confirming compliance with the condition precedent set forth in paragraph (b) of Section 4.04.

(e)           Opinions of Counsel.  On the Closing Date, the Administrative Agent shall have received a favorable written opinion of Sullivan & Cromwell LLP, special counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Closing Date, substantially in the form of Exhibit E hereto and covering such additional matters incident to the transactions contemplated hereby as the Administrative Agent or the Syndication Agent may reasonably request.

(f)            Capitalization.  The Administrative Agent and the Syndication Agent shall be satisfied in their reasonable judgment that Parent Holdings owns all of the issued and outstanding shares of capital stock of Holdings, that Holdings owns all of the issued and outstanding shares of capital stock of the Borrower and that the Borrower or one or more Wholly-Owned Subsidiaries owns all of the issued and outstanding shares of capital stock of, each of the Borrower’s Subsidiaries, in each case free of any Lien, charge or encumbrance not permitted hereunder and the Organization Documents of each Loan Party.

(g)           Refinancing of Certain Existing Indebtedness; Other Indebtedness.  On the Closing Date, the commitments under all Refinanced Agreements shall have been terminated, the Refinancing shall have been consummated and all loans outstanding under the Refinanced Agreements shall have been repaid in full (other than contingent indemnification obligations not yet due and payable), together with accrued interest thereon (including, without limitation, any prepayment premium), all letters of credit issued thereunder shall have been terminated, backstopped through the issuance of Letters of Credit hereunder or cash collateralized or shall have become Letters of Credit hereunder and all other amounts owing pursuant to each Refinanced Agreement shall have been repaid in full, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this subsection (g) have been satisfied at such time.  In addition, on the Closing Date, the creditors under each Refinanced Agreement shall have terminated and released all applicable Liens on the capital stock of and assets owned by the Borrower and its Subsidiaries, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent or the Syndication Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent and the Syndication Agent.

(h)           Perfection of Personal Property Security Interests and Pledges; Search Reports.  On or prior to the Closing Date, the Administrative Agent shall have received:

(i)            a Perfection Certificate from each Loan Party;

(ii)           appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the Uniform Commercial Code or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Administrative Agent or the Syndication Agent, to perfect the security interests intended to be created by the Collateral Documents;

(iii)          copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name the Borrower, any other Loan Party, as such (under its present name and any previous name and, if requested by the Administrative Agent or the Syndication Agent, under any trade names), as debtor or seller that are filed in the jurisdictions referred to in clause (ii) above or in any other jurisdiction having files which must be searched in order to determine fully the existence of the Uniform Commercial Code security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Administrative Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);

(iv)          searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interests in intellectual property Collateral;

(v)           all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; and

(vi)          evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the opinion of the Administrative Agent or the Syndication Agent, desirable to perfect the security interests intended to be created by the Collateral Documents.

(i)            Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as additional insured and loss payee on behalf of the Lenders.

(j)            Consents and Approvals.  On the Closing Date, all necessary governmental (domestic or foreign), regulatory and material third party approvals in connection with the Transaction shall have been obtained and remain in full force and effect, and all applicable waiting periods shall have expired, in each case without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Group Companies or the Transaction or that could seek to restrain or threaten any of the foregoing, and no Law shall be applicable which in the reasonable judgment of the Administrative Agent and the Syndication Agent could have such effect.

(k)           Litigation; Judgments.  On the Closing Date, there shall be no action, suit, investigation or proceeding pending or, to the knowledge of any of the Group Companies, threatened that in any case, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or that seeks to restrain or enjoin the Transaction.

(l)            Material Adverse Effect.  There shall have been no change, occurrence or development since October 31, 2005 that in any case, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect

(m)          Payment of Fees.  All costs, fees and expenses due to the Administrative Agent, the Syndication Agent, the Collateral Agent and the Lenders on or before the Closing Date shall have been paid.

(n)           Counsel Fees.  The Administrative Agent shall have received full payment from the Borrower of all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(o)           Revolving Availability.  After giving effect to all Credit Extensions occurring on the Closing Date, the aggregate unused Revolving Commitments shall exceed the aggregate amount of all Revolving Outstandings by at least $40,000,000.

The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Closing Date.  The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

Section 4.02  Determination of Conditions to Initial Credit Extension.  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable share of such Borrowing.

Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 4.03  Conditions to Credit Extension to Fund Cash Merger Consideration.  The obligation of each Lender to make a Loan the proceeds of which will be used to fund payment of the cash portion of the consideration payable for Lipman capital stock under the Merger Agreement is subject to the satisfaction of the following conditions:

(a)           Consummation of the Merger.  There shall have been delivered to the Administrative Agent true and correct copies of the final Merger Documents, certified as such by an appropriate officer of the Borrower.  Not later than 11:59 PM (local time in Tel Aviv, Israel) on the third New York Business Day after the date of the initial Term B Borrowing, the Merger shall have been consummated in accordance with the Merger Documents (without giving effect to any amendment or modification thereof or waiver with respect thereto, including, but not limited to, any modification, amendment, supplement or waiver relating to any disclosure schedule or exhibit, unless consented to by the Administrative Agent) and in accordance with all applicable Laws.

(b)           Certificate of Merger.  On the Closing Date, the Registrar of Companies of the State of Israel shall have issued a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law.

Section 4.04  Conditions to All Credit Extensions.  The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of any L/C Issuer to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           Notice.  The Borrower shall have delivered (i) in the case of any Revolving or Term Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by, Section 2.02, (ii) in the case of any Letter of Credit, to the L/C Issuer, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05, and (iii) in the case of any Swing Line Loan, to the Swing Line Lender, a Swing Line Loan Request, duly executed and completed, by the time specified in Section 2.02.

(b)           Representations and Warranties.  The representations and warranties made by the Loan Parties in any Loan Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date.

(c)           No Default.  No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d)           Availability.  Immediately after giving effect to the making of a Revolving Loan (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, as the case may be, (i) the sum of the Revolving Loans outstanding plus all L/C Obligations outstanding plus all Swing Line Loans outstanding shall not exceed the Revolving Committed Amount, (ii) the sum of L/C Obligations outstanding shall not exceed the L/C Sublimit and (iii) the sum of all Swing Line Loans outstanding shall not exceed the Swing Line Committed Amount.

The delivery of each Notice of Borrowing, Swing Line Loan Request and each Letter of Credit Request shall constitute a representation and warranty by the Loan Parties of the correctness of the matters specified in subsections (b), (c) and (d) above.

Section 4.05  Conditions Precedent to Facilities Increase.  No Facilities Increase shall become effective prior to the satisfaction of all of the following conditions precedent:

(a)           Certain Documents. The Administrative Agent shall have received on or prior to the Facilities Increase Date for such Facilities Increase each of the following, each dated such Facilities Increase Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)            written commitments duly executed by existing Lenders (or their Affiliates or Approved Funds) or Eligible Assignees in an aggregate amount equal to the amount of the proposed Facilities Increase (as agreed between the Borrower and the Administrative Agent but in any case not to exceed, in the aggregate for all such Facilities Increases, the maximum amount set forth in Section 2.10(a)) and, in the case of each such Eligible Assignee or Affiliate or Approved Fund that is not an existing Lender, an Assignment and Assumption in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the Borrower, the Administrative Agent and such Affiliate, Approved Fund or Eligible Assignee;

(ii)           an amendment to this Agreement (including to Schedule 2.01), effective as of the Facilities Increase Date and executed by the Borrower and the Administrative Agent, to the extent necessary to implement terms and conditions of the Facilities Increase (including interest rates, fees and scheduled repayment dates and maturity), as agreed by the Borrower and the Administrative Agent but, which, in any case, except for interest, fees, scheduled repayment dates and maturity, shall not be applied materially differently to the Facilities Increase and the Revolving Loans and Term B Loans outstanding immediately prior to the Facilities Increase;

(iii)          certified copies of resolutions of the Board of Directors of each Loan Party approving the consummation of such Facilities Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other documents to be executed in connection therewith;

(iv)          a favorable opinion of counsel for the Loan Parties, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(v)           such other documents as the Administrative Agent may reasonably request or as any Lender participating in such Facilities Increase may require as a condition to its commitment in such Facilities Increase.

(b)           Fees and Expenses Paid.  There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Facilities Increase on such Facilities Increase Date), as applicable, all fees and expenses (including reasonable Attorney Costs) due and payable on or before the Facilities Increase Date.

(c)           Conditions to Each Loan and Letter of Credit.  (i) The conditions precedent set forth in Section 4.04 shall have been satisfied both before and after giving effect to such Facilities Increase, (ii) such Facilities Increase shall be made on the terms and conditions set forth in Section 2.10(a) and (iii) the Borrower shall be in compliance with Section 7.17 on such Facilities Increase Date for the most recently ended fiscal quarter on a Pro-Forma Basis both before and after giving effect to such Facilities Increase.

(d)           Yield Maintenance.  (i) The “all-in yield” of such Facilities Increase for the Term B Commitments or Revolving Commitments shall not exceed such “all-in yield” (on a “marked-to-market” basis) for the Term B Loans or Revolving Credit Loans outstanding on the Facilities Increase Date (after giving effect to any increase in the Applicable Margin applicable to the existing Term B Loans and Revolving Credit Loans becoming effective on the Facilities Increase Date) and (ii) as of such Facilities Increase Date, the Weighted Average Life to Maturity of such Facilities Increase for the Term B Loans or Revolving Credit Loans shall not be shorter than the remaining Weighted Average Life to Maturity for the Term B Loans or Revolving Credit Loans outstanding immediately prior to such Facilities Increase.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01  Existence, Qualification and Power; Compliance with Laws.  Each Group Company (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws; except in each case referred to in clause (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02  Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii)

violate any Law, except in any case for such violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.03  Governmental Authorization; Other Consents.  Except for filings necessary to perfect the Liens in favor of the Collateral Agent in the Collateral and to release Liens in respect of the Refinanced Agreements and other consents, authorizations, notices, approvals and exemptions that have been obtained prior to or as of the Closing Date, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

Section 5.04  Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05  Financial Condition; No Material Adverse Effect.

(a)           Audited Financial Statements.  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Parent Holdings and its Subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent Holdings and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           Interim Financial Statements.  The unaudited condensed consolidated balance sheet of Parent Holdings and its Consolidated Subsidiaries as of July 31, 2006 and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and the then elapsed portion of the fiscal year then ended which are included in Parent Holdings’ Quarterly Report on Form 10-Q for the three months ended July 31, 2006, as filed with the SEC, fairly present, in all material respects and in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 5.05 (except that footnotes have been presented in accordance with Article 10 of Regulation S-X promulgated under the Exchange Act and normal year-end audit adjustments), the consolidated financial position of Parent Holdings and its Consolidated Subsidiaries as of such date and their consolidated results of operations for such periods and cash flows for the nine-month period ended July 31, 2006 (subject in each case to normal year-end audit adjustments).  During the period from July 31, 2006 to and including the Closing Date, except as set forth on Schedule 5.05, there has been no sale, transfer or other disposition by Parent Holdings or any of its Consolidated Subsidiaries of any material part of the business or property (other than sales of inventory in the ordinary course of business) of Parent Holdings and its Consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by them of any business or property (including any Equity Interests of any other Person) other than the Merger material in relation to the consolidated financial condition of Parent Holdings and its

Consolidated Subsidiaries, taken as a whole, which is not reflected in the foregoing financial statements or in the notes thereto.

(c)           Material Adverse Change.  Since October 31, 2005, there has been no change, occurrence or development either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           Pro-Forma Balance Sheet.  The consolidated balance sheet of Parent Holdings and its Consolidated Subsidiaries as of April 30, 2006, prepared on a Pro-Forma Basis giving effect to the consummation of the Transaction, has heretofore been furnished to each Lender as part of the Pre-Commitment Information.  Such Pro-Forma balance sheet has been prepared in good faith by the Borrower, based on the assumptions stated therein (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable and fair in light of current conditions and facts then known to the Borrower), is based on the best information available to the Borrower as of the date of delivery thereof, accurately reflects all material adjustments required to be made to give effect to the Transaction and presents fairly on a Pro-Forma basis the estimated consolidated financial position of Parent Holdings and its Consolidated Subsidiaries as of April 30, 2006 assuming that the Transaction had actually occurred on that date.

(e)           Projections.  The projections prepared as part of, and included in, the Pre-Commitment Information (which include projected balance sheets and income and cash flow statements on a quarterly basis through October 31, 2007 and on an annual basis for each fiscal year thereafter until the respective Maturity Dates of the Loans) have been prepared on a basis consistent with the financial statements referred to in subsection (a) above and are based on good faith estimates and assumptions stated therein made by management of the Borrower (which assumptions are fair in light of then existing conditions).  On the Closing Date, such management believes that such projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

(f)            Post-Closing Financial Statements.  The financial statements delivered to the Lenders pursuant to Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) in all material respects the consolidated financial condition, results of operations and cash flows of Parent Holdings and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(g)           No Undisclosed Liabilities.  Except as fully reflected in the financial statements described in subsection (a) and (b) above, for items disclosed on Schedule 5.05 or Schedule 7.01 hereof and the Indebtedness incurred under this Agreement, there were as of the Closing Date (and after giving effect to any Loans made and Letters of Credit issued on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Group Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments).

Section 5.06  Litigation.  Except as specifically disclosed in Schedule 5.06, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened against or affecting any Group Company in which there is a reasonable possibility of an adverse decision that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

Section 5.07  No Default.  No Group Company is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement.

Section 5.08  Ownership of Property; Liens.  Each Group Company has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted.  All such material properties and assets are free and clear of Liens other than Permitted Liens.  Each Group Company has complied with all obligations under all leases to which it is a party, other than those the violation of which would not reasonably be expected to result in a Material Adverse Effect, and all such leases are in full force and effect, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to be in full force and effect will not result in a Material Adverse Effect.  Each Group Company enjoys peaceful and undisturbed possession under all such leases with respect to which it is the lessee, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09  Environmental Compliance.  No Group Company has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license or other approval required under any Environmental Law or is subject to any Environmental Liability in any case which, individually or collectively, could reasonably be expected to result in a Material Adverse Effect or has received written notice of any claim with respect to any Environmental Liability the subject of which notice could reasonably be expected to have a Material Adverse Effect, and no Group Company knows of any basis for any Environmental Liability against any Group Company that could reasonably be expected to have a Material Adverse Effect.

Section 5.10  Insurance.  The properties of each Group Company are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Group Company operates.

Section 5.11  Taxes.  Each Group Company has filed, or caused to be filed, all material federal, state, local and foreign tax returns required to be filed and paid (i) all amounts of taxes shown thereon to be due (including interest and penalties) and (ii) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it, except for such taxes (A) which are not yet delinquent or (B) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP.  No Loan Party knows of any pending investigation of such party by any taxing authority or proposed tax assessments against any Group Company that would, if made, have a Material Adverse Effect.

Section 5.12  ERISA; Foreign Pension Plans; Employee Benefit Arrangements.  Except as disclosed in Schedule 5.12:

(a)           ERISA.

(i)            There are no Unfunded Liabilities in excess of the Threshold Amount (A) with respect to any member of the Group Companies and (B) with respect to any ERISA

Affiliate; provided that for purposes of this Section 5.12(a)(i)(B) only, Unfunded Liabilities shall mean the amount (if any) by which the projected benefit obligation exceeds the value of the plan’s assets as of its last valuation date using the actuarial assumptions and methods being used by the Plans’ actuaries for making such determination.

(ii)           Each Plan, other than a Multiemployer Plan, complies in all respects with the applicable requirements of ERISA and the Code, and each Group Company complies in all respects with the applicable requirements of ERISA and the Code with respect to all Multiemployer Plans to which it contributes, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(iii)          No ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by any member of the Group Companies and, except to the extent that such ERISA Event would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by an ERISA Affiliate.

(iv)          No Group Company:  (A) is or has been within the last six years a party to any Multiemployer Plan; or (B) has completely or partially withdrawn from any Multiemployer Plan.

(v)           If any Group Company or any ERISA Affiliate were to incur a complete withdrawal (as described in Section 4203 of ERISA) from any Multiemployer Plan as of the Closing Date, the aggregate withdrawal liability, as determined under Section 4201 of ERISA, with respect to all such Multiemployer Plans would not exceed $2,500,000.

(vi)          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code, for which an exemption under ERISA does not apply.

(vii)         No Group Company has any contingent liability with respect to any post-retirement benefit under a Welfare Plan that could reasonably be expected to have a Material Adverse Effect.

(b)           Foreign Pension Plans.  Each Foreign Pension Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.  No Group Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan.

(c)           Employee Benefit Arrangements.

(i)            All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof, where such failure to fund, insure provide for, recognize or estimate the liabilities arising under such arrangements could reasonably be expected to have a Material Adverse Effect.

(ii)           There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which could reasonably be expected to have a Material Adverse Effect.

(iii)          Each Group Company is in material compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements.

Section 5.13  Subsidiaries.  Schedule 5.13 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of Holdings.  Schedule 5.13 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, whether each such Subsidiary is a Subsidiary Guarantor, the number of authorized shares of each class of Equity Interests of each such Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents of each such Subsidiary.  All the outstanding Equity Interests of each Subsidiary of Holdings are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date, are owned by Holdings, directly or indirectly, free and clear of all Liens (other than those arising under the Collateral Documents).  Other than as set forth on Schedule 5.13, as of the Closing Date, no such Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.  Holdings has no Subsidiaries, other than the Borrower and its Subsidiaries.

Section 5.14  Margin Regulations; Investment Company Act.

(a)           None of Holdings and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U.  No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.  No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.  “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of Holdings and its Consolidated Subsidiaries.  None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Exchange Act or Regulation T, U or X.

(b)           None of the Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended or (ii) controlled by such a company.

Section 5.15  Disclosure.  No written information or written data (excluding financial projections, budgets, estimates and general market data) with respect to any Loan Party in any Loan

Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document, when taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made; provided that (i) to the extent any such statement, information or report therein was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projects results and that such differences may be material and that the Loan Parties make no representation that such representations will in fact be realized) and (ii) as to statements, information and reports specified as having been supplied by third parties, other than Affiliates of the Borrower or any of its Subsidiaries, the Borrower represents only that it is not aware of any material misstatement or omission therein.

Section 5.16  Compliance with Law.  Each Group Company is in compliance with all requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect.  To the knowledge of the Loan Parties, none of the Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, except as disclosed in Schedule 5.16, none of the Group Companies has received any written communication from any Governmental Authority that alleges that any of the Group Companies is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.17  Intellectual Property.  Except as set forth on Schedule 5.17, the Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except for those conflicts which could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes in any material respect upon any rights held by any other Person.

Section 5.18  Purpose of Loans and Letters of Credit.  The proceeds of the Term B Loans and any Revolving Loans made on the Closing Date and of any Term B Loans made after the initial funding of the Term B Loans on the Closing Date and during the Availability Period for Term B Loans will be used solely to effect the Merger and the Refinancing and to pay fees and expenses incurred in connection with the Transaction.  The proceeds of the Revolving Loans, Swing Line Loans and any Term B Loans comprising part of a Facilities Increase made after the Closing Date will be used solely to provide for the working capital requirements of the Borrower and its Subsidiaries and for the general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions.  The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and other obligations relating to transactions entered into by the Borrower and its Subsidiaries in the ordinary course of business.

Section 5.19  Labor Matters.  There are no strikes against Holdings or any of its Subsidiaries, other than any strikes that could not reasonably be expected to result in a Material Adverse

Effect.  All payments due from Holdings or any of its Subsidiaries, or for which any claim may be made against Holdings or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings and its Subsidiaries, as applicable and required under GAAP.  The consummation of the Transaction will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements which, individually or in the aggregate, are not material to Holdings and its Subsidiaries taken as a whole.

Section 5.20  Solvency.  The Loan Parties are and, after consummation of the Transaction, will be Solvent.

Section 5.21  Collateral Documents.

(a)           Article 9 Collateral.  Each of the Security Agreement and the Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders from time to time of the Finance Obligations, a legal, valid and enforceable First Priority Lien in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement and the Pledged Collateral is delivered to the Collateral Agent, each of the Security Agreement and the Pledge Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the Uniform Commercial Code.

(b)           Intellectual Property.  When financing statements in the appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement, the Patent and Trademark Agreement, substantially in the form of Exhibit A to the Security Agreement, is filed in the United States Patent and Trademark Office and the Copyright Agreement, substantially in the form of Exhibit B to the Security Agreement, is filed in the United States Copyright Office, the Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights, and all registrations and applications relating thereto, covered in such Patent and Trademark Agreement and Copyright Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered patents, patent applications, trademarks, trademark applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c)           Status of Liens.  As of the Closing Date, no filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule 4.01 to the Security Agreement.

Section 5.22  Ownership.

(a)           Securities of the Borrower.  Holdings owns good, valid and marketable title to all the outstanding common stock of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents.  Except as set forth on Schedule 5.22, as of the Closing Date there are no shareholder agreements or other agreements pertaining to Holdings’ beneficial ownership of the common stock of the Borrower, including any agreement that would restrict Holdings’ right to dispose of such common stock and/or its right to vote such common stock.

(b)           Holdings Equity Interests.  Parent Holdings owns good, valid and marketable title to all the outstanding common stock of Holdings, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise.

Section 5.23  Certain Transactions.  Except as disclosed on Schedule 5.23, no broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby as a result of any action by or on behalf of the Borrower or their Affiliates, and each of Holdings and the Borrower hereby indemnifies each Agent and each Lender against, and agrees that it will hold each Agent and each Lender harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

ARTICLE VI
AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Credit Obligation or other amount payable hereunder or under any Note or other Loan Document or any L/C Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains in effect:

Section 6.01  Financial Statements.  The Borrower will furnish, or cause to be furnished, to the Administrative Agent for further distribution to each of the Lenders:

(a)           Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each fiscal year of Parent Holdings (commencing with the fiscal year ending October 31, 2006), a consolidated balance sheet and income statement of Parent Holdings and its Consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and audited by Parent Holdings’ registered independent public accounting firm and accompanied by an opinion of such firm (which shall not be qualified or limited in any material respect) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Parent Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).

(b)           Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of Parent Holdings (commencing with fiscal quarter ended January 31, 2007), a consolidated balance sheet of Parent Holdings and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated statement of operations and retained earnings and consolidated statement of cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated figures for the corresponding periods of the preceding fiscal year, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of Parent Holdings to the effect that such quarterly financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Parent Holdings and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) at the times specified therein.

Section 6.02  Certificates; Other Information.  The Borrower will furnish, or cause to be furnished, to the Administrative Agent for further distribution to each of the Lenders, in form and detail reasonably satisfactory to them:

(a)           Auditors’ Certificate.  Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its registered independent public accounting firm certifying such financial statements and (unless such accountants are prohibited by law or the Public Company Accounting Oversight Board or the Financial Accounting Standards Board (or any successor to either of such bodies) from providing such statement) stating that in the course of the audit upon which their opinion on such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event relating to financial matters which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any such Default or Event of Default, disclosing in such written statement the nature and period of existence thereof, it being understood that such accountants shall be under no liability, directly or indirectly, to the Lenders for failure to obtain knowledge of any such condition or event.

(b)           Compliance Certificate.  At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above (commencing with the delivery of the financial statements for the fiscal quarter ended January 31, 2007), a Compliance Certificate of the chief executive officer or the chief financial officer of Holdings (i) demonstrating compliance with the financial covenants contained in Section 7.17 by calculation thereof as of the end of the fiscal period covered by such financial statements, (ii) stating that no Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of Holdings and its Consolidated Subsidiaries, and, if so, describing such change.  At the time such certificate is required to be delivered, the Borrower shall promptly deliver to the Administrative Agent, at the Administrative Agent’s Office, information regarding any change in the Total Leverage Ratio that would change the then existing Applicable Margin.

(c)           Auditor’s Reports.  At the time of delivery of the financial statements provided for in Section 6.01(a) above, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Group Company by independent accountants in connection with the accounts or books of any Group Company, or any audit of any of them with respect to the prior fiscal year.

(d)           SEC Reports.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent Holdings generally, and copies of all annual, regular, periodic and special reports and registration statements which any Group Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e)           Annual Business Plan and Budgets At the time of delivery of the financial statements provided for in Section 6.01(a), beginning with the fiscal year ending October 31, 2007, an annual business plan and budget of Parent Holdings and its Consolidated Subsidiaries containing, among other things, projected financial statements for the next fiscal year.

(f)            Excess Cash Flow.  Within 100 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending October 31, 2007, a certificate of the chief financial officer of Holdings containing information regarding the calculation of Excess Cash Flow for such fiscal year.

(g)           Employee Benefit Reports.  At the time of delivery of the financial statements provided for in Section 6.01(a), the most recently prepared actuarial reports in relation to the Plans and Employee Benefit Arrangements for the time being operated by Group Companies, and within 30 days of the same becoming available, the most recently prepared actuarial reports in relation to the Foreign Pension Plans, which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction other than with respect to Foreign Pension Plans where the aggregate Unfunded Liabilities of such Foreign Pension Plans are less than $750,000.  If requested by the Administrative Agent, the Borrower will promptly instruct an actuary to prepare such actuarial reports and deliver those to the Administrative Agent, if the Administrative Agent has reasonable grounds for believing that any relevant statutory or auditing requirement within the relevant jurisdiction is not being complied with.  Promptly upon request, the Borrower shall also furnish the Administrative Agent and the Lenders with such additional information concerning any Plan, Foreign Pension Plan or Employee Benefit Arrangement as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(h)           Environmental Reports.  Promptly after any Group Company learning of any of the following, written notice of each of the following:

(i)            that any Group Company is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party or such Subsidiary to Environmental Liabilities exceeding $5,000,000;

(ii)           the receipt by any Group Company of notification that any real or personal property of such Group Company is or is reasonably likely to be subject to any Lien; securing any Environmental Liability;

(iii)          the receipt by any Group Company of any notice of violation of or potential liability under, or knowledge by such Group Company that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject Holdings and its Consolidated Subsidiaries collectively to Environmental Liabilities exceeding $5,000,000;

(iv)          the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting Holdings and its Consolidated Subsidiaries collectively to Environmental Liabilities exceeding $5,000,000;

(v)           any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Group Company other than those the consequences of which, in the aggregate, do not have a reasonable likelihood of subjecting Holdings and its Consolidated Subsidiaries collectively to Environmental Liabilities exceeding $5,000,000;

(vi)          any proposed action by any Group Company or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring any Group Company to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have cost $2,000,000 or more or that shall subject Holdings and it Consolidated Subsidiaries to additional Environmental Liabilities exceeding $5,000,000; and

(vii)         upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

(i)            Additional Patents, Trademarks and Copyrights.  At the time of delivery of the financial statements and reports provided for in Section 6.01(a), a report signed by the chief financial officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademark registrations, service mark registrations, registered tradenames and copyright registrations awarded to the Borrower or any Domestic Subsidiary since the last day of the immediately preceding fiscal year of Holdings and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by the Borrower or any Domestic Subsidiary since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

(j)            Domestication in Other Jurisdiction.  Not less than 30 days prior to any change in the jurisdiction of organization of any Loan Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.

(k)           Other Information.  With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Group Company as the Administrative Agent or any Lender may reasonably request, which may include such information as any Lender may reasonably determine is necessary or advisable to enable it either (i) to comply with the policies and procedures adopted by it and its Affiliates to comply with the Bank Secrecy Act, the U.S. Patriot Act and all applicable regulations thereunder or (ii) to respond to requests for information concerning Holdings and its Subsidiaries from any governmental, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism regulatory requirements or its compliance procedures under the U.S. Patriot Act, including in each case information concerning the Borrower’s direct and indirect shareholders and its use of the proceeds of the Credit Extensions hereunder.

(l)            Labeling and Treatment of Certain Information.  Each of Holdings and the Borrower hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of Holdings and the Borrower hereunder (collectively, “Group Company Materials”) by posting the Group Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”).  Each of Holdings and the Borrower hereby agrees that:  (i) all Group Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Group Company Materials “PUBLIC,” each of Holdings and the

Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuers and the Lenders to treat such Group Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their securities for purposes of United States federal and state securities laws; (iii) all Group Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Group Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03  Notices.  The Borrower will promptly notify the Administrative Agent and each Lender:

(i)            of the occurrence of any Default or Event of Default;

(ii)           of the occurrence of any ERISA Event and of: (A) any event or condition that constitutes, or is reasonably likely to lead to, an ERISA Event; or (B) any change in the funding status of any Plan or Foreign Pension Plan that would reasonably be expected to have a Material Adverse Effect; or (C) any event or condition that constitutes, or is reasonably likely to lead to, an event described in Section 8.01(h)(iii)-(viii); and

(iii)          of any material change in accounting policies or financial reporting practice by Holdings or any of its Subsidiaries, except any changes that are required under GAAP and disclosed in any financial statements delivered pursuant to Section 6.01.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.

Section 6.04  Payment of Obligations.  Each of the Group Companies will pay and discharge (i) all material taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon any of its properties and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Group Company shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

Section 6.05  Preservation of Existence Etc.; Compliance.  Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Group Company will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clause (i) or (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.  Each Group Company will comply with all of its Contractual Obligations except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.06  Maintenance of Properties.  Each Group Company will: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07  Insurance; Certain Proceeds.

(a)           Insurance Policies.  Each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.  The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all business interruption or casualty policies, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to Holdings or one or more of its Subsidiaries under such policies directly to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent on Accord Form 27) and that it will give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b)           Loss Events.  In case of any Casualty or Condemnation with respect to any property of any Group Company or any part thereof having a fair market value in excess of $5,000,000, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking.  In such case, the Borrower shall, or shall cause such Group Company to, promptly repair, restore or replace the property of such Person (or part thereof) which was subject to such Casualty or Condemnation, at such Person’s cost and expense, whether or not the Insurance Proceeds or Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; provided, however, that such property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i)(A) is desirable to the proper conduct of the business of such Person in the ordinary course and otherwise in the best interest of such Person and (B) would not materially impair the rights and benefits of the Collateral Agent or the Finance Parties under the Collateral Documents or any other Loan Document or (ii) the failure to repair, restore or replace the property is attributable to the application of the Insurance Proceeds from such Casualty or the Condemnation Award from such Condemnation to payment of the Senior Credit Obligations in accordance with the following provisions of this Section 6.07(b).  If Holdings or any of its Subsidiaries shall receive any Insurance Proceeds from a Casualty or Condemnation Award from a Condemnation exceeding $5,000,000 in respect of the single event or series of related events giving rise thereto, such Person will promptly pay over such proceeds to the Administrative Agent, for payment of the Senior Credit Obligations in accordance with Section 2.09(b) or, if such funds constitute Reinvestment Funds, to be held by the Collateral Agent in the Reinvestment Funds Account established under the Security Agreement.  The Administrative Agent agrees to cause the Collateral Agent to release such Insurance Proceeds or Condemnation Awards to the Borrower upon its request and as needed from time to time to pay for the repair, restoration or replacement of the portion of the property subject to such Casualty or Condemnation if, but only if, the conditions set forth in the definition of “Reinvestment Funds” are satisfied at the time of such request.

Section 6.08  Compliance with Laws.  Each of the Group Companies will comply with all requirements of Law applicable to it and its properties to the extent that noncompliance with any such requirement of Law would reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, each of the Group Companies will do each of the following as it relates to any Plan maintained by, or Multiemployer Plan contributed to by, each of the Group Companies, Foreign Pension Plan or Employee Benefit Arrangement:  (i) maintain each Plan (other than a Multiemployer Plan), Foreign Pension Plan and Employee Benefit Arrangement in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal, state or foreign Law; (ii) cause each Plan (other than a Multiemployer Plan) which is qualified under Section 401(a) of the Code to maintain such qualifications; (iii) make all required contributions to any Plan subject to Section 412 of the Code and make all required contributions to Multiemployer Plans; (iv) ensure that there are no Unfunded Liabilities in excess of $5,000,000 unless the aggregate amount of such Unfunded Liabilities is reduced below $5,000,000 within a 30-day period; (v) except for the obligations set forth on Schedule 5.12, not become a party to any Multiemployer Plan; (vi) make all contributions (including any special payments to amortize any Unfunded Liabilities) required to be made in accordance with all applicable laws and the terms of each Foreign Pension Plan in a timely manner; (vii) ensure that all liabilities under all Employee Benefit Arrangements are either (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent under Section 6.01(a) or (b); and (vii) ensure that the contributions or premium payments to or in respect of all Employee Benefit Arrangements are and continue to be promptly paid at no less than the rates required under the rules of such arrangements and in accordance with the most recent actuarial advice received in relation to the Employee Benefit Arrangement and generally in accordance with applicable Law; and (ix) shall use its reasonable efforts to cause each of its ERISA Affiliates to do each of the items listed in clauses (i) through (iv) above as it relates to Plans and Multiemployer Plans maintained by or contributed to by its ERISA Affiliates such that there shall be no liability to a Group Company by virtue of such ERISA Affiliate’s acts or failure to act.

Section 6.09  Books and Records; Lender Meeting.  Each of the Group Companies will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).  If the Administrative Agent so requests, the Borrower will conduct a meeting of the Lenders within 90 days after the end of each fiscal year of the Borrower to discuss such fiscal year’s results and the financial condition of the Borrower and its Consolidated Subsidiaries.  The chief executive officer and the chief financial officer of the Borrower and such other officers of the Borrower as the Borrower’s chief executive officer shall designate shall be present at each such meeting.  Such meetings shall be held at times and places convenient to the Lenders and to the Borrower.

Section 6.10  Inspection Rights.  Upon reasonable notice and during normal business hours (but no more frequently than twice per year unless an Event of Default has occurred and is continuing), each of the Group Companies will permit representatives appointed by the Agents, including agents, employees, attorneys and appraisers, to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agents or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants, attorneys and representatives of the Group Companies.

Section 6.11  Use of Proceeds.  The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.18.

Section 6.12  Additional Loan Parties; Additional Security.

(a)           Additional Subsidiary Guarantors.  Each of Holdings and the Borrower will take, and will cause each of its Subsidiaries (other than Foreign Subsidiaries, except to the extent provided in subsection (d) below) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of Holdings (other than the Borrower and Foreign Subsidiaries, except to the extent provided in subsection (d) below) are Subsidiary Guarantors.  Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary (other than a Foreign Subsidiary, except to the extent provided in subsection (d) below) to:

(i)            within 30 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Guaranty, an “Obligor” under the Security Agreement and an “Obligor” under the Pledge Agreement and/or an obligor under such other Collateral Documents as may be applicable to such new Subsidiary; and

(ii)           deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent or the Collateral Agent shall have reasonably requested.

(b)           Additional Security.  With respect to any owned Real Property having a fair market value in excess of $1,000,000 acquired by any Loan Party subsequent to the Closing Date, such Person will cause to be delivered to the Collateral Agent with respect to such Real Property documents, instruments and other items of the types customarily required by lenders in transactions similar to the transactions contemplated herein, all in form, content and scope reasonably satisfactory to the Collateral Agent.  In furtherance of the foregoing terms of this Section 6.12, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by Holdings or any of its Subsidiaries of any owned Real Property having a market value greater than $1,000,000 or the entering into a lease by Holdings or any of its Subsidiaries of any Real Property for annual rent of $500,000 or more, setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired or leased.  Without limiting the generality of the foregoing, Holdings and the Borrower will cause, and will cause each of their respective Subsidiaries to cause, 100% of the Equity Interests of each of their respective direct and indirect Domestic Subsidiaries (or (x) 65% of such Equity Interests, if such Subsidiary is a direct Foreign Subsidiary or, following a Foreign IP Transfer Transaction, each Foreign IP Holdco, except as provided in subsection (d) below, or (y) to the extent not prohibited by the terms of any Organization Document or other agreement governing a Permitted Joint Venture, such percentage as is equal to their respective ratable ownership of all Equity Interests in Permitted Joint Ventures and non-Wholly-Owned Subsidiaries) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents, subject only to Permitted Liens described in Section 7.02(iii) or (v).

If, subsequent to the Closing Date, a Loan Party shall acquire any patents, trademark registrations, service mark registrations, registered tradenames, copyright registrations, any applications relating to the foregoing, securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall promptly (and in any event within ten Business Days after any Responsible Officer of any Loan Party acquires knowledge of the same) notify the Collateral Agent of the same.  Each of the Loan Parties shall adhere to the covenants regarding the location of personal property as set forth in the Collateral Documents.

All such security interests and mortgages shall be granted pursuant to documentation consistent with the Collateral Documents executed at Closing and otherwise reasonably satisfactory in form and substance to the Collateral Agent (collectively, the “Additional Collateral Documents”) and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.  The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.12(b) has been complied with.

(c)           Real Property Appraisals.  If the Collateral Agent or the Required Lenders determine that they are required by Law or regulation to have appraisals prepared in respect of the owned Real Property of any Group Company constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Collateral Agent and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(d)           Foreign Subsidiaries Security.  If, following a change that is reasonably determined to be material by the Administrative Agent in the relevant Sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the

Borrower or its counsel or advisors reasonably acceptable to the Administrative Agent does not within 45 days after a request from the Administrative Agent deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any Foreign Subsidiary of Holdings which has not already had all of the Equity Interests issued by it pledged pursuant to the Pledge Agreement that (i) a pledge (A) of 65.0% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and (B) of any promissory note issued by such Foreign Subsidiary to the Borrower or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a guaranty in form and substance substantially identical to the Guaranty, (iii) the entering into by such Foreign Subsidiary of a security agreement in form and substance substantially identical to the Security Agreement, and (iv) the entering into by such Foreign Subsidiary of a pledge agreement substantially identical to the Pledge Agreement, in any such case would cause all or any portion of the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent (or other domestic Affiliate) for United States federal income tax purposes under Code Section 956 or any similar provision of federal, state or local tax Law, then, (A) in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement, shall be pledged to the Collateral Agent for the benefit of the Finance Parties pursuant to the Pledge Agreement (or another pledge agreement in substantially identical form, if needed); (B) in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Guaranty (or another guaranty in substantially identical form, if needed), guaranteeing the Senior Credit Obligations; (C) in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially identical form, if needed), granting to the Collateral Agent, for the benefit of the Finance Parties, a security interest in all of such Foreign Subsidiary’s assets and securing the Finance Obligations; and (D) in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), pledging to the Collateral Agent, for the benefit of the Finance Parties, all of the capital stock and promissory notes owned by such Foreign Subsidiary, in each case to the extent that entering into the Guaranty, Security Agreement or Pledge Agreement is permitted by the Laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 6.12(d) to be in form, scope and substance reasonably satisfactory to the Collateral Agent.

(e)           Completion of Required Actions.  Each of Holdings and the Borrower agrees that each action required by the foregoing paragraphs of this Section 6.12 shall be completed as soon as possible, but in no event later than 60 days after such action is either requested to be taken by the Collateral Agent or required to be taken by Holdings or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Section 6.13  Interest Rate Protection Agreements.  Within 90 days after the Closing Date, the Borrower will enter into and thereafter maintain in full force and effect interest rate swaps, rate caps, collars or other similar agreements or arrangements designed to hedge the position of the Borrower with respect to interest rates at rates and on terms reasonably satisfactory to the Administrative Agent, taking into account the market conditions, to provide protection against interest rates on Indebtedness bearing floating interest rates for a period expiring no earlier than 24 months after the date of execution and delivery of such agreements with respect to a notional amount of Indebtedness of Holdings and its Subsidiaries such that, after giving effect thereto, at least 30% of the Indebtedness of Holdings and its Subsidiaries (including appropriate adjustments commensurate with any Facilities Increase) bears fixed interest rates.  The Borrower will promptly deliver evidence of the execution and delivery of such agreements to the Administrative Agent.

Section 6.14  Contributions.  Within three Business Days following its receipt thereof, Holdings will contribute as a common equity contribution to the capital of the Borrower any cash proceeds received by Holdings after the Closing Date from any Asset Disposition, Casualty, Condemnation or Debt Issuance received by Holdings after the Closing Date.

ARTICLE VII
NEGATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Credit Obligations or other amount payable hereunder or under any Note or other Loan Document or any L/C Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains unexpired:

Section 7.01  Limitation on Indebtedness.  None of the Group Companies will incur, create, assume or permit to exist any Indebtedness or Swap Obligations except:

(i)            Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and of Lipman and its Subsidiaries outstanding immediately after consummation of the Merger, in each case as disclosed on Schedule 7.01 (collectively, the “Existing Indebtedness”), and any modifications, refinancings, refundings, renewals or extensions thereof; provided, that (A) the amount of such Indebtedness is not increased at the time of such modification, refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to this Section 7.01, and (B) the terms and conditions (including, if applicable, as to collateral and subordination) of any such modified, extending, refunding or refinancing Indebtedness are not materially less favorable to the Group Companies or the Lenders than the terms and conditions of the Indebtedness being modified, extended, refunded or refinanced;

(ii)           Indebtedness of the Loan Parties under this Agreement and the other Finance Documents;

(iii)          (A) Purchase Money Indebtedness and Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of the Borrower and its Subsidiaries incurred after the Closing Date to finance Capital Expenditures permitted by Section 7.14; provided that (1) the aggregate amount of all such Purchase Money Indebtedness or Attributable Indebtedness does not exceed $15,000,000 at any time outstanding, (2) the Purchase Money Indebtedness or Attributable Indebtedness when incurred shall not be less than 80% or more than 100% of the lesser of the cost or fair market value as of the time of acquisition of the asset financed and the Proceeds thereof, (3) such Purchase Money Indebtedness or Attributable Indebtedness is issued and any Liens securing such Purchase Money Indebtedness or Attributable Indebtedness are created concurrently with, or within 90 days after, the acquisition of the asset financed and (4) no Lien securing such Purchase Money Indebtedness or Attributable Indebtedness shall extend to or cover any property or asset of any Group Company other than the asset so financed, and (B) Attributable Indebtedness in respect of Sale/Leaseback Transactions permitted by Section 7.13;

(iv)          Indebtedness of the Borrower or its Subsidiaries secured by Liens permitted by clauses (xvii), (xviii) and (xix) of Section 7.02 and any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Business Acquisition which is acquired or assumed by the Borrower or a Subsidiary of the Borrower in such Permitted Business Acquisition and any Permitted Refinancing thereof; provided that (A) such Indebtedness was not incurred in connection with, or in anticipation of, the events described in such clauses or such Permitted Business Acquisition, and (B) such Indebtedness (other than pre-existing Attributable Indebtedness and Purchase Money Indebtedness) does not constitute indebtedness for borrowed money;

(v)           unsecured Subordinated Indebtedness of the Borrower or any of its Subsidiaries that is issued to a seller of assets or Person acquired in a Permitted Business Acquisition and any Permitted Refinancing thereof if, immediately prior to and after giving effect thereto, (A) no Event of Default shall exist or result therefrom and (B) Holdings and its Subsidiaries will be in compliance on a Pro-Forma Basis with the financial covenants set forth in Section 7.17;

(vi)          (A) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with the Transaction, Permitted Business Acquisitions, Permitted Joint Ventures and Asset Dispositions and (B) Indebtedness incurred by the Borrower or its Subsidiaries in a Permitted Business Acquisition or Asset Disposition under agreements providing for earn-outs or the adjustment of the purchase price or similar adjustments;

(vii)         Swap Obligations of the Borrower or any Subsidiary under Swap Agreements to the extent entered into after the Closing Date in compliance with Section 6.13 or to manage interest rate, foreign currency exchange rate and commodity pricing risks and not for speculative purposes;

(viii)        Indebtedness owed to any Person providing property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(ix)           Indebtedness consisting of Guaranty Obligations (A) by the Borrower in respect of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Business Acquisitions or Permitted Joint Ventures of, Wholly-Owned Domestic Subsidiaries of the Borrower, (B) by Domestic Subsidiaries of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Business Acquisitions or Permitted Joint Ventures of, the Borrower or Wholly-Owned Domestic Subsidiaries of the Borrower, (C) by Foreign Subsidiaries of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Business Acquisitions or Permitted Joint Ventures of, Wholly-Owned Foreign Subsidiaries of the Borrower and (D) by the Borrower or any Subsidiary of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, Foreign Subsidiaries; provided that the aggregate amount of Guaranty Obligations referred to in this clause (D), together with all Investments by the Borrower and its Wholly-Owned Domestic Subsidiaries permitted under Section 7.06(a)(xi)(A), will not exceed at any one time outstanding $10,000,000;

(x)            inter-company Indebtedness owing to the Borrower or a Subsidiary of the Borrower to the extent permitted by Section 7.06(a)(x) or (xi);

(xi)           Indebtedness of Foreign Subsidiaries incurred on or after the Closing Date to finance working capital requirements and Permitted Refinancings thereof (determined without regard to clause (ii) of the definition thereof) in an aggregate principal amount which, when taken together with the then outstanding principal amount of all Indebtedness of Foreign Subsidiaries referred to in clause (i) above, does not exceed the sum of (A) the aggregate principal amount of all Indebtedness of Foreign Subsidiaries outstanding on the Closing Date and disclosed on Schedule 7.01 plus (B) $30,000,000 (or its equivalent in one or more applicable foreign currencies);

(xii)          (A) Indebtedness of the Borrower and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (1) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (2) such Indebtedness in respect of credit or purchase cards in extinguished within 60 days from its incurrence, and (B) contingent indemnification obligations of the Borrower and its Subsidiaries to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(xiii)         Indebtedness of the Borrower and its Subsidiaries representing deferred compensation to employees of the Borrower and its Subsidiaries;

(xiv)        Indebtedness of Holdings representing the obligation of Holdings to make payments with respect to the cancellation or repurchase of certain Equity Interests of officers, employees or directors (or their estates) of Holdings and its Subsidiaries, to the extent permitted by Section 7.07(iii);

(xv)         unsecured Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that (A) the documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to Holdings or any Subsidiary of Holdings that are more restrictive than the covenants and default provisions contained in the Loan Documents, (B) no Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence and (C) the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect on a Pro-Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Group Company, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.17; and

(xvi)        unsecured subordinated notes of the Borrower having terms, yield, guarantees, covenants, default and subordination provisions and other terms as are customary for subordinated “high yield” securities issued for cash in a registered public offering or in a private placement for resale pursuant to Rule 144A under the Securities Act or otherwise, the proceeds of which are used to finance one or more Permitted Business Acquisitions or to repay the Loans; provided that (A) any such Indebtedness must constitute unsecured Subordinated Indebtedness, (B) no Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to the incurrence thereof and (C) the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect on a

Pro-Forma Basis to the incurrence of such Indebtedness and to the concurrent prepayment of the Loans, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.17.  The issuance of any security satisfying the requirements of this clause (xvi) is herein referred to as a “Public Debt Issuance”.

Section 7.02  Restriction on Liens.  None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary of Holdings) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction of a financing statement that names any Group Company as debtor, or sign any security agreement authorizing any secured party thereunder to file such a financing statement, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i)            Liens existing on the Closing Date and listed on Schedule 7.02 hereto and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01 and (y) proceeds and products thereof and (B) the renewal, extension or modification of the Indebtedness secured or benefited by such Liens is permitted by Section 7.01;

(ii)           Liens created by the Collateral Documents;

(iii)          Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith and by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv)          Liens imposed by Law securing the charges, claims, demands or levies of landlords, carriers, suppliers, warehousemen, materialmen, workmen, mechanics, carriers and other like Liens imposed by Law which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (B) which are being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(v)           Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness or Swap Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(vi)          Liens securing obligations in respect of surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; provided that in the case of Liens on cash and Cash Equivalents, the amount of all cash and Cash Equivalents subject to such Liens may at no time exceed $5,000,000 in the aggregate;

(vii)         Liens upon specific items or inventory or other goods and proceeds of the Borrower or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods;

(viii)        pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary cause of business;

(ix)           Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under state insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 7.01(viii);

(x)            Liens arising solely by virtue of any statutory or common Law provision relating to banker’s liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business;

(xi)           licenses, leases or subleases granted to third Persons or to the Borrower or its Subsidiaries by the Borrower and its Subsidiaries in the ordinary course of business not interfering in any material respect with the business of any Group Company and not otherwise prohibited by Section 7.05(xiv);

(xii)          zoning restrictions, building codes, land use and other similar Laws and municipal ordinances, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Swap Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of Holdings or any of its Subsidiaries or the value of such property for the purpose of such business;

(xiii)         Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, Operating Leases permitted by this Agreement;

(xiv)        Liens in favor of lessor, sublessor, lessees or sublessees securing Operating Leases;

(xv)         Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01; provided that no cash or other property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) the fair value of which exceeds $2,500,000 is deposited or delivered to secure any such judgment, decree or award, or any appeal bond in respect thereof;

(xvi)        Liens securing Indebtedness permitted to be incurred under Section 7.01(i), (iii), and (iv);

(xvii)       any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(xviii)      any Lien on any asset (other than on the Equity Interests of one or more Subsidiaries) of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(xix)         any Lien existing on any asset (other than on the Equity Interests of one or more Subsidiaries) prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(xx)          Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Business Acquisition or a Permitted Joint Venture;

(xxi)         Liens on cash and Cash Equivalents securing Swap Obligations owing to one or more Persons who are not Swap Creditors; provided that the aggregate amount of all cash and Cash Equivalents subject to such Liens may at no time exceed $2,000,000;

(xxii)        Liens on any assets or Equity Interests of a Foreign Subsidiary of the Borrower securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.01(xi);

(xxiii)       Liens securing Sale/Leaseback Transactions permitted under Section 7.13; and

(xxiv)       other Liens incurred by the Borrower and its Subsidiaries not securing Indebtedness if the aggregate fair market value of the property subject to such Liens, and the aggregate amount of the obligations secured thereby, do not exceed $10,000,000.

Section 7.03  Nature of Business.  None of the Group Companies taken as a whole will alter in any material respect the character or conduct of the business conducted by the Group Companies as of the Closing Date and activities directly related thereto and similar, complimentary or related businesses.

Section 7.04  Consolidation, Merger and Dissolution.  Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Group Companies will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i)            any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Domestic Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect or as a result of such transaction (other than non-cash consideration payable to Foreign Subsidiaries permitted pursuant to Section 7.06(xi)(B));

(ii)           any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, any other Domestic Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (x) a Subsidiary Guarantor is the surviving corporation of such merger, dissolution or liquidation, (y) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction (other than non-cash consideration payable to Foreign Subsidiaries permitted pursuant to Section 7.06(xi)(B)) and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Domestic Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(iii)          any Foreign Subsidiary of the Borrower may be merged with and into, or be voluntarily dissolved or liquidated into, the Borrower or any Wholly-Owned Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantor, (x) the Borrower or such Subsidiary Guarantor, as the case may be, is the surviving corporation of any such merger, dissolution or liquidation and (y) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction (other than non-cash consideration payable to Foreign Subsidiaries permitted pursuant to Section 7.06(xi)(B)) and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Foreign Subsidiary, if any, and the Borrower or such other Subsidiary, as the case may be, and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(iv)          the Borrower or any Subsidiary of the Borrower may merge with any Person (other than Parent Holdings or Holdings) in connection with a Permitted Business Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged, (C) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions and (D) the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect on a Pro-Forma Basis to such transaction, the Loan Parties will be in compliance with all of the financial covenants set forth in Section 7.17 as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) or (b) and the Compliance Certificate required by Section 6.02(b);

(v)           any Subsidiary of the Borrower may merge with any Person (other than Parent Holdings or Holdings) in connection with a Permitted Joint Venture if (A) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged and (B) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions;

(vi)          either of Parent Holdings or Holdings may merge with and into, or be voluntarily dissolved or liquidated into the other so long as (A) the Collateral Agent shall have a First Priority Lien on 100% of the issued and outstanding shares of capital stock of the Borrower and the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of Parent Holdings and Holdings shall otherwise remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation); and

(vii)         the Merger shall be permitted in accordance with the Merger Agreement.

In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of Holdings which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction.  Notwithstanding anything to the contrary contained above in this Section 7.04, no action shall be permitted which results in a Change of Control.

Section 7.05  Asset Dispositions.  None of the Group Companies will make any Asset Disposition; provided that:

(i)            any Group Company may sell inventory in the ordinary course of business;

(ii)           the Borrower may make any Asset Disposition to any of the Subsidiary Guarantors if (A) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent or the Collateral Agent may request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such Asset Disposition and (B) after giving effect to such Asset Disposition, no Default or Event of Default exists;

(iii)          the Borrower and its Subsidiaries may liquidate or sell Cash Equivalents and Foreign Cash Equivalents;

(iv)          the Borrower or any of its Subsidiaries may dispose of machinery or equipment which will be replaced or upgraded with machinery or equipment put to a similar use and owned or otherwise used or useful in the ordinary course of business of and owned by such Person; provided that (A) such replacement or upgraded machinery and equipment is acquired within 180 days after such disposition, (B) the fair market value of all property disposed of pursuant to this clause (iv) does not exceed $5,000,000 in the aggregate in any fiscal year of the Borrower and (C) upon their acquisition, such replacement assets become subject to the Lien of the Collateral Agent under the Collateral Documents, if and to the extent that the original machinery and equipment was so subject;

(v)           the Borrower or any of its Subsidiaries may dispose of obsolete, worn-out or surplus tangible assets in the ordinary course of business and in a commercially reasonable manner;

(vi)          any Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all or any part of its assets (including any such transaction effected by way of merger or consolidation) to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, so long as (A) the security interests, if any, granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer) and (B) after giving effect to such Asset Disposition, no Default or Event of Default exists;

(vii)         any non-Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower may sell, lease or otherwise transfer all or any part of its assets (including any such transaction effected by way of merger or consolidation) to any other non-Wholly-Owned Domestic Subsidiary or Foreign Subsidiary of the Borrower, respectively, so long as the security interests, if any, granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer);

(viii)        Holdings or any Subsidiary of the Borrower may sell or dispose of Equity Interests in Holdings or such Subsidiary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries;

(ix)           any Group Company may transfer assets as a part of the consideration for Investments in Permitted Joint Ventures;

(x)            the Borrower and its Subsidiaries may transfer trade fixtures to Foreign Subsidiaries and to non-Wholly-Owned Domestic Subsidiaries having an aggregate fair market value not exceeding $2,000,000 from and after the Closing Date;

(xi)           Asset Dispositions effected by transactions permitted under Section 7.04 shall be permitted;

(xii)          any Group Company may lease, as lessor or sublessor, or license, as licensor or sublicensor, real or personal property in the ordinary course of business if not otherwise prohibited by clause (xiv) below;

(xiii)         any Group Company may dispose of defaulted receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(xiv)        any Group Company may, in the ordinary course of business, license and sublicense Intellectual Property (A) on a non-exclusive basis and (B) on an exclusive basis having, from and after the Closing Date, an aggregate fair market value not exceeding $10,000,000;

(xv)         [reserved];

(xvi)        [reserved];

(xvii)       any Group Company may dispose of non-core assets acquired in Permitted Business Acquisitions;

(xviii)      any Group Company may enter into any Sale/Leaseback Transaction not prohibited by Section 7.01 or Section 7.13; and

(xix)         any Group Company may make any other Asset Disposition; provided that:  (A) at least 75% of the consideration therefor is cash or Cash Equivalents; (B) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Group Company; (C) the aggregate fair market value of all assets sold or otherwise disposed of by the Group Companies in all such transactions in reliance on this clause (xix) shall not exceed $20,000,000 in any fiscal year of the Borrower; and (D) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction.

Upon consummation of an Asset Disposition permitted under this Section 7.05, the Lien created thereon under the Collateral Documents (but not the Lien on any Proceeds thereof) shall be automatically released, and the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of Uniform Commercial Code Financing Statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Loan Documents.

Section 7.06  Investments.

(a)           Investments.  None of the Group Companies will hold, make or acquire, any Investment in any Person, except the following:

(i)            Investments existing on the date hereof disclosed on Schedule 7.06 hereto or in Persons which are Subsidiaries on the date hereof and Investments in Wholly-Owned Domestic Subsidiaries formed after the date hereof if the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such Investment;

(ii)           the Borrower or any Domestic Subsidiary of the Borrower may invest in cash and Cash Equivalents; provided that such Cash Equivalents shall not exceed as to any concentration limits, the respective amounts established from time to time by the Borrower and disclosed to the Administrative Agent;

(iii)          Foreign Subsidiaries of the Borrower may invest in Cash Equivalents or Foreign Cash Equivalents;

(iv)          the Borrower and any Subsidiary of the Borrower may acquire and hold receivables, accounts, notes receivable, equipment lease receivables, chattel paper, payment intangibles and prepaid accounts owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(v)           the Borrower and each Subsidiary of the Borrower may acquire and own Investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi)          loans and advances by the Borrower and its Subsidiaries to employees of Holdings and its Subsidiaries for moving and travel and other similar expenses, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

(vii)         deposits by the Borrower or any Subsidiary of the Borrower made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;

(viii)        the Borrower or any of its Subsidiaries may make loans and advances to Holdings for the purposes and in the amounts necessary to pay the fees, expenses and taxes described in Section 7.07;

(ix)           Holdings may make equity contributions to the capital of the Borrower;

(x)            the Borrower may make Investments in any of its Wholly-Owned Domestic Subsidiaries and any Subsidiary of the Borrower may make Investments in the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower; provided that (A) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto, (B) each promissory note evidencing intercompany loans and advances made by a Foreign Subsidiary or a non-Wholly-Owned Domestic Subsidiary to the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower shall contain the subordination provisions set forth in Exhibit I hereto and (C) each promissory note evidencing intercompany loans and advances (other than promissory notes held by Foreign Subsidiaries, except to the extent provided in Section 6.12(d)) shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;

(xi)           the Borrower and its Subsidiaries may make Investments in any Foreign Subsidiary or any non-Wholly-Owned Domestic Subsidiary of the Borrower (A) in the case of Investments by the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, in an aggregate amount together with all Guaranty Obligations permitted under Section 7.01(ix)(D) (determined without regard to any write-downs or write-offs, and any conversion or exchange to Equity Interests, of any such Investments constituting Indebtedness) at any one time outstanding not exceeding $35,000,000, (B) to the extent such Investments represent non-cash consideration payable in connection with a merger, dissolution or liquidation permitted pursuant to Section 7.04(i), (ii) or (iii) and (C) to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Subsidiary to such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary for resale by such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales); provided that (1) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto, (2) each such promissory note (other than promissory notes (x) issued by Foreign Subsidiaries of the Borrower to the Borrower or any of its Domestic Subsidiaries or (y) held by Foreign Subsidiaries of the Borrower, in each case except to the extent provided in Section 6.12(d)) shall be pledged to the Collateral Agent pursuant to the Pledge Agreement and (3) each Investment referred in clause (B) above evidenced by promissory note in favor of a Foreign Subsidiary or a non-Wholly-Owned Domestic Subsidiary shall contain the subordination provisions set forth in Exhibit I hereto;

(xii)          the Borrower and its Subsidiaries may make Investments in Permitted Joint Ventures in an aggregate amount, determined based on the greater of the book value or the fair market value thereof as certified in a certificate of a financial officer of the Borrower delivered to the Administrative Agent, not in excess of $10,000,000 in any fiscal year and $20,000,000 in the aggregate during the period since the Closing Date;

(xiii)         Investments arising out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05;

(xiv)        the Borrower and its Subsidiaries may make expenditures in respect of Permitted Business Acquisitions;

(xv)         the Borrower and its Subsidiaries may make Investments in one or more Foreign Subsidiaries (A) to the extent necessary to eliminate a deficit in required capital that either (x) is funded with the proceeds of a Qualifying Equity Issuance or (y) does not exceed $10,000,000, or (B) consisting of converting a previous debt claim against a Foreign Subsidiary in exchange for Equity Interests in such Foreign Subsidiary;

(xvi)        the Borrower and its Subsidiaries may make other Investments not otherwise permitted by this Section 7.06 in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness but excluding any portion thereof funded with proceeds of a Qualifying Equity Issuance not otherwise utilized for any purpose specified in clause (ii) of the definition of “Qualifying Equity Issuance”) at any time outstanding not exceeding the sum of (A) $10,000,000 plus (B) an amount equal to that portion of Excess Cash Flow for the fiscal years ended after the Closing Date, if any, not required to be used to prepay the Loans or Cash Collateralize L/C Obligations in accordance with Section 2.09, to make Restricted Payments under Section 7.07(iii) or to make Consolidated Capital Expenditures under Section 7.14(c); and

(xvii)       the Borrower may consummate the Merger;

provided that no Group Company may make or own any Investment in Margin Stock.

(b)           Limitation on the Creation of Subsidiaries.  No Group Company will establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Subsidiaries shall be permitted to establish, create or acquire Subsidiaries so long as (i) written notice thereof is given to the Administrative Agent not later than 90 days after the end of the fiscal quarter in which such establishment, creation or acquisition took place, (ii) the Investment resulting from such establishment, creation or acquisition is permitted pursuant to Section 7.06(a) above, (iii) the capital stock or other equity interests of such new Subsidiary (other than a Foreign Subsidiary, except to the extent otherwise required pursuant to Section 6.12(d)) is pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates representing such interests, together with transfer powers duly executed in blank, are delivered to the Collateral Agent, (iv) such new Subsidiary (other than a Foreign Subsidiary, except to the extent otherwise required pursuant to Section 6.12(d)) executes a counterpart of the Accession Agreement, the Guaranty, the Security Agreement and the Pledge Agreement to the extent required by Section 6.12(b), and (v) such new Subsidiary, to the extent requested by the Administrative Agent, takes all other actions required pursuant to Section 6.12.

Section 7.07  Restricted Payments, etc.  None of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that:

(i)            any Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii)           any non-Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower or ratably to all holders of its outstanding Equity Interests;

(iii)          so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Borrower may make cash Restricted Payments to Holdings and Holdings may in turn make cash Restricted Payments to Parent Holdings to enable Parent Holdings to redeem or repurchase Equity Interests (or Equity Equivalents) from (A) officers, employees and directors of any Group Company (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise, or (B) other holders of Equity Interests or Equity Equivalents in Parent Holdings; provided that in all such cases (1) no Default or Event of Default is then in existence or would otherwise arise therefrom, (2) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased does not exceed $15,000,000 in the aggregate from and after the Closing Date, and provided further that Parent Holdings may purchase, redeem or otherwise acquire Equity Interests and Equity Equivalents of Parent Holdings pursuant to this clause (iii) without regard to the restrictions set forth in the first proviso above for consideration consisting of (x) the proceeds of key man life insurance, (y) the Net Cash Proceeds of Qualifying Equity Issuances not otherwise utilized for any purpose specified in clause (ii) of the definition of “Qualifying Equity Issuance” and (z) that portion of Excess Cash Flow for the fiscal years ended after the Closing Date, if any, not required to be used to prepay the Loans or Cash Collateralize L/C Obligations in accordance with Section 2.09 or utilized to make Investments under Section 7.06(a)(xvi) or Consolidated Capital Expenditures under Section 7.14(c);

(iv)          the Borrower may make cash Restricted Payments to Holdings, and Holdings may in turn make cash Restricted Payments to Parent Holdings, to enable Holdings or Parent Holdings to pay, and in amounts not to exceed the amount necessary to pay, (A) the then currently due fees and expenses of Holdings’ and Parent Holdings’ counsel, accountants and other advisors and consultants, and other operating and administrative expenses of Holdings and Parent Holdings (including employee and compensation expenditures, directors’ and officers’ insurance premiums and other similar costs and expenses) incurred in the ordinary course of business that are for the benefit of, or are attributable to, or are related to, including the financing or refinancing of, Parent Holding’s Investment in the Borrower and its Subsidiaries, up to an aggregate amount of $500,000 for each fiscal year, (B) the then currently due fees and expenses of Holdings’ and Parent Holdings’ independent directors and (C) the then currently due taxes payable by Holdings and Parent Holdings solely on account of the income of Holdings and Parent Holdings related to their respective Investment in the Borrower and its Subsidiaries and the reasonable expenses of preparing returns reflecting such taxes; provided that Holdings and Parent Holdings agree to contribute to the Borrower any refund Holdings or Parent Holdings receives relating to any such taxes; and

(v)           the Borrower may make cash Restricted Payments to Holdings, and Holdings may in turn make cash Restricted Payments to Parent Holdings, to enable Holdings or Parent Holdings to pay, and in amounts not to exceed the amount necessary to pay the amount that the Borrower would have been required to pay for federal, state, local or other taxes on income if it were deemed to be the common parent of an affiliated group (within the meaning of Section 1504 of the Code) of which only it and its Subsidiaries were members (and assuming for such purpose that such group had the benefit of any losses of the Borrower and its Subsidiaries previously used by Holdings or Parent Holdings); provided that such payments may be made only in respect of the period during which the Borrower is consolidated with Holdings and Parent

Holdings for purposes of the payment of such taxes (such payments being herein referred to as (“Permitted Tax Distributions”).

Section 7.08  Payments of Indebtedness, etc.

(a)           Amendments of Agreements.  None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to any Indebtedness (other than the Senior Credit Obligations and, in the absence of any Default or Event of Default, Indebtedness permitted by Section 7.01(iii)) issued by such Group Company if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in any manner adverse to any Group Company, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof.

(b)           Prohibition Against Certain Payments of Principal and Interest of Certain Other Indebtedness.  None of the Group Companies will (i) directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness or (ii) except to the extent permitted in Section 7.06(a)(xv)(B), release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note.

Section 7.09  Transactions with Affiliates.  None of the Group Companies will engage in any transaction or series of transactions with any Affiliate, other than:

(i)            transactions permitted by Section 7.05;

(ii)           transactions expressly permitted by Section 7.01, Section 7.04, Section 7.06 or Section 7.07;

(iii)          normal compensation, indemnities and reimbursement of reasonable expenses of officers and directors, including stock incentive and option plans and agreements relating thereto;

(iv)          any transaction entered into among the Borrower and its Wholly-Owned Domestic Subsidiaries or among such Wholly-Owned Domestic Subsidiaries; and

(v)           other transactions which are engaged in by the Borrower or any of its Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party.

Section 7.10  Fiscal Year; Organizational and Other Documents.  None of the Group Companies will (i) change its fiscal year or (ii) enter into any amendment, modification or waiver that is adverse in any respect to the Lenders to its articles or certificate of incorporation, bylaws (or analogous organizational documents) or any agreement entered into by it with respect to its Equity Interests (including stockholders’ agreements), in each case as in effect on the Closing Date.  The Borrower will cause the Group Companies to promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

Section 7.11  Restrictions with Respect to Intercorporate Transfers.  None of the Group Companies will create or otherwise cause or permit to exist any consensual encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Subsidiary to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of Holdings or any Subsidiary of Holdings to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Finance Obligations, except in each case for prohibitions or restrictions existing under or by reason of:

(i)            this Agreement and the other Finance Documents;

(ii)           applicable Law;

(iii)          restrictions in effect on the date of this Agreement contained in the agreements governing the Existing Indebtedness and in any agreements governing Permitted Refinancing thereof if such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(iv)          customary non-assignment provisions with respect to leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business;

(v)           any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries or a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(vi)          customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business in connection with Permitted Joint Ventures; and

(vii)         Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

Section 7.12  Ownership of Subsidiaries; Limitations on Certain Activities.

(a)           Holdings will not (i) hold any assets other than the Equity Interests of the Borrower, (ii) have any material liabilities other than (A) liabilities under the Loan Documents and (B) tax liabilities in the ordinary course of business or (iii) engage in any business or activity other than (A) owning the common stock of the Borrower (including purchasing additional shares of common stock after the Closing Date) and activities incidental or related thereto or to the maintenance of the corporate existence of Holdings or compliance with applicable Law and (B) acting as a Guarantor under the

Guaranty and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party.

(b)           Holdings and the Borrower will not permit any Person other than Holdings to hold any Equity Interests or Equity Equivalents of the Borrower.

Section 7.13  Sale and Leaseback Transactions.  None of the Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which such Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Group Company or (ii) which such Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Group Company to another Person which is not a Group Company in connection with such lease; provided, however, that the Group Companies may enter into such transactions with respect to personal property, in an aggregate amount of up to $5,000,000 in sales proceeds during the term of this Agreement, if (i) after giving effect on a Pro-Forma Basis to any such transaction the Borrower shall be in compliance with all other provisions of this Agreement, including Section 7.01 and Section 7.02, (ii) the gross cash proceeds of any such transaction are at least equal to the fair market value of such property (as determined by the Board of Directors, whose determination shall be conclusive if made in good faith) and (iii) the Net Cash Proceeds are forwarded to the Administrative Agent as set forth in Section 2.09(b)(iii) to the extent required therein.

Section 7.14  Capital Expenditures.

(a)           None of the Group Companies will make any Consolidated Capital Expenditures, except that during any of the fiscal years set forth below, the Borrower and its Subsidiaries may make Consolidated Capital Expenditures so long as the aggregate amount of such Consolidated Capital Expenditures does not exceed the amount indicated opposite such period:

Fiscal Year Ending October 31	Amount
2007	$25,000,000
2008	$27,500,000
2009	$30,000,000
2010	$32,500,000
2011	$35,000,000
2012 and thereafter	$37,500,000

(b)           To the extent that Consolidated Capital Expenditures permitted under subsection (a) above for any period set forth above are less than the applicable amount specified in the table in subsection (a) above, 100% of the difference may be carried forward and utilized to make Consolidated Capital Expenditures during the immediately succeeding fiscal year.

(c)           Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Consolidated Capital Expenditures (which Consolidated Capital Expenditures will not be included in any determination under subsection (a) above) with (A) the Net Cash Proceeds of Asset Dispositions, Casualties and Condemnations, to the extent such Net Cash Proceeds are not required to be applied to repay Loans or Cash Collateralize L/C Obligations pursuant to Section 2.09(b)(iii), (B) the Net Cash Proceeds of Qualifying Equity Issuances not otherwise utilized for any purpose specified in clause (ii) of the definition of “Qualifying Equity Issuance” and (C) that portion of Excess Cash Flow for the fiscal years ended after the Closing Date, if any, not required to be used to prepay the Loans or Cash

Collateralize L/C Obligations in accordance with Section 2.09 or utilized to make Investments under Section 7.06(a)(xvi) or to make Restricted Payments under Section 7.07(iii).

(d)           The amount of Consolidated Capital Expenditures permitted under subsection (a) above for the fiscal year ending October 31, 2007 may be increased by an aggregate amount not exceeding $10,000,000 for expenditures incurred in connection with the re-implementation of an Oracle E-Business Suite 11i (Oracle 11i) enterprise resource planning (ERP) system.

Section 7.15  Additional Negative Pledges.  None of the Group Companies will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents and (ii) pursuant to any document or instrument governing Capital Lease Obligations or Purchase Money Indebtedness incurred pursuant to Section 7.01(iii) if any such restriction contained therein relates only to the asset or assets acquired in connection therewith.

Section 7.16  Impairment of Security Interests.  None of the Group Companies will (i) take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Collateral Agent with respect to the Collateral or (ii) grant to any Person (other than the Collateral Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.

Section 7.17  Financial Covenants.

(a)           Total Leverage Ratio.  The Total Leverage Ratio of Holdings and its Subsidiaries as of the end of any fiscal quarter of Holdings (commencing with the fiscal quarter ending January 31, 2007) will not be greater than (i) 4.00 to 1.00 for any fiscal quarter ending on or prior to October 31, 2007 or (ii) 3.50 to 1.00 for any fiscal quarter ending thereafter.

(b)           Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio of Holdings and its Subsidiaries as of the end of any fiscal quarter of Holdings (commencing with the fiscal quarter ending January 31, 2007) will not be less than 2.00 to 1.0.

Section 7.18  Independence of Covenants.  All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

ARTICLE VIII
DEFAULTS

Section 8.01  Events of Default.  An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)           Payment.  Any Loan Party shall:

(i)            default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans or of any L/C Disbursement; or

(ii)           default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith.

(b)           Representations.  Any representation or warranty made or deemed to be made by any Loan Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c)           Covenants.  Any Loan Party shall:

(i)            default in the due performance or observance of any term, covenant or agreement contained in Sections 6.10, 6.11, 6.12, 6.13, 6.14 or Article VII;

(ii)           default in the due performance or observance by it of any term, covenant or agreement contained in Article VI (other than those referred to in subsection (a) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of ten Business Days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii)          default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a) or (c)(i) or (ii) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d)           Other Loan Documents.  (i) Any Loan Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents the consequence of which is to adversely affect the ability of the Loan Parties to perform their material obligations under the Loan Documents taken as a whole and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent, (ii) except pursuant to the terms thereof, any Loan Document shall fail in any material respect to be in full force and effect or any Loan Party shall so assert or (iii) except pursuant to the terms thereof, any Loan Document shall fail in any material respect to give the Administrative Agent, the Collateral Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

(e)           Cross-Default.

(i)            any Group Company (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness or Guaranty Obligation (other than in respect of (x) Indebtedness outstanding under the Loan Documents and (y) Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, if the effect of such failure, event or condition is to cause, or to permit, with or without the giving of notice or lapse of time or both, the holder or holders or beneficiary or beneficiaries of such Indebtedness or Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such

Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of such Indebtedness or Guaranty Obligation to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or

(ii)           there occurs under any Swap Agreement or Swap Obligation an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Company is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Group Company as a result thereof is greater than the Threshold Amount.

(f)            Insolvency Events.  (i) Any Group Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Group Company seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Group Company under the federal bankruptcy laws as now or hereafter in effect.

(g)           Judgments.  (i) One or more judgments, orders, decrees or arbitration awards is entered against any Group Company involving in the aggregate a liability (to the extent not covered by independent third-party insurance or an indemnity from a credit-worthy third party as to which the insurer or indemnitor, as applicable, does not dispute coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, and the same shall not have been discharged, vacated or stayed pending appeal within 45 days after the entry thereof or (ii) any non-monetary judgment, order or decree is entered against any Group Company which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(h)           ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount, (ii) there shall exist an amount of Unfunded Liabilities, individually or in the aggregate, for all Plans  and Foreign Pension Plans (excluding for purposes of such computation any Plans and Foreign Pension Plans with respect to which assets exceed benefit liabilities), in an aggregate amount in excess of the Threshold Amount, (iii) any Foreign Pension Plan is not in substantial compliance with all applicable pension benefits and tax laws, (iv) any contribution required to be made in accordance with any applicable law or the terms of any Foreign Pension Plan has not been made; (v) any event has occurred or condition exists with respect to any Foreign Pension Plan that has resulted or could result in any Foreign Pension Plan being ordered or required to be wound up in whole or in part pursuant to any applicable laws or having any applicable registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of the relevant pension benefits regulatory authority or being required to pay any taxes or penalties under applicable pension benefits and tax laws; (vi) an order has been made or notice has been given pursuant to any applicable pension benefits and tax laws in respect of any Foreign Pension Plan requiring any person to take or refrain from taking any action in respect thereof or that there has been a contravention of any such applicable laws; (vii) an event has occurred or a condition exists that has resulted or could result in any Group Company  being required to pay, repay or refund any amount other than contributions required to be made or expenses required to be paid in the ordinary course) to or on account of any Foreign Pension Plan or a current or former member thereof; or (viii) an event has occurred or a condition exists that has resulted or could result in a payment being made out of a guarantee fund established under the applicable pension benefits laws in respect of a Foreign Pension Plan; and which, with respect to all the events and obligations described in the preceding clauses (iii) through (viii) of this Section 8.01(h), would reasonably be expected to have a Material Adverse Effect.

(i)            Guaranties.  Any Guaranty given by any Loan Parties or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty.

(j)            Impairment of Collateral.  Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Group Company not to be, a valid, perfected, First Priority Lien (except as otherwise expressly provided in such Collateral Document) in the securities, assets or properties covered thereby, other than in respect of assets and properties which, individually and in the aggregate, are not material to the Group Companies taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority security interests will not in the reasonable judgment of the Collateral Agent have a Material Adverse Effect on the rights and benefits of the Lenders under the Loan Documents taken as a whole;

(k)           Ownership.  A Change of Control shall occur.

Section 8.02  Acceleration; Remedies.  Upon the occurrence of an Event of Default and at any time thereafter, unless and until such Event of Default has been waived in writing with the consent of those Lenders as may be required pursuant to Section 10.01, the Administrative Agent (or with respect to the Collateral, the Collateral Agent) shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against the Loan Parties except as otherwise specifically provided for herein:

(a)           Termination of Commitments.  Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)           Acceleration of Loans.  Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c)           Cash Collateral.  Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.01(f), it will immediately pay) to the Collateral Agent additional cash, to be held by the Collateral Agent, for the benefit of the L/C Issuers and the Revolving Lenders, in a cash collateral account as additional security for the L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 102% of the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d)           Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.  In addition to the remedies set forth above, the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable Law.

(e)           Enforcement Rights Vested Solely in Administrative Agent and Collateral Agent.  The Lenders agree that this Agreement may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and, with respect to the Collateral, the Collateral Agent, and that no other Finance Party shall have any right individually to seek to enforce this Agreement or to realize upon the security to be granted hereby.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then the Commitments shall automatically terminate, all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

Section 8.03  Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or (i) after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 8.02 or (ii) there shall have occurred any sale of, or other realization upon, all or any part of the Collateral), any amounts received on account of the Finance Obligations shall be applied by the Administrative Agent in the following order:

FIRST, to payment of that portion of the Senior Credit Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

SECOND, to payment of that portion of the Senior Credit Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to payment of that portion of the Senior Credit Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, commitment fees, L/C Borrowings and other Senior Credit Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to payment of that portion of the Finance Obligations constituting unpaid principal of the Loans, L/C Borrowings, amounts owing in respect of Cash Management Obligations and amounts owing under Swap Agreements, ratably among the Lenders, the L/C Issuers, the Swap Creditors and the Persons owed Cash Management Obligations in proportion to the respective amounts described in this clause Fourth held by them;

FIFTH, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

LAST, the balance, if any, after all of the Finance Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.05(e), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Finance Obligations, if any, in the order set forth above.

Section 8.04  Rescission of Events of Default.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Unreimbursed Amounts that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.01 then upon the written consent of the Required Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the L/C Issuers to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX
AGENCY PROVISIONS

Section 9.01  Appointment and Authorization of the Agents.

(a)           Appointment.  Each Lender and L/C Issuer hereby irrevocably appoints, designates and authorizes JPMCB as Administrative Agent, and Collateral Agent, each of Bank Leumi USA, Sun Tryst Bank and Wells Fargo Bank, N.A. as Co-Documentation Agent and LCPI as Syndication Agent, and each Lender and each L/C issuer authorizes each such Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Without limiting the foregoing, each Lender and each L/C Issuer hereby authorizes the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Collateral Agent is a party, to exercise all rights, powers and remedies that such Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent under such Collateral Documents for the Finance Parties.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           L/C Issuers.  Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c)           Instructions of Required Lenders.  Without limiting an Agent’s right to utilization the discretion granted hereunder or under any other Loan Document, as to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), (i) the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and each L/C Issuer, (ii) the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon the Lenders; provided, however, that the Collateral Agent shall not be required to take any action that (x) the Collateral Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (y) is contrary to any Loan Document or applicable Law.  The Collateral Agent agrees to give to each other Agent and each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(d)           Agency Duties Limited to Applicable Classes.  In performing their respective functions and duties hereunder and under the other Loan Documents, (i) the Administrative Agent is acting solely on behalf of the Lenders and the L/C Issuers except to the limited extent provided in Section 10.07(c), and (ii) the Collateral Agent is acting solely on behalf of the Senior Credit Parties, and each of their respective duties are entirely administrative in nature.  The Collateral Agent does not assume or shall be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, L/C Issuer or holder of any other Finance Obligation.

Section 9.02  Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct.

Section 9.03  Exculpatory Provisions.  No Agent-Related Person shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection herewith or in connection with any of the other Loan Documents or the transactions contemplated hereby or thereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) or (ii) responsible in any manner to any of the Lenders or participants for any recitals, statements, representations or warranties made by any of the Loan Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Loan Party to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Loan Parties or any Affiliate thereof.

Section 9.04  Reliance on Communications.

(a)           Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05  Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06  Credit Decision; Disclosure of Information by Administrative Agent; No Reliance on Arrangers’ or Agents’ Customer Identification Program.

(a)           Independent Credit Decision.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Agents and the Joint Lead Arrangers shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

(b)           US Patriot Act Customer Identification Programs.  Each Lender acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees may rely on the Arranger or any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program or other obligations required or imposed under or pursuant to the U.S. Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (i) any identification procedures; (ii) and recordkeeping; (iii) comparisons with government lists, (iv) customer notices; or (v) other procedures required under the CIP regulations or such other Laws.

Section 9.07  Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of the Borrower and the other Loan Parties to do so), ratably according to their respective Commitments (or if the Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all Indemnified Liabilities which may at any time (including, without limitation, at any time following payment in full of the Senior Credit Obligations) be imposed on, incurred by or asserted against any Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent that an L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as L/C Issuer, only the Revolving Lenders shall be required to indemnify such L/C issuer in accordance with Section 9.07.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower or any other Loan Party.  The agreements in this Section 9.07 shall survive the payment of the Senior Credit Obligations and all other obligations and amounts payable hereunder and under the other Loan Documents and the resignation of the Administrative Agent and the Collateral Agent.

Section 9.08  Agents in Their Individual Capacity.  JPMCB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though JPMCB were not the Administrative Agent, the L/C Issuer, the Swing Line Lender, or the Collateral Agent hereunder or under another Loan Document and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, JPMCB or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and the Collateral Agent shall be under no obligation to provide such information to them.  With respect to its Loans, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the L/C Issuer, the Swing Line Lender or a Collateral Agent, and the terms “Lender” and “Lenders” include JPMCB in its individual capacity.

Section 9.09  Successor Agents.  Each of the Administrative Agent and the Collateral Agent may resign as Administrative Agent (as to one or more Classes) or Collateral Agent, as applicable, upon 30 days’ notice to the Lenders and the Borrower; provided that any such resignation by JPMCB shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon any such resignation by the Administrative Agent, the Required Lenders of the applicable Class or Classes shall have the right to appoint a successor Administrative Agent.  Upon any such resignation by the Collateral Agent, the Required Lenders shall have the right to appoint a successor Collateral Agent.  If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders of the applicable Class or Classes, appoint a successor Administrative Agent or Collateral Agent , as the case may be, selected from among the Lenders, in the case of the resignation of the Administrative Agent, the Lenders, in the case of the resignation of the Collateral Agent.  In any case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default).  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  Prior to any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Administrative Agent or Collateral Agent, as the case may be, under the Loan Documents.  After such resignation, the retiring Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.  If no successor Administrative Agent or Collateral Agent is appointed prior to the effective date of the resignation of the Administrative

Agent or Collateral Agent, the resigning Agent may appoint, after consulting with the Lenders of the applicable Class or Classes and the Borrower, a successor agent from among the Lenders of the applicable Class or Classes.  Upon the acceptance of its appointment as successor Agent hereunder, the Person acting as such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent (and, if applicable, L/C Issuer and Swing Line Lender) and the respective terms “Administrative Agent,” “L/C Issuer,” “Swing Line Lender,” and “Collateral Agent” shall mean such successor Administrative Agent, Letter of Credit Issuer, Swing Line Lender or Collateral Agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated and the retiring Collateral Agent’s rights, powers and duties as such shall be terminated shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent, L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.  After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  If no successor Collateral Agent has accepted appointment as Collateral Agent by the date which is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 9.10  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Senior Credit Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11  Collateral and Guaranty Matters.

(a)           Actions Taken by Agents or Required Lenders.  Each Lender and each L/C Issuer agrees that any action taken by the Collateral Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater or lesser proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders (or, where so required, such greater or lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, L/C Issuers, Senior Credit Parties.  Without limiting the generality of the foregoing, (i) the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) the Collateral Agent shall have the sole authority to (A) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Holdings, the Borrower or any of its Subsidiaries, (B) act as Collateral Agent for the Lenders, the L/C Issuers, the Senior Credit Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Collateral Agent, the Lenders and the L/C Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any deposit accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such L/C Issuer, (C) manage, supervise and otherwise deal with the Collateral, (D) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (E) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise to the exclusion of the Finance Parties all remedies given to the Collateral Agent , the Lenders, the L/C Issuers, the other Senior Credit Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)           Certain Actions in Respect of Security Interests and Guaranties.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)            to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Senior Credit Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii)           to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(xvi) and (xxiii); and

(iii)          to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(c)           Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

Section 9.12  Related Obligations.  The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Cash Management Obligations and to any Swap Obligations permitted hereunder from time to time owing to one or more Swap Creditors (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Finance Parties, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent are otherwise acting solely as agent for the Lenders and the L/C Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (ii) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Finance Party under any separate instrument or agreement or in respect of any Related Obligation, (iii) each Finance Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Collateral Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, L/C Obligations and other Senior Credit Obligation to it arising under this Agreement or the other Loan Documents, without any duty or liability to any Swap Creditor or holder of Cash Management Obligations or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (iv) no holder of Related Obligations and no other Finance Party (except the Lenders to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (v) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 10.09 and then only to the extent such right is exercised in compliance with Section 2.13.

Section 9.13  Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.14  Agents’ Fees; Arranger Fee.  The Borrower shall pay to the Administrative Agent for its own account, to the Collateral Agent for its own account and to the Joint Lead Arrangers, in their capacities as Joint Lead Arrangers, for their own accounts, fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent, the Collateral Agent and such Joint Lead Arrangers, respectively, in each case with respect to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

ARTICLE X
MISCELLANEOUS

Section 10.01  Amendments, Etc.

(a)           Amendments Generally.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and (i) in the case of any such waiver or consent, signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), (ii) in the case of any amendment necessary to implement the terms of a Facilities Increase in accordance with the terms of Section 2.10(a) hereof, by the Borrower and the Administrative Agent and (iii) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any L/C Issuer.

(b)           Amendments and Waivers Pertinent to Affected Lenders.  Notwithstanding paragraph (a) above and in addition to any other consent that may be required thereunder, no amendment, waiver or consent shall:

(i)            waive any condition set forth in Section 4.01(a) without the written consent of each Lender, except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Required Lenders and, in the case of the conditions specified in Section 4.01, subject to the provisions of Section 4.02;

(ii)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(iii)          postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iv)          reduce the principal of, or the rate of interest specified herein on, any Loan or unreimbursed L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any unreimbursed L/C Disbursement or to reduce any fee payable hereunder;

(v)           change (A) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (B) the order of application of any prepayment of Loans or any reduction in the Commitments between the Classes of Loans from the application thereof set forth in the applicable provisions of Section 2.09(b) or 2.10(c), respectively, in any manner that materially and adversely affects the Lenders under such Class without the written consent of (x) if such Class is the Term B Lenders, the Required Term B Lenders and (y) if such Class is the Revolving Lenders, the Required Revolving Lenders;

(vi)          change any provision of this Section or the definition of “Required Lenders” “Required Revolving Lenders”, or “Required Term B Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender which is a Lender of the applicable Class so specified, in each case other than as part of a Facilities Increase for which the conditions specified in Section 4.05 are satisfied;

(vii)         release all or substantially all of the value of the Guaranty without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any Lender, release any Guarantor (or all or substantially all of the assets of a Guarantor) that is sold or transferred in compliance with Section 7.05);

(viii)        release all or substantially all of the Collateral securing the Senior Credit Obligations hereunder without the written consent of each Lender (provided that the Collateral Agent may, without consent from any Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Section 7.05 or released in compliance with Section 9.11(b) and exercise all rights and remedies against the Collateral as provided by the Collateral Documents or as otherwise permitted by Law);

(ix)           amend, modify or waive the conditions to funding any Revolving Loan or Swing Line Loan or to issuing any Letter of Credit in each case after the Closing Date, without the written consent of Required Revolving Lenders;

(x)            (A) modify the application of payments to the Revolving Loans pursuant to Section 2.09(b) or the reduction of the Revolving Commitments pursuant to Section 2.10(c) or (d) without the written consent of the Required Revolving Lenders, or (B) modify the application of payments to the Term B Loans pursuant to Section 2.09(b) without the written consent of the Required Term B Lenders;

(xi)           (A) affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Request relating to any Letter of Credit issued or to be issued by it, without the written consent of the L/C Issuer, (B) affect the rights or duties of the Swing Line Lender under this Agreement, without the written consent of the Swing Line Lender or (C) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, without the written consent of the Administrative Agent;

(xii)          amend, modify or waive Section 10.07(h) without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, modification or waiver; or

(xiii)         other than as contemplated by Section 9.11(b)(ii), subordinate any Lien on the Collateral to the Lien of any other creditor of the Borrower or any other Loan Party.

(c)           Defaulting Lenders.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.01 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 10.01 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

Section 10.02  Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, a L/C Issuer, the Swing Line Lender or a Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, such L/C Issuer and the Swing Line Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to requirements of Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)           Reliance by Administrative Agent and Lenders.  The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance in good faith by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03  No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04  Attorney Costs, Expenses and Taxes.  Holdings and the Borrower jointly and severally agree (i) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Senior Credit Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs); provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this clause (ii) unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent and the cost of independent public accountants and other outside experts retained by or on behalf of any Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor.  The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all Senior Credit Obligations.

Section 10.05  Indemnification.  Whether or not the transactions contemplated hereby are consummated, Holdings and the Borrower, jointly and severally, agree to indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and, in the case of any Funds, trustees and investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or from a material breach by such Indemnitee of its obligations under the Loan Documents; and provided further that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.  Each of Holdings and the Borrower agrees not to assert or to permit any of their respective Subsidiaries to assert any claim against any Agent, any Lender, any of their Affiliates or any of their respective directors, officers, employees, attorneys, agents and advisers, and each of the Agents, and the Lenders agree not to assert or permit any of their respective Subsidiaries to assert any claim against Holdings, the Borrower or any of their respective Subsidiaries or any of their respective directors, officers, employees, attorneys, agents or advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Loans or of the Letters of Credit.  The agreements in this Section shall survive the resignation of the Administrative Agent and any Collateral Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Finance Obligations

Section 10.06  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Collateral Agent or any Lender, or the Administrative Agent, a Collateral Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, a Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as applicable, upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent or Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 10.07  Successors and Assigns.

(a)           Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, its Commitments and any Participation Interest in Letters of Credit and Swing Line Loans held by it); provided, however, that:

(i)            except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any Approved Fund, (A) the aggregate amount of the Revolving Commitment of the assigning Lender subject to such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not, without the consent of the Administrative Agent and, if no Default or Event of Default has occurred and is continuing, the Borrower, be less than $5,000,000 and an integral multiple of $1,000,000 (or such lesser amount as shall equal the assigning Lender’s entire Revolving Commitment), (B) the aggregate amount of any Term B Loans of an assigning Lender subject to each such assignments (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not, without the consent of the Administrative Agent and, if no Default or Event of Default has occurred and is continuing, the Borrower, be less (with respect to Term B Loans) than $1,000,000 (or such lesser amount as shall equal the assigning Lender’s entire Term B Loans owing to it) and (C) after giving effect to such assignment, the aggregate amount of the Revolving Commitment of and Term B Loans at the time owing to the assigning Lender shall not, without the consent of the Borrower if no Default or

Event of Default has occurred and is continuing, be less than $1,000,000 (unless the assigning Lender shall have assigned its entire Revolving Commitment and all the Term B Loans at the time owing it pursuant to such assignment or assignments otherwise complying with this Section 10.07 executed substantially simultaneously with such assignment); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether any such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders’ rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)          any assignment of a Commitment must be approved by the Administrative Agent unless the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)          the parties to such assignment shall execute and deliver to the Administrative Agent and, only with respect to any assignment of all or a portion of the Revolving Committed Amount, the L/C Issuers for their acceptance an Assignment and Assumption in the form of Exhibit C, together with any Note subject to such assignment and to the Administrative Agent a processing and recordation fee of $3,500;

(v)           if applicable, the assignee shall deliver to the Administrative Agent the information referred to in Section 10.19(b).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04, 10.05 and 10.22 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitation on Certain Rights of Participants.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f)            Other Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Certain Definitions.  As used herein, the following terms have the following meanings:

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Revolving Commitment, the L/C Issuers and the Swing Line Lender and (C) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) a Default or an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.07(b), the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed and any such approval required of the Borrower to be deemed given by the Borrower if no objection from the Borrower is received by the assigning Lender and the Administrative Agent within two Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower); provided, however, that (i) if JPMCB or one or more of its Affiliates is a L/C Issuer, any assignment of a Revolving Commitment (including any assignment to a Lender, an Affiliate of a Lender or an Approved Fund) shall require its consent, (ii) none of Holdings and its Affiliates shall qualify as Eligible Assignees; and provided, further, that no Person shall be an Eligible Assignee if such Person appears on the list of Specially Designated Nationals and Blocked Persons prepared by the U.S. Treasury

Department’s Office of Foreign Assets Control or the purchase by such Person of an assignment or the performance by any Agent of its duties under the Loan Documents with respect to such Person violates or would violate any Anti-Terrorism Law.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, its parent company or Subsidiary of either, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)           Other Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.03(b).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other Finance Obligations of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC.

(i)            Certain Assignments by JPMCB.  Notwithstanding anything to the contrary contained herein, if at any time JPMCB assigns all of its Commitment and Loans pursuant to subsection (b) above, JPMCB may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMCB as L/C Issuer or Swing Line Lender, as the case may be.  If JPMCB resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or purchase Participation Interests in Letters of Credit and

L/C Obligations pursuant to Section 2.05 (d)).  If JPMCB resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or Purchase Participation Interests in outstanding Swing Line Loans pursuant to Section 2.01(c)(vi).

Section 10.08  Confidentiality.  (a)  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (in which case the Administrative Agent, the Collateral Agent or such Lender, as applicable, shall use reasonable efforts to notify the Borrower prior to such disclosure, in any case including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any pledgee referred to in Section 10.07(f) or (C) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or  any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.08(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.09  Set-off.  In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Loan Party against obligations and liabilities of such Loan Party to the Lenders hereunder, under the Notes, under the other Loan Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto.  The Loan Parties hereby agree that to the extent permitted by law any Person purchasing a participation in the Loans, Commitments and L/C Obligations hereunder pursuant to Section 2.01(c), 2.05(d), 2.13 or 10.07(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by such Loan Party to the Lender.

Section 10.10  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be charged or contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.09, shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of payment.

Section 10.11  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 10.12  Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Credit Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15  Tax Forms.

(a)           Certain Provisions Pertinent to Foreign Lenders.

(i)            Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of whichever of the following forms is applicable: (A) Internal Revenue Service Form W-8BEN, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces to zero the rate of withholding on payments of interest; (B) Internal Revenue Service Form W-8ECI; (C) Internal Revenue Service Form W-8IMY (including all appropriate attachments); (D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or (E) any other form or certificate required by any taxing authority (including any certificate required by Section 871(h) of the Internal Revenue Code), certifying that such Foreign Lender is entitled to an exemption from tax on payments pursuant to this Agreement or any other Loan Document.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) if the Borrower is required to pay any additional amount to or for the account of such Lender pursuant to Section 3.01 hereof, then such Lender will use reasonable efforts to change the jurisdiction of its Applicable Lending office if, in the judgment of such Lender, such change would (x) eliminate or reduce any such additional payment which may thereafter accrue, (y) not subject such Lender to any unreimbursed cost or expense and (z) not be otherwise disadvantageous to such Lender.

(ii)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)          The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)          The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).

(b)           Certain Provisions Pertinent to US Lenders.  Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)           Lender Indemnification.  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender and such failure to withhold or backup withhold was directly caused by such Lender’s failure to comply with Section 10.15(a)(i) or (ii) hereof, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Senior Credit Obligations hereunder and the resignation of the Administrative Agent.

Section 10.16  Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 10.17  Governing Law; Submission to Jurisdiction.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 AND, AS TO MATTERS NOT GOVERNED BY SUCH UNIFORM CUSTOMS, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of Holdings and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts.  Each of Holdings and the Borrower irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.18  Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE;

AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.19  USA Patriot Act Notice; Lenders’ Compliance Certification.

(a)           Notice to Borrower.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the US Patriot Act it may be required to obtain, verify and record information that identifies each of Holdings and the Borrower, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Act.

(b)           Lenders’ Certification.  Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the U.S. Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the U.S. Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the U.S. Patriot Act.

Section 10.20  Defaulting Lenders.  Each Lender understands and agrees that if such Lender is a Defaulting Lender then, notwithstanding the provisions of Section 10.03, it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders adversely affected thereby; provided, however, that all other benefits and obligations under the Loan Documents shall apply to such Defaulting Lender, except as provided in Section 2.03(e).

Section 10.21  Binding Effect.  This Agreement shall become effective at such time when it shall have been executed by Holdings, the Borrower, the Collateral Agent and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, each Agent and each Lender and their respective successors and assigns; provided, however, unless the conditions set forth in Section 4.01 have been satisfied by the Loan Parties or waived by the Lenders on or before October 31, 2006, none of Holdings, the Borrower, any Agent or the Lenders shall have any obligations under this Agreement.

Section 10.22  Judgment Currency.

(a)           The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Finance Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)           For purposes of determining any rate of exchange or currency equivalent for this Section 10.23, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.23  Conflict.  To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any other Loan Document, on the other hand, this Agreement shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VERIFONE INTERMEDIATE HOLDINGS, INC.

By:	/s/ Barry Zwarenstein
Name: Barry Zwarenstein
Title: Chief Financial Officer

VERIFONE, INC.

By:	/s/ Barry Zwarenstein
Name: Barry Zwarenstein
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as L/C Issuer

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Swing Line Lender

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

JPMORGAN CHASE BANK, N.A., as an initial Lender

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent

By:	/s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President

LEHMAN COMMERCIAL PAPER INC.,
as an initial Lender

By:	/s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President

BANK LEUMI USA,
as a Co-Documentation Agent and as an initial Lender

By:	/s/ Yuval Talmy
Name: Yuval Talmy
Title: First Vice President

By:	/s/ Dr. Avram Keusch
Name: Dr. Avram Keusch
Title: Vice President

WELLS FARGO BANK, N.A.,
as a Co-Documentation Agent and as an initial Lender

By:	s/s David G. James
Name: David G. James
Title: Senior Vice President